                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[X]  Preliminary Proxy Statement                 [_] Confidential, for Use of the Commission Only
[_]  Definitive Proxy Statement                      (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SUNSTONE HOTEL INVESTORS, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
          Common stock, $0.01 par value per share, of Sunstone Hotel Investors, Inc.
          Class A cumulative convertible preferred stock, $0.01 par value per share, of Sunstone Hotel Investors, Inc.
     (2) Aggregate number of securities to which transaction applies:
          39,757,386 shares of common stock, assuming the exercise of all currently outstanding options to purchase common stock and the conversion of all other outstanding securities (other than preferred stock) currently convertible into shares of common stock and no other issuance or redemption of common stock
          250,000 shares of preferred stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          In accordance with Rule 0-11(c), the fee was calculated to be one-fiftieth of one percent of the aggregate of the cash and value of securities and other property to be distributed to the stockholders of Sunstone Hotel Investors, Inc.
          $10.41 per share of common stock
          $100.00 per share of preferred stock
     (4) Proposed maximum aggregate value of transaction: $438,874,389
     (5) Total fee paid: $87,775
[X]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                        [Sunstone Hotel Investors Logo]

                                                           October 19, 1999

Dear Sunstone Hotel Investors, Inc. Stockholder:

   You are cordially invited to attend the special meeting of stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation (we refer to ourselves as "Sunstone," "we" or "us"), to be held on November 17, 1999 at 10:00 a.m., California time, at the La Mirada Holiday Inn Select, 14299 Firestone Boulevard, La Mirada, California 90638.

   At the special meeting, you will be asked to vote on the merger of SHP Investors Sub, Inc., a Maryland corporation, with and into Sunstone. SHP Investors Sub is a subsidiary of SHP Acquisition, L.L.C., a Delaware limited liability company.

   If the stockholders approve the merger and the merger is consummated, you will receive $10.35 in cash for each share of our common stock that you own, subject to adjustments which we currently anticipate will increase the merger consideration to approximately $10.39 per share. The adjustments provide that you and the other common stockholders will be paid an additional amount equal to your proportionate share of $2.5 million, or approximately 6 cents per share. The merger agreement also provides for a possible decrease in the merger consideration in the event certain transaction expenses, consent payments or other payments exceed amounts specified in the merger agreement. We currently anticipate that these adjustments will result in a decrease of approximately 2 cents per share. The net result of all the adjustments is currently anticipated to increase the merger consideration by approximately 4 cents per share to approximately $10.39 per share. The actual amount of the adjustments will not be determined until shortly prior to the closing of the merger.

   The price of $10.39 per share of common stock represents a premium of approximately 43.9% to the average closing price of the common stock on the New York Stock Exchange of $7.22 over the 30-day period ending on and including April 5, 1999, the day prior to the date SHP Acquisition (through an affiliate) publicly disclosed its initial cash offer of $9.50 to $10.00 per share. If the merger is completed, holders of our preferred stock will receive an amount equal to the liquidation preference ($100.00, plus accrued and unpaid dividends) for each share of preferred stock owned by them.

   The accompanying proxy statement provides a detailed description of the merger, including the adjustments to the merger consideration referenced above, and other information regarding the special meeting. As described in this proxy statement, at the special meeting, you will be asked to consider and vote upon the adoption and authorization of the merger pursuant to an Agreement and Plan of Merger dated as of July 12, 1999, as amended and restated as of October 7, 1999, by and among us, SHP Acquisition and SHP Investors Sub. A copy of the amended and restated merger agreement, which we refer to as the "merger agreement," is attached to the proxy statement as Appendix A. We refer to the July 12, 1999 agreement as the "original merger agreement."

   An independent Special Committee of our Board of Directors has carefully reviewed and considered the terms and conditions of the merger. The Special Committee consists of five members of our Board of Directors who are not employees of or otherwise affiliated with us, SHP Acquisition or its affiliates.

   Our Board of Directors, acting on the unanimous recommendation of the Special Committee (with one member absent), unanimously (with two Directors absent) believes that the proposed merger is in the best interests of our stockholders, has approved the merger and the merger agreement and recommends that our stockholders vote FOR the merger proposal.

   The investment banking firm of Goldman, Sachs & Co. delivered its written opinion to the Special Committee of the Board of Directors, dated July 12, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by the holders (other than SHP Acquisition, its subsidiaries and affiliates and other related persons) of common stock in the merger contemplated by the original merger agreement was fair to such stockholders from a financial point of view. A copy of the opinion, dated July 12, 1999, of Goldman, Sachs & Co. is attached to the proxy statement as Appendix B. Goldman, Sachs & Co. subsequently delivered its written opinion to the Special Committee of the Board of Directors, dated October 7, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the $10.35 per share, as adjusted as provided in the merger agreement, to be received by the holders (other than SHP Acquisition, its subsidiaries and affiliates and other related persons) of common stock in the merger contemplated by the merger agreement was fair to such stockholders from a financial point of view. A copy of the opinion, dated October 7, 1999, of Goldman, Sachs & Co. is attached to the proxy statement as Appendix C.

   Your vote on these matters is very important. The merger must be approved by holders of a majority of the outstanding shares of our common stock and preferred stock (voting as a single class, with the preferred stock voting on an as-converted basis). If you fail to return your proxy card, or fail to vote by telephone or electronically over the Internet if such option is available to you, the effect will be the same as a vote against the merger, unless you appear at the special meeting and vote in favor of the merger. We urge you to review carefully the enclosed materials and to return your proxy promptly.

   Stockholders with questions regarding the merger or other transactions or matters described herein may contact D.F. King & Co., Inc. at (212) 269-5550.

   Whether or not you plan to attend the special meeting, please complete, date, sign, and promptly return your proxy card in the enclosed postage paid envelope, or vote by telephone or electronically over the Internet if permitted by the proxy card you receive, by following the instructions on your proxy card. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          Sincerely,

[logo of signature]
                                          -------------------------------------

                                          R. Terrence Crowley,

                                          Vice President, Chief Operating
                                           Officer and

                                          General Counsel

903 Calle Amanecer
San Clemente, California 92673-6212
Telephone (949) 369-4000

                        SUNSTONE HOTEL INVESTORS, INC.
                              903 Calle Amanecer
                      San Clemente, California 92673-6212

                               ----------------

                   Notice of Special Meeting of Stockholders

                     to be held on November 17, 1999

To The Stockholders of Sunstone Hotel Investors, Inc.:

   Notice is hereby given that a special meeting of the stockholders of Sunstone Hotel Investors, Inc., a Maryland corporation (we refer to ourselves as "Sunstone," "we" or "us"), will be held on November 17, 1999 at 10:00 a.m., California time, at the La Mirada Holiday Inn Select, 14299 Firestone Boulevard, La Mirada, California 90638 for the purpose of considering and voting upon the following matters, which are more fully described in the attached proxy statement:

    1. To consider and vote upon a proposal to approve the merger of SHP Investors Sub, Inc., a Maryland corporation, with and into us pursuant to an Amended and Restated Agreement and Plan of Merger dated as of October 7, 1999 by and among us, SHP Acquisition, L.L.C., a Delaware limited liability company, and SHP Investors Sub. A copy of the amended and restated merger agreement is attached as Appendix A to the Proxy Statement accompanying this notice.

    2. To transact such other business as may properly come before the special meeting or any postponement or adjustment thereof.

   The Board of Directors has no knowledge of any other business to be transacted at the special meeting.

   The Board of Directors has fixed the close of business on October 15, 1999 as the record date for the determination of the stockholders of Sunstone entitled to notice of and to vote at the special meeting and at any adjournments thereof. Only stockholders of record on the record date will be so entitled to vote.

   By order of the Board of Directors.

                                         [LOGO OF SIGNATURE APPEARS HERE]
                                         --------------------------------------
                                         Robert A. Alter, Secretary

                         SUNSTONE HOTEL INVESTORS, INC.

                               903 Calle Amanecer
                      San Clemente, California 92673-6212

                               ----------------
                                PROXY STATEMENT
                               ----------------

                    For the Special Meeting of Stockholders

                      to be held on November 17, 1999

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sunstone Hotel Investors, Inc., a Maryland corporation (we refer to ourselves as "Sunstone," "we" or "us"), of proxies for use at the special meeting of stockholders of Sunstone to be held on November 17, 1999 at 10:00 a.m. at the La Mirada Holiday Inn Select, 14299 Firestone Boulevard, La Mirada, California 90638 and at any adjournments or postponements thereof.

   At the special meeting, the holders of our common stock, $0.01 par value per share, and our Class A cumulative convertible preferred stock, $0.01 par value per share, will consider and vote upon the merger of SHP Investors Sub, Inc., a Maryland corporation, with and into us pursuant to an Agreement and Plan of Merger dated as of July 12, 1999, as amended and restated as of October 7, 1999, by and among us, SHP Acquisition, L.L.C., a Delaware limited liability company, and SHP Investors Sub. A copy of the amended and restated merger agreement, which we refer to as the "merger agreement," is attached as Appendix A to this Proxy Statement. We refer to the July 12, 1999 agreement as the "original merger agreement." The proposal is referred to in this Proxy Statement as the "Merger Proposal." In addition, at the special meeting, the holders of our common stock will be asked to consider and to vote upon such other business as may properly come before the special meeting or any postponement or adjournment thereof.

   As a result of the merger agreement,

  . prior to the merger, certain assets will be distributed to us by Sunstone
    Hotel Investors, L.P., a Delaware limited partnership and the entity through which we conduct substantially all our operations (referred to in this Proxy Statement as the "Operating Partnership"), after which a subsidiary of SHP Acquisition will be merged with and into the Operating Partnership, which will continue as the surviving entity;

  . SHP Investors Sub will then be merged with and into us, with Sunstone continuing as the surviving entity;

  . each outstanding share of common stock (other than shares owned by SHP
    Acquisition and its wholly-owned subsidiaries) will be converted, upon consummation of the merger, into the right to receive $10.35 in cash, as such amount may be adjusted as further described in "The Merger and the Merger Agreement--Merger Consideration" below; and

  . each outstanding share of preferred stock (other than shares owned by SHP
    Acquisition and its wholly-owned subsidiaries) will be converted upon consummation of the merger, into the right to receive the Liquidation Preference for such shares as set forth in the Articles Supplementary designating the preferred stock.

   The Securities and Exchange Commission has not approved or disapproved this transaction or determined if this Proxy Statement is truthful or complete. Any representation to the contrary is a criminal offense.

   SHP Investors Sub is a wholly-owned indirect subsidiary of SHP Acquisition. Mr. Robert Alter, who currently serves as our President, Chief Executive Officer and Chairman of our Board of Directors, is an affiliate of SHP Acquisition and SHP Investors Sub and does not own any shares of our common stock

(although he does own options convertible into common stock). Westbrook Real Estate Partners, L.L.C., a Delaware limited liability company ("Westbrook"), which is an affiliate of SHP Acquisition and SHP Investors Sub, may be deemed to be the beneficial owner of 2,287,262 shares of our common stock and all 250,000 shares of our preferred stock. Mr. Paul Kazilionis, who serves as a Director of Sunstone, is a managing principal of Westbrook. Members of our Board of Directors are referred to as "Directors," and our Board of Directors is referred to as the "Board of Directors" or the "Board" in this Proxy Statement.

   Our Board of Directors, acting on the unanimous recommendation of a Special Committee (with one member absent) consisting of five Directors who are not employees of or otherwise affiliated with us, SHP Acquisition or its affiliates, unanimously (with two Directors absent) believes that the Merger Proposal is in the best interest of our stockholders, has approved the Merger Proposal and recommends that the stockholders vote FOR approval and adoption of the Merger Proposal. The Special Committee received an opinion, dated July 12, 1999, from the Special Committee's independent financial advisor, Goldman, Sachs & Co., to the effect that, as of such date, and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth therein, the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by holders (other than SHP Acquisition, its subsidiaries and affiliates and other related persons) of our common stock in the merger contemplated by the original merger agreement was fair to such stockholders from a financial point of view. Goldman Sachs subsequently delivered its written opinion to the Special Committee of the Board of Directors, dated October 7, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the $10.35 per share, as adjusted as provided in the merger agreement, to be received by the holders (other than SHP Acquisition, its subsidiaries and affiliates and other related persons) of common stock in the merger contemplated by the merger agreement was fair to such stockholders from a financial point of view.

   Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

   Each executed proxy will be voted in accordance with the instructions of the stockholder granting it. If no choice is specified, the proxy will be voted FOR approval of the Merger Proposal. Any proxy may be revoked by the stockholder granting it at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to our transfer agent and registrar, or by voting in person at the special meeting. Attendance at the special meeting will not in and of itself be sufficient to revoke a proxy; the stockholder must give affirmative written notice at the special meeting that the stockholder intends to revoke the proxy and vote in person. If a stockholder holds shares through a broker, the stockholder must notify the broker in order to revoke a proxy.

   It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the special meeting, please complete, date, sign and promptly return the proxy card in the enclosed postage-paid envelope, or vote by telephone or electronically over the Internet if permitted by the proxy card you receive, following the instructions on your proxy card.

   The notice of meeting, this Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about October 19, 1999.

           THE DATE OF THIS PROXY STATEMENT IS OCTOBER 19, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
WHO CAN HELP ANSWER YOUR QUESTIONS?.......................................   2
SUMMARY...................................................................   3
  VOTING SECURITIES AND VOTES REQUIRED....................................   3
  PURPOSE, STRUCTURE AND EFFECTS OF THE MERGER............................   4
  RECOMMENDATION OF THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE......   5
  FAIRNESS OPINION........................................................   6
  CERTAIN CONFLICTS OF INTEREST OF OFFICERS AND DIRECTORS OF SUNSTONE.....   6
  CLOSING DATE............................................................   6
  MERGER CONSIDERATION....................................................   7
  OPERATING PARTNERSHIP MERGER AND RELATED MATTERS........................   8
  VOTING AGREEMENT........................................................   8
  CONDITIONS TO THE MERGER................................................   9
  TERMINATION OF THE MERGER AGREEMENT.....................................  10
  TERMINATION FEES AND EXPENSES...........................................  12
  FINANCING; SOURCE OF FUNDS..............................................  12
  FEDERAL INCOME TAX CONSEQUENCES.........................................  13
INFORMATION CONCERNING THE SPECIAL MEETING................................  14
  TIME, PLACE AND DATE....................................................  14
  PURPOSE OF THE SPECIAL MEETING..........................................  14
  RECORD DATE; QUORUM; OUTSTANDING COMMON STOCK AND PREFERRED STOCK
   ENTITLED TO VOTE.......................................................  14
  VOTE REQUIRED...........................................................  15
  ACTION TO BE TAKEN UNDER THE PROXY......................................  15
  PROXY SOLICITATION......................................................  16
MATTERS RELATING TO THE MERGER PROPOSAL...................................  16
  GENERAL.................................................................  16
  BACKGROUND OF THE MERGER................................................  17
  PURPOSE AND STRUCTURE OF THE MERGER.....................................  35
  BENEFITS AND DETRIMENTS OF THE MERGER TO SHP ACQUISITION................  35
  RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS;
   FAIRNESS OF THE MERGER.................................................  36
  BENEFITS AND DETRIMENTS TO NONAFFILIATED STOCKHOLDERS...................  39
  OPINION OF THE INDEPENDENT FINANCIAL ADVISOR............................  39
  POSITION OF SHP ACQUISITION AND THE OTHER FILING PERSONS................  45
  INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON................  47
  CERTAIN CONSEQUENCES OF THE MERGER......................................  49
  REDEMPTION AND OPERATING PARTNERSHIP MERGER.............................  50
  PLANS FOR SUNSTONE AFTER THE MERGER.....................................  50
  CONDUCT OF THE BUSINESS OF SUNSTONE IF THE MERGER IS NOT CONSUMMATED....  51
  MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................  52
  LITIGATION REGARDING THE MERGER.........................................  53
  ACCOUNTING TREATMENT....................................................  54
  FINANCING; SOURCE OF FUNDS..............................................  54
  APPRAISAL RIGHTS........................................................  56
  FEES AND EXPENSES.......................................................  56
  REGULATORY REQUIREMENTS.................................................  56

                                                                          Page
                                                                          ----
THE MERGER AND THE MERGER AGREEMENT......................................  56
  THE MERGER.............................................................  57
  MERGER CONSIDERATION...................................................  57
  CLOSING DATE AND EFFECTIVE TIME........................................  58
  EXCHANGE AND PAYMENT PROCEDURES........................................  58
  TRANSFER OF COMMON STOCK AND PREFERRED STOCK...........................  59
  ADDITIONAL AGREEMENTS..................................................  59
  LESSEE/MANAGER AGREEMENT...............................................  60
  CONDUCT OF BUSINESS PENDING THE MERGER.................................  60
  REPRESENTATIONS AND WARRANTIES.........................................  63
  CONDITIONS.............................................................  65
  TERMINATION; WITHDRAWAL OF RECOMMENDATIONS.............................  67
  TERMINATION FEES AND EXPENSES..........................................  68
  AMENDMENT AND WAIVER...................................................  72
SELECTED FINANCIAL DATA OF SUNSTONE, LESSEE AND PREDECESSOR..............  73
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...............  75
CERTAIN FINANCIAL PROJECTIONS REGARDING SUNSTONE.........................  75
COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION..............  79
CERTAIN RELATIONSHIPS AND TRANSACTIONS...................................  80
  PERCENTAGE LEASES......................................................  80
  MANAGEMENT AGREEMENTS..................................................  80
  EMPLOYMENT AGREEMENTS..................................................  81
  TRANSACTIONS WITH LESSEE...............................................  81
  TRANSACTIONS WITH MANAGEMENT COMPANY...................................  81
  THIRD PARTY PLEDGE.....................................................  81
  OP UNIT PURCHASE AGREEMENT.............................................  82
  LESSEE STOCK APPRECIATION RIGHTS/WARRANT EXCHANGE PROGRAM..............  82
  CONSULTING AGREEMENT WITH MR. GELLER...................................  83
  TRANSACTION BONUS AGREEMENT WITH MR. CROWLEY...........................  83
  VOTING AGREEMENT.......................................................  83
MANAGEMENT OF SUNSTONE...................................................  84
MANAGEMENT OF SHP ACQUISITION AND SHP INVESTORS SUB;
  MEMBERS OF SHP ACQUISITION.............................................  87
  SHP ACQUISITION AND SHP INVESTORS SUB..................................  87
  ALTER SHP AND BIEDERMAN SHP............................................  87
  WESTBROOK AFFILIATES...................................................  87
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 SUNSTONE................................................................  88
PROPOSALS BY STOCKHOLDERS OF SUNSTONE....................................  90
INDEPENDENT AUDITORS.....................................................  90
WHERE YOU CAN FIND MORE INFORMATION......................................  90
OTHER MATTERS............................................................  91
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  91


APPENDIX A--  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
APPENDIX B-- FAIRNESS OPINION OF GOLDMAN, SACHS & CO., DATED JULY 12, 1999 APPENDIX C-- FAIRNESS OPINION OF GOLDMAN, SACHS & CO., DATED OCTOBER 7, 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive $10.35 in cash in exchange for each share of Sunstone common stock owned by you at the time of the merger, subject to adjustments which we currently anticipate will increase the merger consideration to approximately $10.39 per share. The adjustments provide that you and the other common stockholders will be paid an additional amount equal to your proportionate share of $2.5 million, or approximately 6 cents per share. The merger agreement also provides for a possible decrease in the merger consideration in the event certain transaction expenses, consent payments or other payments exceed amounts specified in the merger agreement. We currently anticipate that these adjustments will result in a decrease of approximately 2 cents per share. The net result of all the adjustments is currently anticipated to increase the merger consideration by approximately 4 cents per share to approximately $10.39 per share. The actual amount of the adjustments will not be determined until shortly prior to the closing of the merger. See "The Merger and the Merger Agreement-- Merger Consideration."

   The record date for the special meeting is earlier than the expected date of the merger. Therefore, transferors of shares of common stock and preferred stock after the record date but prior to the merger will retain their right to vote at the special meeting but the right to receive the cash payment per share will transfer with the shares of common stock and preferred stock, respectively.

Q: WHAT WILL HAPPEN TO MY COMMON STOCK DIVIDENDS?

A: The merger agreement provides that we will not pay any dividends on common stock without SHP Acquisition's prior consent unless a dividend is required in order for us to maintain our status as a real estate investment trust
   (REIT) for federal income tax purposes or to prevent us from having to pay federal income or excise tax. In the event any dividend is paid prior to the closing of the merger, the amount paid to you at the closing of the merger would be reduced by the amount of the dividend.

Q: WHAT DO I NEED TO DO NOW?

A: Please complete, date and sign your proxy card and then mail it in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting. Those of you who hold your shares in street name may also be able to cast your vote by telephone by calling the number on your proxy card or over the Internet by going to the web site designated on your proxy card.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates for cash.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares ONLY if you provide your broker with instructions on how to vote. Any failure to instruct your broker to vote in favor of the merger will have the effect of a NO vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR, IF
   PERMITTED, VOTED BY TELEPHONE OR OVER THE INTERNET?

A: Yes. Just send in a later-dated, signed proxy card before the special meeting or attend the special meeting, give written notice that you are revoking your proxy and vote in person. You can also change your vote by voting by telephone or over the Internet at a later time, if the proxy card you receive permits voting in this manner. If your shares are held in "street name" by a broker and you wish to change your vote, you will need to contact your broker.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. The merger agreement provides that the merger will close on the third business day following the satisfaction or waiver of the conditions to the merger agreement (other than conditions that by their terms, cannot be satisfied until the closing), which include obtaining the requisite vote of our stockholders, unless another date is agreed to by the parties to the merger agreement. Assuming our stockholders approve the merger at the special meeting on November 17, 1999, we expect to close the merger on or about November 17, 1999.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of common stock and preferred stock for cash by a stockholder in the merger will be a taxable transaction for federal income tax purposes (which generally will cause you to recognize a taxable gain upon completion of the merger if, and to the extent, the amount of cash you receive in the merger exceeds your tax basis in your common stock or preferred stock, as the case may be) and may also be a taxable transaction under state, local and other tax laws. You should consult your own financial and tax advisor for a full understanding of the tax consequences of the merger. See "Matters Relating to the Merger Proposal--Material Federal Income Tax Consequences."

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect any other matters to be voted on at the special meeting.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

   If you have more questions about the merger or would like additional copies of this Proxy Statement, you should contact:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                                (212) 260-5550

                                    SUMMARY

   This summary highlights certain material information included in this Proxy Statement. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information."

   All information contained in this Proxy Statement relating to SHP Acquisition, SHP Investors Sub, Westbrook and their respective affiliates (other than us and our subsidiaries) or to their respective actions, purposes, beliefs, intentions or plans has been supplied by SHP Acquisition, SHP Investors Sub, Westbrook or such affiliate for inclusion herein and has not been independently verified by us. For a description of the members of SHP Acquisition, see "Management of SHP Acquisition and SHP Investors Sub--Members of SHP Acquisition."

Voting Securities and Votes Required

   On October 15, 1999, we had outstanding and entitled to vote an aggregate of 37,942,227 shares of common stock and 250,000 shares of preferred stock. Each holder of shares of common stock is entitled to one vote per share. Holders of shares of preferred stock are entitled to vote on an as-converted basis, together with the holders of shares of common stock as one class, on all matters on which the holders of shares of common stock are entitled to vote (the preferred stock on an as-converted basis and the common stock are collectively referred to in this Proxy Statement as the "Voting Securities"). Subject to the terms of the Articles Supplementary classifying and establishing the terms applicable to the preferred stock, each share of preferred stock is currently convertible into 6.79842 shares of common stock based upon a conversion price of $14.7093, thus entitling the holders of shares of preferred stock issued and outstanding on October 15, 1999 to 1,699,605 votes or 4.3% of the 39,641,832 total votes on such date.

   Our Board of Directors has fixed October 15, 1999 as the record date for determination of stockholders entitled to vote at the special meeting.

   The presence at the special meeting, in person or by proxy, of the holders of 50% of all votes entitled to be cast by the holders of the issued and outstanding common stock and preferred stock as of the record date will constitute a quorum for the transaction of business at the special meeting. Shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval at the special meeting will nonetheless be counted for purposes of determining whether a quorum is present at the special meeting.

   The affirmative vote of holders of a majority of all votes entitled to be cast is required to approve and adopt the merger pursuant to the merger agreement.

   Shares which abstain from voting on the Merger Proposal, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to the Merger Proposal, are nonetheless considered outstanding shares. Thus, such abstentions and "broker non-votes" will have the same effect as a vote against the Merger Proposal.

   Westbrook Real Estate Fund I, L.P., a Delaware limited partnership ("Westbrook Fund I"), Mr. Alter and Mr. Charles Biederman, our Executive Vice President and Vice Chairman of our Board, have each agreed to vote their shares of our common stock and preferred stock for approval and adoption of the Merger Proposal. As of October 15, 1999, Mr. Alter (who is an affiliate of SHP Acquisition and SHP Investors Sub) and his affiliates do not own any of the Voting Securities, and Mr. Biederman (who is an affiliate of SHP Acquisition and SHP Investors Sub) owned approximately 0.1% of the Voting Securities. As of October 15, 1999, Westbrook Fund I and its affiliates owned approximately 10.0% of the Voting Securities. See "Certain Relationships and Transactions."

   In addition, Directors and executive officers of Sunstone (other than Messrs. Alter, Biederman and Kazilionis) who own or control 107,326 shares of our common stock (constituting approximately 0.3% of the outstanding Voting Securities) have indicated to us that they currently intend to vote all such shares for approval and adoption of the Merger Proposal.

   We conduct substantially all of our operations through the Operating Partnership. We are the sole general partner and a limited partner of the Operating Partnership. Under the partnership agreement of the Operating Partnership, the holders of units of limited partnership interest in the Operating Partnership ("OP Units") (other than us) have redemption rights that enable them to cause the Operating Partnership to redeem their OP Units in exchange for cash or, at the election of the Operating Partnership, shares of our common stock on a one-for-one basis, subject to anti-dilution provisions. Prior to the merger, an affiliate of SHP Acquisition will be merged with and into the Operating Partnership. See "--Operating Partnership Merger and Related Matters." It is a condition to the closing of the merger that the Operating Partnership merger have occurred. See "The Merger and the Merger Agreement-- Conditions."

   The Operating Partnership merger and certain related required amendments of the partnership agreement of the Operating Partnership require the approval of holders of at least two-thirds of the OP Units (excluding OP Units held by Sunstone). The holders of more than two-thirds of the OP Units (excluding OP Units held by Sunstone) have delivered written consents approving and adopting the Operating Partnership merger and these related amendments. Accordingly, the Operating Partnership will not be soliciting consents with respect to the Operating Partnership merger and related partnership agreement amendments. The holders of OP Units will, however, be provided with a separate information statement/offering memorandum relating to the Operating Partnership merger and the consideration they will receive as a result of the Operating Partnership merger. This Proxy Statement is not a solicitation of a vote from the holders of OP Units. The OP Units do not have the right to vote at the special meeting.

Purpose, Structure and Effects of the Merger

   The purpose of the merger is to enable SHP Acquisition to acquire the entire equity interest in Sunstone and provide our stockholders other than SHP Acquisition and its wholly-owned subsidiaries (the "Nonaffiliated Stockholders") with the opportunity to liquidate their investment in us for cash at a significant premium to market prices for the common stock prior to the announcement of SHP Acquisition's acquisition offer. SHP Acquisition and SHP Investors Sub believe that the merger is beneficial to them because, following the merger, they will have the ability to terminate our status as a real estate investment trust qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (a "REIT") and take advantage of alternate structures not available to us by combining our business with the operations currently conducted by Sunstone Hotel Management, Inc., a Colorado corporation (the "Management Company"), and Sunstone Hotel Properties, Inc., a Colorado corporation ("Lessee"). Lessee is owned 80% by Mr. Alter and 20% by Mr. Biederman and the Management Company is owned entirely by Mr. Alter. SHP Acquisition will become the beneficiary of any of our future earnings growth and any increase in our value as well as any additional earnings growth and value resulting from synergies of the combination with Lessee and the Management Company. For the reasons set forth below under "Matters Relating to the Merger Proposal--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger," our Board of Directors and the Special Committee believe that the merger is beneficial to the Nonaffiliated Stockholders because they believe it represents the best currently available alternative for maximizing stockholder value.

   Pursuant to the merger agreement, following approval and adoption of the Merger Proposal and subject to the fulfillment or waiver of the other conditions in the merger agreement, SHP Investors Sub would be merged with and into us, and we would continue as the surviving company in the merger. The consequences to the Nonaffiliated Stockholders are described below.

   Immediately prior to and in connection with the merger, a subsidiary of SHP Acquisition will be merged with and into the Operating Partnership, with the Operating Partnership as the surviving entity. See

"--Operating Partnership Merger and Related Matters." The Operating Partnership merger is a condition to the obligations of SHP Acquisition, SHP Investors Sub and Sunstone to consummate the merger. See "The Merger and the Merger Agreement--Conditions." Holders of the requisite amount of OP Units have delivered written consents approving and adopting the Operating Partnership merger and related required amendments of the partnership agreement of the Operating Partnership. See "--Voting Securities and Votes Required."

   Immediately prior to the Operating Partnership merger, the Operating Partnership will redeem from us some of the OP Units held by us, and in exchange we will receive certain equity interests and assets relating to the hotel properties we obtained from Kahler Realty Corporation. The redemption by the Operating Partnership of a portion of the OP Units held by us is a condition to the obligation of SHP Acquisition and SHP Investors Sub to consummate the merger.

   Upon completion of the merger, our common stockholders, including Nonaffiliated Stockholders who hold shares of common stock, will receive $10.35 in cash per share, subject to adjustments which we currently anticipate will increase the merger consideration to approximately $10.39 per share. The adjustments provide that the common stockholders will be paid an additional amount equal to their proportionate share of $2.5 million, or approximately 6 cents per share. The merger agreement also provides for a possible decrease in the merger consideration paid to common stockholders in the event certain transaction expenses, consent payments or other payments exceed amounts specified in the merger agreement. We currently anticipate that these adjustments will result in a decrease of approximately 2 cents per share. The net result of all the adjustments is currently anticipated to increase the merger consideration by approximately 4 cents per share to approximately $10.39 per share. The actual amount of the adjustments will not be determined until shortly prior to the closing of the merger. See "--Merger Consideration." Also, upon completion of the merger, the Nonaffiliated Stockholders will cease to have any ownership interest in us and will cease to participate in our future earnings growth, if any, or to benefit from any increase in our value. Moreover, public trading of the common stock will cease, the common stock will be delisted from the New York Stock Exchange and the registration of the common stock under the Securities Exchange Act of 1934, as amended, will terminate.

   Westbrook Fund I and an affiliate hold all our preferred stock and have agreed to sell the preferred stock to a wholly-owned subsidiary of SHP Acquisition and parent of SHP Investors Sub prior to the merger for an amount equal to the liquidation preference for the preferred stock (as set forth in the Articles Supplementary designating the preferred stock). The preferred stock will then be canceled in the merger for no additional consideration in accordance with the merger agreement.

   See "Matters Relating to the Merger Proposal--Certain Consequences of the Merger."

Recommendation of the Board of Directors and the Special Committee

   Our Board of Directors, acting on the unanimous recommendation of the Special Committee (with one member absent), has unanimously approved the Merger Proposal (with two Directors absent) and recommends that you vote FOR adoption and approval of the Merger Proposal. The Board of Directors and the Special Committee believe that the merger is fair to, and in the best interests of, the Nonaffiliated Stockholders, and that the Merger Consideration (as this term is defined below in "The Merger and the Merger Agreement--Merger Consideration") is fair to the Nonaffiliated Stockholders. The Special Committee and our Board of Directors considered several factors in evaluating and approving the Merger Proposal. See "Matters Relating to the Merger Proposal--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger."

   The members of the Special Committee are Messrs. Laurence S. Geller, Fredric
H. Gould, H. Raymond Bingham, Edward H. Sondker and David E. Lambert. None of the members of the Special Committee are employees of or otherwise affiliated with us, SHP Acquisition or its affiliates. Whether or not the merger occurs, each Director on the Special Committee will receive a payment of $50,000 for his service on the Special Committee, and Mr. Geller will receive an additional $50,000 for serving as chairman of the Special

Committee. The members of the Special Committee own in the aggregate 96,788 shares of common stock and will receive an aggregate amount of approximately $1,005,627 (assuming the price paid for each share of common stock in the merger equals $10.39) upon consummation of the merger as payment for their shares of common stock. In addition, they will receive payment in respect of stock options upon consummation of the merger in the aggregate amount of approximately $15,529 (assuming the price paid for each share of common stock in the merger equals $10.39). See "Matters Relating to the Merger Proposal-- Interests of Certain Persons in Matters to be Acted Upon--Options and Warrants."

Fairness Opinion

   The Special Committee's independent financial advisor, Goldman Sachs, delivered a written opinion to the Special Committee, dated July 12, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth therein, the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by the holders (other than SHP Acquisition, its subsidiaries and affiliates, Westbrook Real Estate Fund III, L.P., a Delaware limited partnership ("Westbrook Fund III"), Westbrook Real Estate Co-Investment Partnership III, L.P., a Delaware limited partnership ("Westbrook Co-Invest III"), Westbrook SHP, L.L.C., a Delaware limited liability company ("Westbrook SHP"), Mr. Alter, Riverside Hotel Partners, Inc., a California corporation, Alter Investment Group Ltd., a Colorado limited partnership, Mr. Biederman, the Management Company, Management Sub SHP L.L.C., a Delaware limited liability company, Lessee, Westbrook Fund I and Regina Biederman (collectively, the "Related Persons")) of common stock in the merger contemplated by the original merger agreement was fair to such stockholders from a financial point of view. Goldman Sachs subsequently delivered its written opinion to the Special Committee, dated October 7, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the Merger Consideration (as this term is defined below in "The Merger and the Merger Agreement--Merger Consideration") to be received by the holders (other than the Related Persons) of common stock in the merger contemplated by the merger agreement was fair to such stockholders from a financial point of view.

   The full text of the written opinions of Goldman Sachs, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with those opinions, are attached as Appendix B and Appendix C to this Proxy Statement. The opinions of Goldman Sachs referred to in this Proxy Statement do not constitute a recommendation as to how any holder of shares of common stock should vote with respect to the merger agreement. Holders of shares of common stock are urged to, and should, read those opinions in their entirety. See "Matters Relating to the Merger Proposal--Opinion of the Independent Financial Advisor." Goldman Sachs has received or will receive financial advisory fees of approximately 0.67% of the aggregate consideration paid in connection with the merger (including payments made for our and the Operating Partnership's equity securities, and the principal amount of all indebtedness for borrowed money as shown on our most recent consolidated balance sheet prior to the closing). See "Matters Relating to the Merger Proposal--Opinion of the Independent Financial Advisor."

Certain Conflicts of Interest of Officers and Directors of Sunstone

   Our executive officers and Directors may have interests in the merger that are different from your interests as a stockholder or relationships that may present conflicts of interest. See "Matters Relating to the Merger Proposal-- Interests of Certain Persons in Matters to be Acted Upon" and "Certain Relationships and Transactions."

Closing Date

   The closing of the merger will take place at 10:00 a.m., local time in New York, New York, on the date which is the third business day following satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions (other than those that are incapable of being satisfied until the date of the closing) set forth in the merger agreement, unless another date is agreed to in writing by the parties to the merger agreement. Articles of Merger will be filed with the Department of Assessments and Taxation of the State of Maryland to become effective on the closing date of the merger.

Merger Consideration

   Upon completion of the merger, all common stockholders, including Nonaffiliated Stockholders who hold shares of common stock, will receive $10.35 in cash per share, subject to the adjustments set forth below. The net result of all the adjustments is currently anticipated to increase the merger consideration by approximately 4 cents per share to approximately $10.39 per share. Except for the adjustment set forth in paragraph 7 below, which is on a per share basis, all of the other adjustments are expressed as an aggregate adjustment for all common stockholders and will be converted to a per share basis immediately prior to the closing by dividing the applicable aggregate dollar adjustment by the aggregate number of our outstanding common shares and OP Units (other than those held by us). The adjustments are:

  (1) an increase of $2.5 million (approximately 6 cents per share);

  (2) a decrease equal to one-half of the amount (if any) by which the aggregate costs and fees relating to obtaining consents of franchisors under the franchise agreements for our hotel properties exceed $12.5 million and are less than $25 million. If those costs and fees exceed $25 million, we have the option to either further decrease the aggregate amount to be paid to the common stockholders by the amount by which those fees exceed $25 million or terminate the merger agreement;

  (3) a decrease equal to the amount (if any) by which our expenses relating to the merger and the Operating Partnership merger exceed $11.5 million;

  (4) a decrease equal to the amount (if any) by which fees relating to obtaining the consents of the lessors under certain ground leases for our hotel properties and the lenders under the four loans described in paragraph 6 below exceeds $1.5 million;

  (5) a decrease equal to the amount (if any) by which consents relating to the merger and the Operating Partnership merger other than as described in the preceding paragraphs 2 through 4 exceeds $100,000;

  (6) a decrease equal to the amount (if any) necessary (after giving effect to the "Financing Overage" described below) to pay in full at the closing of the merger all remaining amounts under four loans with an aggregate outstanding principal amount of approximately $69 million for which lender consents are required but have not been obtained prior to the closing. To the extent the amount of the Paine Webber loan to SHP Acquisition described under "Matters Relating to the Merger Proposal-- Financing; Source of Funds" below exceeds $454.6 million (a "Financing Overage"), such funds will be used to pay the amounts due under these four loans prior to reducing the merger consideration. The proceeds of the Paine Webber loan are currently anticipated to be approximately $508 million to $518.5 million, which would result in a Financing Overage of between approximately $53.4 million to $63.9 million. Any adjustment to the purchase price described under this paragraph is not automatic but would only be effected if we elected to do so rather than have a condition to SHP Acquisition's obligation to close the merger fail to be satisfied; and

  (7) a decrease equal to the amount (if any) of any dividends paid after July 12, 1999 and prior to the closing of the merger. Under the merger agreement, dividends are payable to our common stockholders only to the extent necessary for us to maintain our REIT status or to prevent us from having to pay federal income or excise tax.

   The amount per share of common stock paid to the common stockholders, including the Nonaffiliated Stockholders, after giving effect to the adjustments described in each of paragraphs 1 through 7 above, is referred to in this Proxy Statement as the "Merger Consideration."

   We currently do not anticipate that any adjustments will be made to the amount paid to the common stockholders under the provisions described above in paragraphs 2, 4, 5, 6 or 7. In addition to the adjustment described in paragraph 1, we expect that an adjustment to the amount paid to the common stockholders will be made pursuant to the provisions described in paragraph 3. We currently believe that our expenses relating to the merger and the Operating Partnership merger will be between approximately $12.2 million to $12.7 million, and that the excess of that amount over $11.5 million will result in an aggregate reduction in the amount paid to the common stockholders of between approximately $700,000 to $1.2 million, or approximately 2 cents per share of common stock, using the $950,000 mid-point of our estimate. After giving effect to the downward adjustment for expenses of approximately 2 cents per share and the upward adjustment of approximately 6 cents per share described in paragraph 1, we currently anticipate that the amount per share paid to common stockholders will be increased from $10.35 to approximately $10.39 per share. The actual amount of the adjustments will not be determined until shortly prior to the closing of the merger.

Operating Partnership Merger and Related Matters

   Immediately prior to the consummation of the merger, and in accordance with the terms of the Agreement and Plan of Merger, dated as of July 12, 1999, by and among SHP Acquisition, SHP OP, L.L.C., a Delaware limited liability company, SHP Properties Corp., a Delaware corporation, and the Operating Partnership, SHP OP will be merged with and into the Operating Partnership with the Operating Partnership as the surviving entity.

   In connection with the Operating Partnership merger, subject to satisfaction of certain conditions, the holders of OP Units will have the right to elect to receive an amount of cash per OP Unit equal to the Merger Consideration or preferred or common equity interests in SHP Acquisition. This Proxy Statement does not constitute an offer to holders of OP Units to make any such election.

   The Operating Partnership merger and certain related required amendments of the partnership agreement of the Operating Partnership require the approval of holders of at least two-thirds of the OP Units, excluding OP Units held by Sunstone. The holders of more than two-thirds of the OP Units, excluding OP Units held by Sunstone have delivered written consents approving and adopting the Operating Partnership merger and those related amendments.

   Immediately prior to the merger of the Operating Partnership, the Operating Partnership will redeem a portion of the OP Units owned by us in exchange for certain assets and equity interests. In this redemption, certain subsidiaries and/or properties owned directly or indirectly by the Operating Partnership will be transferred to one or more direct or indirect subsidiaries of us.

Voting Agreement

   Pursuant to a voting agreement dated as of July 12, 1999 among us, Messrs. Alter and Biederman and Westbrook Fund I, each of Westbrook Fund I and Messrs. Alter and Biederman has agreed to vote the common stock and preferred stock which they own directly and indirectly (including any shares of common stock or preferred stock issued after the date the voting agreement was executed) for approval and adoption of the Merger Proposal. As of the date hereof, the shares subject to the voting agreement represent approximately 9.1% of the votes entitled to be cast on the Merger Proposal.

   The voting agreement is an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger, filed by Sunstone, SHP Acquisition, SHP Investors Sub, Mr. Alter, Alter SHP LLC, a

Delaware limited liability company and an affiliate of Mr. Alter ("Alter SHP"), Mr. Biederman, Biederman SHP LLC, a Delaware limited liability company and an affiliate of Mr. Biederman ("Biederman SHP"), Westbrook Fund III, Westbrook Co-Invest III, Westbrook SHP and Mr. Kazilionis (SHP Acquisition, SHP Investors Sub, Mr. Alter, Alter SHP, Mr. Biederman, Biederman SHP, Westbrook Fund III, Westbrook Co-Invest III, Westbrook SHP and Mr. Kazilionis are collectively referred to as the "Filing Persons"). See "Where You Can Find More Information." The summaries of the voting agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and qualified in their entirety by, the text of the voting agreement.

Conditions to the Merger

   The merger agreement sets forth a number of conditions that must be satisfied before we, SHP Acquisition and SHP Investors Sub are obligated to complete the merger. These conditions are:

  . a majority of all votes entitled to be cast by the holders of the issued and outstanding common stock and preferred stock (voting on an as-converted basis) voting as a single class must approve the merger pursuant to the merger agreement;

  . there can be no legal restraints or prohibitions that prevent completion of the merger, the Operating Partnership merger or the other transactions contemplated by the merger agreement; and

  . all applicable waiting periods under the Hart-Scott Rodino Antitrust
    Improvements Act of 1976, as amended, if any, must have expired or have otherwise been terminated. See "Matters Relating to the Merger Proposal-- Regulatory Requirements."

   There are additional conditions that must be satisfied before SHP Acquisition and SHP Investors Sub are obligated to complete the merger. These conditions are:

  . the representations and warranties we made in the merger agreement must be true and correct, as of the date of the merger agreement and the closing date of the merger, in all material respects, except for representations and warranties that are qualified by their terms as to materiality, which must be true in all respects;

  . we must perform in all material respects all obligations required to be performed by us pursuant to the terms of the merger agreement;

  . no material adverse changes to our business, properties, assets, financial condition or results of operations may have occurred since the date of the merger agreement, including no change of law resulting in our not qualifying as a REIT;

  . SHP Acquisition and SHP Investors Sub must have received tax opinions as to our qualification as a REIT within the meaning of the Internal Revenue Code of 1986, as amended, and as to the treatment of the Operating Partnership, as a partnership for federal income tax purposes from our counsel, Brobeck, Phleger & Harrison LLP;

  . certain identified third-party consents and waivers identified in the merger agreement must have been obtained and not subsequently revoked;

  . certain of our expenses in connection with the merger and the Operating
    Partnership merger must not exceed $11.5 million, unless we elect to reduce the Merger Consideration by the amount that exceeds $11.5 million;

  . the redemption of a portion of our interests in the Operating Partnership must have occurred as provided in the merger agreement;

  . the Operating Partnership merger must have been consummated; and

  . SHP Acquisition and its subsidiaries must have obtained funds under its debt financing commitment letter of at least $454.6 million (subject to reduction as provided in the merger agreement).

   There are additional conditions that must be satisfied before we are obligated to complete the merger. These conditions are:

  . the representations and warranties of SHP Acquisition and SHP Investors
    Sub made in the merger agreement must be true and correct, as of the date of the merger agreement and the closing date of the merger, in all material respects, except for representations and warranties that are qualified by their terms as to materiality, which must be true in all respects;

  . each of SHP Acquisition and SHP Investors Sub must perform in all material respects all obligations required to be performed by them pursuant to the terms of the merger agreement;

  . no change may have occurred since the date of the merger agreement in the business, financial condition or results of operations of SHP Investors Sub and its subsidiaries, taken as a whole, or SHP Acquisition and its subsidiaries, taken as a whole, that has had or would reasonably be expected to have a material adverse effect on the ability of SHP Investors Sub, SHP OP or SHP Acquisition to consummate the transactions contemplated by the merger agreement and the Operating Partnership merger agreement;

  . we and the Operating Partnership must have received an opinion by a reputable expert firm selected by SHP Acquisition and reasonably acceptable to us as to the solvency and adequate capitalization of us and the Operating Partnership immediately before, and of Sunstone and the Operating Partnership as the surviving entities immediately after, giving effect to the merger and the Operating Partnership merger;

  . certain of our expenses in connection with the merger and the Operating
    Partnership merger not exceeding $11.5 million shall have been paid or arrangements shall have been made to pay them; and

  . the Operating Partnership merger shall have been consummated.

   The threat or existence of any legal action with respect to the merger agreement or the Operating Partnership merger agreement or any transaction contemplated by the merger agreement or the Operating Partnership merger agreement will not constitute a failure of specified conditions set forth in the merger agreement, unless that action has resulted in the granting of injunctive relief that prevents the consummation of the merger and the other transactions contemplated by the merger agreement and the Operating Partnership merger agreement and such injunctive relief has not been dissolved or vacated.

   The mutual conditions can be waived if waiver is legally permitted and both parties agree. The conditions we must meet can be waived by SHP Investors Sub and the conditions SHP Acquisition and SHP Investors Sub must meet can be waived by us.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our stockholders:

  . by mutual written consent of us, SHP Acquisition and SHP Investors Sub;

  . by SHP Investors Sub or SHP Acquisition, upon a breach of any representation, warranty or agreement set forth in the merger agreement on our part such that certain conditions set forth in the merger agreement are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to us;

  . by us, upon a breach of any representation, warranty or agreement set forth in the merger agreement on the part of SHP Investors Sub or SHP Acquisition, in either case such that certain conditions set forth in the merger agreement are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to SHP Investors Sub or SHP Acquisition;

  . by SHP Investors Sub, SHP Acquisition or us, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger has become final and nonappealable;

  . by SHP Investors Sub, SHP Acquisition or us, if the merger has not been consummated on or before December 31, 1999, except that a party may not terminate the merger agreement for this reason if such party has breached in any material respect its representations, warranties or obligations under the merger agreement in any manner that has proximately contributed to the failure of the merger to be consummated on or before December 31, 1999;

  . by either us (unless we are in breach of our obligations set forth in the merger agreement with respect to the special meeting) or SHP Investors Sub or SHP Acquisition (unless SHP Investors Sub or SHP Acquisition is in breach of its obligations set forth in the merger agreement with respect to obtaining certain debt financing) if the Merger Proposal has not been approved at the special meeting or any adjournment thereof;

  . by us, prior to the special meeting, if our Board of Directors has withdrawn or modified its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a bona fide acquisition proposal made by a third party which our Board or a committee of the Board determines in good faith (after consultation with its financial advisor) to be more favorable to the stockholders than the merger and which the Board (or committee) determines is reasonably capable of being consummated (an acquisition proposal meeting these criteria is hereafter referred to in this Proxy Statement as a "Superior Acquisition Proposal"); but no such termination will be effective under circumstances in which a termination fee in the amount of $17.5 million, plus expenses up to $7.5 million, is payable by us and the Operating Partnership pursuant to the terms of the merger agreement, unless simultaneous with such termination, such termination fee is paid to SHP Acquisition in full by us or the Operating Partnership (see "The Merger and the Merger Agreement--Termination Fees and Expenses" for a discussion of termination fees and amounts reimbursable for expenses in the event the merger agreement is terminated);

  . by SHP Investors Sub or SHP Acquisition if:

   . prior to the special meeting, our Board of Directors has withdrawn or modified in any manner adverse to SHP Investors Sub its approval or recommendation of the merger or the merger agreement, or approved or recommended any acquisition proposal from a third party, or

   . we have entered into an agreement with respect to any acquisition proposal from a third party (other than a confidentiality agreement entered into in compliance with the terms of the merger agreement);

  . by us, if SHP Investors Sub has not closed the borrowings contemplated by the commitment letter dated as of July 12, 1999 provided by PW Real Estate Investments Inc. ("Paine Webber"), a wholly-owned subsidiary of Paine Webber Real Estate Securities Inc., to Westbrook Fund III on or prior to the closing date of the merger, or if the commitment under the commitment letter terminates, unless a Lender Property Determination (as such term is defined in the following paragraph) has been made;

  . by SHP Acquisition or SHP Investors Sub, if SHP Investors Sub has not closed the borrowings contemplated by the commitment letter with Paine Webber because the costs of remedying certain defects identified by Paine Webber in our hotel properties plus uninsured losses with respect to such properties exceed $25 million or because our net actual cash flow together with the net actual cash flow of our subsidiaries over the prior twelve month period has decreased by more than 1.5% from the calculation of net actual cash flow of us and our subsidiaries for the twelve month period ended May 31, 1999 (either such event, a "Lender Property Determination");

  . by SHP Acquisition or SHP Investors Sub, if an acquisition proposal from a third party that is publicly announced has been commenced or communicated in writing to us and contains a proposal as to price and:

   . we have not rejected such proposal within ten business days after the date of receipt thereof by us or within ten business days after the date its existence first becomes publicly announced, if sooner, or

   . we have failed to confirm the recommendation of our Board of Directors to the stockholders approving the merger and adopting the merger agreement within ten business days after being requested by SHP Investors Sub to do so; or

  . by SHP Acquisition or SHP Investors Sub, if the fees with respect to obtaining the consent of franchisors under certain franchise agreements with respect to our hotel properties to the transactions contemplated by the merger agreement exceed $25 million and we do not elect to decrease the Merger Consideration by the amount of such excess.

Termination Fees and Expenses

   If the merger agreement is terminated for certain of the reasons described above, we and the Operating Partnership will be obligated to pay SHP Acquisition, or SHP Acquisition and SHP Investors Sub will be obligated to pay us, on behalf of the Operating Partnership, the stockholders and the holders of OP Units:

  . a termination fee in the amount of $17.5 million (or, in the case of amounts payable to us, the lesser of $17.5 million or the maximum amount that can be paid to us without causing us to fail to meet certain REIT requirements); and/or

  . the lesser of certain specified amounts and the documented out-of-pocket expenses (such expenses not to exceed $7.5 million) incurred by the party to which the payment is to be made in connection with the merger agreement and the transactions contemplated thereby.

See "The Merger and the Merger Agreement--Termination Fees and Expenses" for a detailed explanation of the fees payable in the event of a termination of the merger agreement for any of the reasons described above.

Financing; Source of Funds

   The total amount of funds required by SHP Acquisition in connection with the consummation of the merger and the Operating Partnership merger is estimated to be approximately $840 million, assuming the Merger Consideration is $10.39 per share, including:

  . Payment of the Merger Consideration to stockholders in the amount of approximately $394.0 million, consisting of an aggregate of $24.2 million to Westbrook and its affiliates, Mr. Alter and his affiliates and Mr. Biederman and his affiliates, and an aggregate of $369.8 million to all other stockholders;

  . Payment of cash to holders of preferred stock in the amount of approximately $25 million;

  . Payment of cash to holders of OP Units (other than us, SHP Acquisition and its affiliates) in the amount of approximately $12.4 million (assuming that all such holders elect to receive cash);

  . Repayment of debt in the amount of approximately $368.5 million;

  . Payment in respect of stock options and warrants in the aggregate amount of approximately $1.0 million;

  . Payment of fees and expenses (including debt prepayment fees and financing fees) in the amount of approximately $30.4 million; and

  . Cash payments under the contribution agreement (described below) in the amount of approximately $8.5 million.

   Pursuant to a commitment letter, Paine Webber has agreed to provide at least $454.6 million of debt financing (subject to reduction as provided in the commitment letter) and may provide as much as $502 million of debt financing with respect to the transactions contemplated by the merger agreement and the Operating Partnership merger agreement. Paine Webber has subsequently indicated it will provide $508 million to $518.5 million of debt financing. Pursuant to a contribution agreement entered into among certain affiliates of Westbrook and Messrs. Alter and Biederman, members of SHP Acquisition affiliated with Westbrook have agreed to make aggregate cash contributions to SHP Acquisition on or prior to the closing date of the merger such that, after giving effect to the proceeds under the commitment letter, SHP Acquisition and its subsidiaries shall have an amount of cash that is sufficient to consummate the transactions contemplated by the merger agreement and the Operating Partnership merger agreement. See "Matters Relating to the Merger Proposal--Financing; Source of Funds." Pursuant to the contribution agreement, Mr. Alter and his affiliates have agreed to contribute to SHP Acquisition all of the assets and liabilities of the Management Company and a controlling interest in Lessee, as well as all OP Units held by them. The contribution agreement further provides that Mr. Biederman will sell all of his interest in Lessee and will contribute all OP Units held by him to SHP Acquisition. See "Matters Relating to the Merger Proposal--Interests of Certain Persons in Matters to be Acted On--Contribution and Sale Agreement."

Federal Income Tax Consequences

   You generally will be taxed on your receipt of the Merger Consideration if and to the extent that the amount you receive exceeds your tax basis in your common stock or preferred stock, as the case may be. Determining the tax consequences of the merger can be complicated. You should consult your financial and tax advisor in order to understand fully how the merger will affect you. See "Matters Relating to the Merger Proposal--Material Federal Income Tax Consequences."

Appraisal Rights

   Under Maryland law, stockholders are not entitled to seek any appraisal or similar rights with respect to such stockholders' shares of common stock as a result of the consummation of the merger or any of the actions contemplated by the Merger Proposal. See "Matters Relating to the Merger Proposal--Appraisal Rights."

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place and Date

   This Proxy Statement is being furnished to the holders of the outstanding shares of our common stock and preferred stock in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of our stockholders to be held on November 17, 1999 at 10:00 a.m., California time, at the La Mirada Holiday Inn Select, 14299 Firestone Boulevard, La Mirada, California 90638, including any adjournments or postponements thereof.

Purpose of the Special Meeting

   At the special meeting, holders of Voting Securities will consider and vote upon the Merger Proposal. Additional information concerning the special meeting and the merger agreement is set forth below and a copy of the merger agreement is attached as Appendix A to this Proxy Statement. The summaries of the portions of the merger agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the merger agreement.

   At a meeting held on October 7, 1999, all of the members of our Board of Directors (with two Directors absent), based upon the unanimous recommendation of the Special Committee (with one member absent), determined that the terms of the Merger Proposal are advisable and fair to, and in the best interests of, the Nonaffiliated Stockholders.

   Our Board of Directors, acting on the unanimous recommendation of the Special Committee (with one member absent), unanimously believes that the Merger Proposal is in the best interests of our stockholders, has approved the Merger Proposal (with two Directors absent) and recommends that you vote FOR adoption and approval of the Merger Proposal. Stockholders should be aware that certain of the members of our Board of Directors have conflicts of interest with respect to the merger. See "Matters Relating to the Merger Proposal-- Interests of Certain Persons in Matters to Be Acted Upon" And "Certain Relationships And Transactions."

Record Date; Quorum; Outstanding Common Stock and Preferred Stock Entitled to
Vote

   The record date for the special meeting has been fixed as the close of business on October 15, 1999. Only holders of record of common stock and preferred stock on the record date are entitled to notice of and to vote at the special meeting.

   Holders of common stock on the record date are entitled to one vote on matters properly presented at the special meeting for each share of common stock held. Holders of preferred stock are entitled to vote on an as-converted basis, together with the holders of common stock as a single class, on all matters on which the holders of common stock are entitled to vote. Each share of preferred stock is currently convertible, subject to the terms of the Articles Supplementary with respect thereto, into 6.79842 shares of common stock, based on a conversion price of $14.7093 per share.

   Accordingly, on the record date, there were outstanding shares of common stock and preferred stock entitled to cast a total of 39,641,832 votes, of which 37,942,227 votes could be cast by holders of common stock and 1,699,605 votes by holders of preferred stock.

   As of the record date, Messrs. Alter and Biederman and their affiliates owned 880,859 OP Units. Under the partnership agreement of the Operating Partnership, the holders of OP Units (other than us) have redemption rights that enable them to cause the Operating Partnership to redeem their OP Units in exchange for cash or, at the election of the Operating Partnership, shares of our common stock on a one-for-one basis, subject to anti-dilution provisions. The holders of OP Units will have no rights in their capacity as such holders to vote at the special meeting. The holders of at least two-thirds of the OP Units (excluding OP Units held by Sunstone) must approve and adopt the Operating Partnership merger and related required amendments of the partnership agreement of the Operating Partnership before the Operating Partnership merger can take place. The holders of more than two-thirds of the OP Units (excluding OP Units by Sunstone) have delivered written consents approving and adopting the Operating Partnership merger and related partnership agreement amendments.

   A list of stockholders will be available for examination by holders of common stock or preferred stock, for any purpose related to the special meeting, during the ten-day period preceding the special meeting, at the offices of Sunstone, 903 Calle Amanecer, San Clemente, California 92673-6212, telephone (949) 369-4000.

   The presence at the special meeting in person or by proxy of the holders entitled to cast 50% of the votes that could be cast by the holders of Voting Securities will constitute a quorum for the transaction of business by the holders of common stock and preferred stock at the special meeting. Shares of common stock and preferred stock present in person or represented by proxy (including shares whose holders abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the special meeting.

Vote Required

   The merger must be approved by the stockholders holding a majority of all votes entitled to be cast. Shares which abstain from voting on the Merger Proposal, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to the Merger Proposal, are nonetheless considered outstanding shares and such abstentions and "broker non-votes" will have the same effect as a vote against the Merger Proposal. We expect that if the holders of less than 50% (or such higher percentage as our Board may determine) of the shares of our stock outstanding and entitled to vote are present, in person or by proxy, at the special meeting, the special meeting will be adjourned to a later date, notwithstanding the presence of a quorum thereat.

   As of the close of business on the record date, Mr. Alter (who is an affiliate of SHP Acquisition and SHP Investors Sub) and his affiliates did not own any of the Voting Securities, and Mr. Biederman (who is an affiliate of SHP Acquisition and SHP Investors Sub) and his affiliates owned approximately 0.1% of the Voting Securities. As of the closing of business on the record date, Westbrook Fund I and its affiliates owned approximately 10.0% of the Voting Securities. See "Certain Relationships and Transactions." Westbrook Fund I, Mr. Alter and Mr. Biederman, our Executive Vice President and Vice Chairman of our Board, have each agreed to vote their shares of our common stock and preferred stock for approval and adoption of the Merger Proposal. In addition, Directors and executive officers of Sunstone (other than Messrs. Alter, Biederman and Kazilionis) who own or control 107,326 shares of our common stock (constituting approximately 0.3% of the outstanding Voting Securities) have indicated to us that they currently intend to vote all such shares for approval and adoption of the Merger Proposal.

   The merger is subject to conditions in addition to the required vote of the stockholders. See "The Merger and the Merger Agreement--Conditions."

Action to be Taken Under the Proxy

   All proxies that are properly executed and returned on or before the date of the special meeting, and that are not revoked, will be voted at the special meeting or any adjournments or postponements thereof in accordance with any instructions thereon, or, if no instructions are provided, will be voted FOR adoption and approval of the Merger Proposal. The enclosed form of proxy card is provided for your use, and proxies may be submitted by U.S. mail, and in certain circumstances, over the telephone or via the Internet. Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the special meeting and giving written notice to the Secretary of Sunstone of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the special meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the transfer agent and registrar. Stockholders who hold shares through a broker must notify the broker in order to revoke a proxy.

   If a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions of the merger is presented for consideration, the persons named in the enclosed form of proxy and acting thereunder generally will have the discretion to vote on such matters in accordance with their best judgment.

   Our management does not know of any matters other than those set forth in this Proxy Statement which may come before the special meeting. If any other matters are properly presented at the special meeting for action, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matters.

Proxy Solicitation

   The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by our officers and Directors and our regular employees, without additional remuneration, by personal interviews, written communication, telephone, telegraph or facsimile transmission. We also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of common stock and preferred stock held of record by such brokerage firms, nominees, custodians and fiduciaries and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated fee of approximately $120,000 plus reimbursement of reasonable expenses to be paid by us.

                    MATTERS RELATING TO THE MERGER PROPOSAL

General

   Sunstone. Sunstone was incorporated as a Maryland corporation in September 1994 and is structured for federal tax purposes as a REIT. Through our 94.7% ownership interest in the Operating Partnership, we own and lease luxury, upscale and mid-price hotels located primarily in the Pacific and Mountain regions of the western United States, which includes the states of California, Utah, Colorado, Arizona, Washington, Oregon, New Mexico and Minnesota. The hotels are operated on behalf of Lessee through percentage leases. Messrs. Alter and Biederman own Lessee. The hotels operate primarily under national franchises, including brands affiliated with Marriott International, Inc., Bass Hotels and Resorts, Hilton Hotels Corporation and Promus Hotel Corporation. As of September 30, 1999, our portfolio consisted of 59 hotels with a total of 10,525 rooms. The majority of our hotel portfolio consists of luxury, upscale and mid-price full-service hotels and upscale extended-stay properties (approximately 78%) with the remainder of our portfolio consisting of mid-price limited service properties.

   On October 15, 1999 (the most recent practicable date prior to the printing of this Proxy Statement), the high and low sales prices of our common stock on the New York Stock Exchange were $8.75 and $8.50, respectively.

   The address of the principal business and the principal executive offices of Sunstone is 903 Calle Amanecer, San Clemente, California 92673, and its telephone number is (949) 369-4000.

   SHP Acquisition and SHP Investors Sub. SHP Acquisition is a Delaware limited liability company recently organized by affiliates of Westbrook and Mr. Alter. SHP Acquisition was formed for the purpose of owning and conducting the business of Sunstone, Lessee and the Management Company following the merger. SHP Investors Sub is a Maryland corporation and a wholly-owned indirect subsidiary of SHP Acquisition. SHP Investors Sub was organized for the purpose of effecting the merger.

   SHP Acquisition and SHP Investors Sub currently have no material assets, do not own any shares of common stock or OP Units and have not engaged in any activities except those incident to their formation and in connection with the merger. The principal business address of SHP Acquisition and SHP Investors Sub is
c/o Westbrook Real Estate Partners, L.L.C., 599 Lexington Avenue, New York, New York 10022, telephone (212) 583-1800.

   The members of SHP Acquisition are Westbrook Fund III, Westbrook SHP and Westbrook Co-Invest III (each of which is an affiliate of Westbrook), Alter SHP (which is an affiliate of Mr. Alter) and Biederman SHP (which is an affiliate of Mr. Biederman). See "Matters Relating to the Merger Proposal--Interests of Certain Persons in Matters to be Acted Upon."

   As of the record date, Mr. Alter and his affiliates did not own any shares of our outstanding common stock, Mr. Biederman and his affiliates owned 38,680 shares of our common stock, and Messrs. Alter and Biederman and their affiliates owned 880,859 OP Units or approximately 2.2%, of the outstanding OP Units (excluding OP Units owned by us). OP Units are redeemable by the holder for cash or shares of common stock, at our option, on a one-for-one basis. If the OP Units held by Messrs. Alter and Biederman and their affiliates had been converted into our common stock as of the record date, such persons would have owned approximately 2.4% of our outstanding shares of common stock as of such date.

   As of the record date, Westbrook and its affiliates owned (i) 2,284,262 shares or approximately 6.0% of our outstanding common stock and (ii) all of our preferred stock. Westbrook Fund I holds 2,049,135 shares of common stock and 224,266.6 shares of preferred stock and Westbrook Real Estate Co-Investment Partnership I, L.P., a Delaware limited partnership ("Westbrook Co-Invest I"), holds 235,127 shares of common stock and 25,733.4 shares of our preferred stock. Mr. Kazilionis has been granted options exercisable as of the record date to purchase 3,000 shares of common stock, of which 1,500 are in the money.

Background of the Merger

   Reit Structure and Sunstone Operations Prior to 1998. We were formed as a self-administered REIT for federal tax purposes in 1994. In order to qualify as a REIT under the Internal Revenue Code of 1986, neither we nor the Operating Partnership can operate hotels. Accordingly, since our formation each of our hotels has been leased to Lessee, a corporation owned by Messrs. Alter and Biederman, and has been managed by the Management Company, a corporation owned entirely by Mr. Alter. The Operating Partnership or one of its subsidiaries has entered into a separate percentage lease with Lessee for each hotel property, each of which provides for Lessee to pay the Operating Partnership a fixed rent charge plus a percentage of revenues for such property. See "Certain Relationships and Transactions--Percentage Leases." Lessee has entered into a separate management agreement with the Management Company for each of our hotels, providing for the payment of a fee to the Management Company equal to a percentage of revenues. See "Certain Relationships and Transactions--Management Agreements." Because of this structure, all of our revenues are derived from the payments made to us by Lessee.

   Our earnings per share on a diluted basis were $0.69 for the year ended December 31, 1996 and $0.71 for the year ended December 31, 1997. We paid dividends of $0.96 and $1.05 per share in those periods. On October 15, 1997, we acquired all of the outstanding capital stock of Kahler Realty Corporation, which owned and operated 17 hotels, from Westbrook Fund I and Westbrook Co-Invest I for an aggregate purchase price of approximately $372.3 million. In 1998, we embarked on a strategic plan to make capital improvements to the hotels acquired from Kahler Realty Corporation and our other properties, acquired 11 hotels and commenced construction on three additional hotels. Our intent was to update and renovate our properties and shift our market focus from limited service properties to midscale and upscale properties. We had planned to fund these improvements and acquisitions through public sales of our equity and debt. Our stock traded above $16.00 per share on the New York Stock Exchange for most of the last quarter of 1997 and the first few weeks of 1998.

   Structural Difficulties and Initial Consideration of Alternatives. Early in 1998, conditions in the capital markets for Sunstone's securities as well as those of other public REITs began to become unfavorable. A significant downturn began in both the equity and debt markets for lodging REITs. During the summer and early fall of 1998, conditions in the market for public REITs deteriorated substantially.

During 1998, the S&P 500 was up 27%, while REIT stock prices were down over 20%. In 1998, our earnings per share on a diluted basis declined to $0.40 per share and we paid $1.12 per share in dividends for that year. The combined effect of our deteriorating financial performance and the adverse market conditions was that the trading price of our common stock on the New York Stock Exchange fell from $17.3125 in early January 1998 to $6.50 in early October of that year.

   In addition to depressing our stock price, the changes in the markets limited our access to capital, which in turn increased our difficulty in carrying out our capital improvements plan. We cancelled two offerings for our securities in August 1998 because of the declining securities market in general and the falling market for REIT securities in particular. Our capital improvements plan resulted in our incurrence of significant expenditures on improvements and a loss of revenues during the time that the hotel rooms that were being renovated could not be occupied. These expenditures and lost revenues ultimately exceeded the budgets prepared by Lessee and us relating to our capital improvement plan. Without access to the public debt or equity markets, we had to fund our operations, capital improvements and dividends with more expensive bank debt.

   Due to our increased bank debt and our inability to access the capital markets, by the summer of 1998 our Board of Directors spent more time considering ways to address our financial difficulties and, as part of this evaluation, our Board of Directors began to consider ways in which we could restructure our relationship with Lessee. We considered creating a revised structure with Lessee that would (i) minimize conflicts of interest between, and further align the interests of, our stockholders and the stockholders of Lessee, (ii) provide more opportunity for equity incentives tied to our stock price for the stockholders of Lessee and (iii) increase the capitalization of Lessee.

   The Board considered on several occasions alternative structures. In connection with this evaluation, Lessee retained NationsBank Montgomery Securities to review potential structural alternatives. On August 25, 1998, at a meeting of the Executive Committee of the Board attended by Messrs. Lambert, Geller, Alter and Gould, NationsBank Montgomery presented a written analysis of possible methods of restructuring the relationship between us and the Operating Partnership, on the one hand, and Lessee and the Management Company on the other. NationsBank Montgomery recommended the creation of a "paper-clipped" structure in which our stockholders would receive shares in a newly created publicly traded operating company that would be the lessee under percentage leases with the Operating Partnership. In the report, NationsBank Montgomery estimated that the combined valuation of Lessee and the Management Company was between $55 and $70 million.

   The Board of Directors at its September 1, 1998 meeting created the Lessee Assessment Committee to study the NationsBank Montgomery proposal and other possible methods of restructuring the current relationship. The members of the Lessee Assessment Committee were Messrs. Gould, Kazilionis and Lambert, who served as the Chairman. This Committee met five times, on September 1 and 9, October 8 and December 23 of 1998 and January 14, 1999, to discuss the NationsBank Montgomery proposal and the valuation of Lessee in any transaction. During this period, representatives of the Lessee Assessment Committee and the stockholders of Lessee met to discuss a proposed valuation of Lessee and the Management Company in connection with creation of a new "paper clipped" lessee. Ultimately, the Lessee Assessment Committee reported to the Board of Directors at its January 14 meeting that it had determined that the NationsBank Montgomery proposal was not currently in the best interests of Sunstone and our stockholders.

   With no decision relating to the realignment of our relationship with Lessee and in light of continued financial market turmoil and deteriorating financial performance at a growing number of our hotels, certain Directors, including some of our independent Directors, began to believe that we should review our strategic alternatives. Certain of our Directors became concerned that future cash flow might not be sufficient to implement our capital improvements plan and at the same time maintain our current dividend rate. Several Directors indicated that they continued to believe strategic alternatives should be pursued, despite the fact that no conclusion had resulted from the earlier discussions.

   Discussions Between Westbrook and Mr. Alter Prior to Delivery of Proposal of SHP Acquisition. On February 17, 1999, Mr. Kazilionis, one of our Directors and a managing principal of Westbrook, contacted Mr. Alter to explore whether he might be interested in considering a possible offer for Sunstone in a transaction that would combine us, Lessee and the Management Company under common ownership. They agreed that Westbrook would consider a possible proposal and that Mr. Alter and Mr. Kazilionis would speak again in approximately two weeks. On March 1, 1999, a subsequent conversation was held among Mr. Alter, Mr. Kazilionis, Jonathan Paul, a principal in Westbrook, and certain other representatives of Westbrook to discuss a possible proposal regarding us. These discussions were preliminary in nature and included possible terms of the contribution of Lessee and the Management Company to the combined entity and Mr. Alter's continued employment and equity participation in the combined entity. These discussions continued during the month of March and into early April. During this time period, Westbrook had preliminary conversations with several potential financing sources for the transaction, including Paine Webber, and Mr. Alter spoke with Mr. Robert Enever and Mr. Biederman, Directors of Sunstone, about their possible participation in a transaction. On April 4, 1999, Mr. Alter and Westbrook reached agreement on the general terms on which they would be willing to make an offer for us. The agreement between Westbrook and Mr. Alter was documented in a letter agreement dated April 5, 1999 and a letter dated April 5, 1999 to the Board of Directors quoted below (each of which was publicly filed as an exhibit to a Schedule 13D statement by SHP Acquisition on April 6, 1999).

   Delivery of Initial Proposal of SHP Acquisition. At a previously scheduled April 5, 1999 Board of Directors meeting, Mr. Alter made a presentation regarding the difficulties facing the lodging industry and public hotel companies in general and us in particular. These difficulties included the depressed stock prices for lodging REITs and limited access to capital which had previously concerned the Board. Mr. Alter discussed other transactions previously examined by us to address these problems and the structural problems associated with Lessee and the Management Company. After completion of this discussion, representatives of Westbrook were admitted to the meeting and Mr. Alter then delivered to the Board of Directors and discussed the following letter on behalf of SHP Acquisition:

   April 5, 1999

   Board of Directors
   Sunstone Hotel Investors, Inc.
   903 Calle Amanecer
   San Clemente, CA 92673

   Dear Sirs:

     SHP Acquisition, L.L.C. ("SHP Acquisition") is pleased to propose that it acquire all of the common stock of Sunstone Hotel Investors, Inc. ("Sunstone") for consideration of $9.50 to $10.00 in cash per share (the "Cash Price"), on the terms and subject to the conditions set forth in this letter. The average trading price of the Sunstone common stock on the New York Stock Exchange for the period March 1, 1999 through April 1, 1999 was $7.25. Based on this price, the consideration we are offering your shareholders represents a premium of 31% to 38%. Under this proposal, the holders of outstanding partnership units in Sunstone Hotel Investors, L.P. ("Sunstone OP") (other than Sunstone) would receive, at their option, either cash in an amount per partnership unit equal to the Cash Price or redeemable perpetual preferred units in Sunstone OP having a face value equal to the Cash Price. Sunstone's 7.9% Class A Cumulative Convertible Preferred Stock would be redeemed in accordance with its terms for a cash amount equal to its liquidation preference plus accrued and unpaid dividends. SHP Acquisitions, L.L.C. is a Delaware limited liability company newly organized by Westbrook Fund III Acquisitions, L.L.C. ("Westbrook"), Mr. Robert A. Alter ("Mr. Alter") and certain management personnel of Sunstone Hotel Properties, Inc. ("Lessee").

     It is our view that this consideration is very fair and would be attractive to your shareholders. We hope that you will view this proposal as an excellent opportunity for the shareholders of Sunstone to realize full value for their shares to an extent not available to them in the marketplace, and for Sunstone to continue its operations even more strongly as a private company in experienced industry hands focused on the long-term value of Sunstone and no longer subject to the often short-term pressures imposed by the public financial markets and the limitations imposed by Sunstone's REIT structure.

     We presently contemplate that the acquisition would be accomplished by the merger of a subsidiary of SHP Acquisition into Sunstone. After consummation of the transaction, Sunstone would be wholly owned by SHP Acquisition, which would in turn be owned by Westbrook, Mr. Alter and other members of Lessee's management. Prior to consummation of the merger, SHP Acquisition would acquire all of Sunstone's interests in Sunstone OP and acquire or receive a contribution of certain stock and certain assets of Lessee and Sunstone Hotel Management, Inc. ("Management"). We and our representatives are prepared to discuss our proposed acquisition structure with you at your request. Attached as Annex A is a term sheet outlining the arrangements, which Westbrook and Mr. Alter intend to enter into between themselves with respect to the ownership and operation of SHP Acquisition and the businesses of SHP Acquisition's subsidiaries after the acquisition, including the equity interests to be held by each such person.

     We believe that the combination of Westbrook and Mr. Alter represents a strategic match up of longstanding industry experience and expertise with well-recognized financial and investment sophistication. Mr. Alter, a co-founder of Sunstone, has been actively involved with Sunstone since its formation and has been active in hotel management and ownership since 1976. Led by Mr. Alter, management of Lessee has a unique blend of experience in hotel ownership and operation, particularly with acquisitions, development and financing, combined with exceptional regional and property level managers. Westbrook's parent, Westbrook Real Estate Fund III, L.P. ("Westbrook Fund"), is a $1.25 billion equity fund that targets investments in a broad range of real estate related assets, portfolios and companies. The proposal contained in this letter has been approved by the investment committee of Westbrook Fund. Westbrook Fund's investor group includes institutional investors, primarily consisting of public and private pension funds, endowments and foundations. Since its inception in 1994, Westbrook Real Estate Partners L.L.C. ("Westbrook Partners"), the general partner of Westbrook Fund, has closed over 70 investments with a total capitalization in excess of $6 billion.

     The financing used to complete the proposed transaction will be a combination of equity and debt. Westbrook Fund is prepared to make an equity investment in excess of $250 million in this acquisition, and we are confident that we will be able to secure the required debt financing on an expedited basis. In fact, we have already had extensive discussions with and received a preliminary proposal from an affiliate of PaineWebber (which we are currently negotiating), which has financed a number of transactions for Westbrook Partners in the past, to provide all necessary funds to consummate the transaction. Should you wish to discuss any aspect of the proposed debt financing with PaineWebber, we would be happy to arrange an opportunity for you to meet with appropriate representatives.

     As with every other Westbrook Partners transaction, consummation of this transaction is subject to the completion of the financing arrangements described above. We believe that Westbrook Partner's record of securing the financing necessary to complete transactions by its affiliates is well recognized by the investment community. The magnitude of Westbrook Fund's proposed equity investment demonstrates its commitment to a responsible capital structure in order to facilitate Sunstone's continuing as a financially sound, growing company which is well positioned to meet its ongoing responsibilities and obligations. We would like to sign a definitive merger agreement no later than April 30, 1999, and we expect to have executed commitment letters for all of the required financing at that time. We anticipate that definitive documentation for the financing would be finalized in the period prior to the vote of the Sunstone shareholders with respect to the proposed acquisition.

     This proposal is also subject to the following conditions: (i) approval by Sunstone's Board of Directors and shareholders pursuant to the requirements of Maryland law and the rules of the New York Stock Exchange,
  (ii) any required approval by the holders of the operating partnership units of Sunstone OP, (iii) receipt of any consents of third parties required under material contracts of Sunstone, Lessee and Management, (iv) Sunstone having balance sheet liabilities at the closing of the proposed acquisition not in excess of those shown on its consolidated balance sheet dated as of March 31,1999 and (v) the negotiation and execution of definitive agreements providing for the merger and the transactions outlined on Annex A and the satisfaction of customary conditions to be set forth therein, including a mutually satisfactory definitive merger agreement which would contain customary covenants, representations, warranties, conditions and other provisions normal to such agreements. The merger agreement would prohibit Sunstone from soliciting indications of interest from other persons with respect to an acquisition of Sunstone, although it would permit the Board of Directors of Sunstone to respond to inquiries from and provide information to bona fide interested third parties and, subject to reimbursement of expenses and payment of a termination fee in the amount of 3% of the total transaction value (which value shall include the total price to be paid to Sunstone shareholders, all debt to be assumed or refinanced and all fees and expenses), terminate the merger agreement if it determined to accept an alternative transaction. The merger agreement would provide Sunstone the ability to require that the shareholders of Lessee and Management sell such companies to any purchaser of Sunstone for a cash purchase price of $35 million and give the shareholders of such companies the option to sell such companies to any such purchaser or its designee for a $35 million cash purchase price. We would expect that Sunstone would continue to pay dividends to its shareholders in the ordinary course consistent with past practice until the consummation of this acquisition.

     While we have reviewed the publicly available information with respect to Sunstone and have devoted a great deal of time and effort to studying Sunstone, our proposal is subject to confirmatory due diligence to be conducted by Westbrook. Given the familiarity of both Mr. Alter and Westbrook with Sunstone, this diligence would be completed expeditiously and should not delay the execution of a definitive merger agreement. Our offer is based on the understanding that there are approximately 37,638,427 shares of common stock of Sunstone currently outstanding and approximately 2,106,480 additional shares are currently issuable upon conversion of operating partnership units of Sunstone OP.

     We have no intention of attempting to acquire Sunstone other than in a transaction approved by Sunstone's Board of Directors. We hope that you will view this merger proposal favorably and that you, after appropriate consideration, will authorize further discussions with a view towards reaching a definitive agreement. We would appreciate hearing from you regarding our proposal by the close of business on April 19, 1999, at which time our proposal will lapse. If you believe that you will require additional time to consider our proposal adequately, we would be pleased to discuss an extension.

     We are prepared to move promptly in connection with this matter. We have considered legal and other requirements with our advisors and do not foresee any insurmountable difficulties. We are prepared to meet with you or with your representatives to discuss our proposal and to answer any questions you or they may have. We believe that the negotiation of a satisfactory definitive merger agreement could be accomplished in a relatively short period of time. Thereafter we would work with you to obtain any required regulatory approvals and the other approvals referred to above. Please contact Paul Kazilionis [...] [....] of Westbrook Partners, or Bob Alter [.......] of SHP Acquisition, or [.......] of Simpson Thacher &
  Bartlett, or [....] of Battle Fowler LLP, to respond to our offer, or if you or your counsel require any additional information with respect to the offer. We look forward to discussing our offer with you, entering into a definitive merger agreement promptly and consummating this transaction on an expedited basis.

                                          Very truly yours,

                                          SHP Acquisition, L.L.C.

                                                /s/  Robert A. Alter
                                          By __________________________________
                                          Name: Robert A. Alter
                                          Title: Manager

                                               /s/  Paul D. Kazilionis
                                          By __________________________________
                                          Name: Paul D. Kazilionis
                                          Title: Manager

   Attachment

   Formation and Initial Actions of the Special Committee. Following the presentation of the proposal letter from SHP Acquisition, Messrs. Alter, Biederman, Enever and Kazilionis, as well as the other representatives of affiliates of Westbrook present at the meeting, excused themselves from the meeting. At the time, Mr. Enever was considering making an equity investment in SHP Acquisition, which he subsequently determined not to do. The Board then formed the independent Special Committee of the Board of Directors, consisting of the remaining five of the nine members, Messrs. Geller, Bingham, Gould, Sondker, and Lambert. Mr. Geller was named Chairman of the Special Committee. The Special Committee was charged by the Board to consider the terms of the proposal of SHP Acquisition, to discuss and, should the Special Committee determine it in our best interest to do so, negotiate that proposal with SHP Acquisition; take actions to facilitate the development of alternatives to the SHP Acquisition proposal should the Special Committee determine it in our best interest to do so; consider and negotiate any alternatives; and report to the full Board of Directors its recommendations and conclusions with regard to the proposal of SHP Acquisition and any or all alternatives to that proposal.

   Initial Actions and Meeting of the Special Committee. Between April 6, 1999 and April 9, 1999, Mr. Geller, on behalf of the Special Committee, began to contact and interview potential legal and financial advisors to the Special Committee.

   The initial meeting of the Special Committee was held on April 9, 1999. The Special Committee decided to engage Altheimer & Gray as independent legal counsel to the Special Committee, and Altheimer & Gray then joined the meeting. Altheimer & Gray summarized and discussed with the members the duties of the Special Committee. Mr. Geller then reported that he had interviewed eight investment banks, and described the relative merits of each. The Special Committee determined to engage Goldman Sachs as its independent financial advisor to help it evaluate SHP Acquisition's proposal and consider alternatives. The Special Committee, on behalf of Sunstone, and Goldman Sachs executed a formal engagement letter on April 14, 1999. The Special Committee instructed Goldman Sachs and Altheimer & Gray to commence a due diligence review of Sunstone and its properties with a view to advising the Special Committee on its legal and business options in responding to SHP Acquisition's proposal.

   Actions of SHP Acquisition Between April 5 and April 23. After the presentation of the proposal of SHP Acquisition to the Board, Mr. Alter and Westbrook began to prepare and negotiate agreements with respect to the ownership and governance of SHP Acquisition and SHP Acquisition's proposed acquisition of Lessee and the Management Company. Negotiations took place among Mr. Alter and Westbrook during this period and continued on an on-going basis until definitive documentation was signed by them concurrently with the execution of the original merger agreement on July 12. Representatives of Westbrook also continued their negotiations with Paine Webber for the debt financing for the proposed transactions. SHP Acquisition was informed that the Special Committee had retained independent legal and financial advisors and would not be in a position to respond to SHP Acquisition's proposal until these advisors had time to review the situation and Sunstone and report back to the Special Committee.

   April 16 Special Committee Meeting. At an April 16 meeting of the Special Committee, Mr. R. Terrence Crowley, our Chief Operating Officer, reviewed our financial position, and as part of his review discussed our cash constraints. Goldman Sachs and Altheimer & Gray were present at the meeting.

   During the Special Committee meeting, Mr. Geller updated the Committee regarding his contacts with representatives of SHP Acquisition to date and discussed with the Special Committee a letter which he had received on April 16, 1999 from a third party. The letter indicated that in light of SHP Acquisition's proposal the party was evaluating its willingness to make its own offer for us and had an interest in obtaining additional information and due diligence materials regarding Sunstone.

   Goldman Sachs and Altheimer & Gray reviewed and analyzed options for the process and timing of the Special Committee's evaluation of the proposal of SHP Acquisition.

   In anticipation of the quarterly Board of Directors meeting scheduled for April 19, 1999, the Special Committee analyzed our ability to declare and pay a dividend for the quarter ended March 30, 1999. The Special Committee, and subsequently the Board of Directors at the April 19 meeting, determined that there were sufficient funds to pay the dividend. The Special Committee also determined that, absent significant improvement in our financial performance or our otherwise generating additional cash (for example, through the sale of some of our properties), the Board of Directors might be required to either significantly curtail or completely omit to pay the dividend for the quarter ended June 30, 1999. Members of the Special Committee asked numerous questions of Goldman Sachs and Altheimer & Gray regarding how a failure to declare and pay the regular dividend in order to maintain the appropriate corporate liquidity could limit the Special Committee's ability to generate alternatives to the proposal of SHP Acquisition that could benefit our stockholders. The Special Committee agreed to continue to monitor our liquidity.

   Events Between April 16 and April 23; Analysis of Structural Issues Concerning Lessee. By this time, Goldman Sachs and Altheimer & Gray had commenced and were continuing their due diligence investigations regarding us, which included identifying and analyzing key issues associated with us, SHP Acquisition's proposal and possible alternatives to that proposal. These key issues included the fact that each of our properties would remain subject to a lease with Lessee and a management agreement with the Management Company in connection with any sale of us. If a potential purchaser did not have the management expertise necessary to operate our hotels and run our business, then that purchaser might want to acquire Lessee and the Management Company along with us. SHP Acquisition had already agreed with Messrs. Alter and Biederman that, in connection with an acquisition of us by SHP Acquisition, SHP Acquisition would acquire control of Lessee and the Management Company. We did not have the right to cause Messrs. Alter and Biederman to sell those entities to any other potential purchaser. By letter dated April 19, 1999, the Special Committee requested Messrs. Alter and Biederman to agree to grant any third party purchaser of Sunstone an option to acquire Lessee and the Management Company for a purchase price of $35 million. Messrs. Alter and Biederman indicated that their agreement with Westbrook relating to SHP Acquisition would prohibit them from agreeing to provide such an option at that time. As indicated in SHP Acquisition's April 5 proposal, SHP Acquisition and Messrs. Alter and Biederman were willing, however, to agree (as part of an agreement by SHP Acquisition and Messrs. Alter and Biederman to acquire Sunstone), to provide us with an option to require Messrs. Alter and Biederman to sell Lessee and the Management Company to any third party purchaser of Sunstone for a cash purchase price of $35 million, but only if Messrs. Alter or Biederman also had the right to sell Lessee and the Management Company to any such purchaser for the same price.

   A potential purchaser might want to terminate the contractual arrangements with Lessee and the Management Company with respect to the hotels. Such a purchaser could structure the acquisition as a purchase of our underlying hotels, which would permit the termination of the leases with Lessee, subject to the payment of a termination fee based on the profits of Lessee. Upon termination of a lease, the related management agreement with the Management Company would also be canceled. We estimated that the aggregate termination fees payable to Lessee under the leases in connection with the sale of all of the hotels would be significantly less than $35 million. However, the tax basis of the hotels acquired by us from Kahler Realty Corporation was significantly less than their fair market value and, under tax rules applicable to us, if we were to sell such hotels at this time we would incur a tax on the "built-in-gain" of the hotels. We estimated this tax would be approximately $60 to $80 million if all these hotels were sold for cash in a taxable transaction, depending upon the actual selling price for the hotels.

   Also during this time, we, Altheimer & Gray and Goldman Sachs assembled a "data room" containing all the documents we thought were necessary for any prospective acquirer to conduct a thorough due diligence review of us.

   SHP Acquisition's proposal was to expire on April 19, 1999. At the request of the Special Committee, in a letter dated April 21, 1999, SHP Acquisition extended its proposal until April 30, 1999. The letter was publicly filed as an exhibit to a Schedule 13D statement by SHP Acquisition on April 22, 1999.

   April 23 Meeting Regarding SHP Acquisition Proposal. On April 23, 1999, the Special Committee's legal and financial advisors met with representatives of SHP Acquisition including its counsel, Simpson Thacher & Bartlett and Battle Fowler LLP. At the meeting, SHP Acquisition discussed the key terms of its proposal in greater detail and indicated that it would like to receive a response from the Special Committee as soon as possible, although it understood that the Special Committee and its advisors required sufficient time to act on a fully-informed basis. SHP Acquisition indicated that to complete the proposed acquisition it would require approximately $850 million of financing, including approximately $600 million of debt financing. SHP Acquisition anticipated that Paine Webber would commit to provide up to $530 million in debt financing and that SHP Acquisition would assume approximately $70 million of our existing debt. SHP Acquisition indicated that affiliates of Westbrook were prepared to make an equity contribution of approximately $250 million to SHP Acquisition. SHP Acquisition also indicated that affiliates of Westbrook were not then in a position to provide any additional equity if SHP Acquisition could not access a total of $600 million of debt financing, including the assumed debt. Representatives of the Special Committee then discussed the Special Committee's desire to conduct a fair process with regard to evaluating SHP Acquisition's proposal and evaluating our other alternatives. The representatives also reviewed certain terms of SHP Acquisition's proposal that they indicated should be improved upon by SHP Acquisition. Among other things, the representatives requested that SHP Acquisition remove the condition relating to financing from its proposal and lower the amount of its proposed termination fee, but SHP Acquisition was not willing to do so.

   On April 26, 1999, representatives of the Special Committee and SHP Acquisition discussed the tax implications of SHP Acquisition's proposal.

   April 28 Special Committee Meeting and Solicitation of Other Potential Bidders. The Special Committee held its next meeting on April 28, 1999. Goldman Sachs discussed with the members of the Special Committee the events which had occurred since the last meeting. The Special Committee also discussed SHP Acquisition's proposed financing.

   Goldman Sachs then discussed with the Special Committee the view of Goldman Sachs regarding our alternatives in light of SHP Acquisition's proposal, and the benefits and risks of each alternative. These alternatives included:

  . continuing to operate Sunstone independently;

  . accepting the proposal of SHP Acquisition and entering into a definitive agreement that provided us with sufficient flexibility to examine competing offers, conduct a market check by permitting us to enter into negotiations with other potential bidders and accept an alternative proposal should a better offer emerge;

  . soliciting alternative acquisition proposals through an auction process prior to entering into an agreement with SHP Acquisition; and

  . liquidating Sunstone through an asset sale strategy.

   The Special Committee discussed each of the forgoing items. The Special Committee was concerned about our capital constraints and their effect on stockholder value, as well as issues of management continuity if we remained independent. The Special Committee considered the fact that we could terminate the leases in an asset sale for less than $35 million as well as the large tax burden associated with a sale of the hotels formerly owned by Kahler Realty Corporation. Entering into a definitive agreement with SHP Acquisition, and then attempting a market check, would have provided some additional assurance that a transaction would be completed. However, this advantage was offset by the termination fee that would have to be paid to SHP Acquisition, the request that Messrs. Alter and Biederman have the right to require the sale of Lessee and the Management Company for $35 million in cash, and the significant closing conditions (particularly relating to financing) SHP Acquisition required. Although there was a risk that SHP Acquisition would withdraw its bid, soliciting bids for Sunstone while negotiating with SHP Acquisition, in the Special Committee's view, maximized its alternatives and would most likely deliver the greatest value to our stockholders.

   The Special Committee decided to solicit offers to acquire Sunstone under two scenarios: (1) by means of a purchase of Sunstone, subject to the existing leases and management contracts, and (2) by means of a purchase of Sunstone, Lessee and the Management Company on a combined basis. The Special Committee authorized Goldman Sachs to contact, and Goldman Sachs subsequently contacted, 38 potential bidders, whom Goldman Sachs and the Special Committee believed were the parties who might have an interest in, and the ability to purchase, us.

   Twenty of the 38 potential bidders that were contacted, including the party that had previously requested information, indicated that they had a possible interest in a purchase of us and executed confidentiality agreements. Information packages regarding us and our properties were distributed to those 20 parties beginning April 29, 1999. The packages also contained instructions asking each of the recipients to provide Goldman Sachs with an initial bid for us by May 10, 1999. The instructions also requested that the bids be structured either as an acquisition of us, subject to the existing lease and management arrangements or as an acquisition of us, Lessee and the Management Company on a combined basis, assuming a purchase price of $35 million for Lessee and the Management Company. These packages included financial projections for us and Lessee dated April 29, 1999 which were prepared by Lessee and the Management Company (the "April 29 Projections"). SHP Acquisition also received the April 29 Projections.

   April 30 Meeting Between SHP Acquisition and the Special Committee. On April 30, 1999, representatives of the Special Committee, SHP Acquisition and Paine Webber met to discuss Paine Webber's proposed financing. Paine Webber indicated that it had a long and excellent relationship with Westbrook and discussed its plans for financing SHP Acquisition's proposal. Paine Webber suggested that a full financing commitment with respect to the loan would not be issued until two weeks after the meeting. Paine Webber indicated the amount of the loan would not be finalized until certain due diligence and related reviews of the properties were completed, which could take an additional 60 days after the commitment was issued. In addition, Paine Webber described certain of the conditions to its obligation to fund the proposed loan.

   At the April 30, 1999 meeting, Goldman Sachs informed SHP Acquisition that it had been instructed by the Special Committee to conduct a process which would include soliciting other parties regarding their interest in purchasing Sunstone in order to evaluate SHP Acquisition's proposal and our alternatives to it. Goldman Sachs emphasized that the Special Committee had authorized material negotiations with respect to SHP Acquisition's proposal only after the Special Committee had received assurances that SHP Acquisition would obtain an acceptable financing commitment.

   Representatives of the Special Committee then asked SHP Acquisition to extend its proposal to a future date. SHP Acquisition initially declined to do so, but following discussions between Mr. Geller and Mr. Jonathan Paul of Westbrook after the April 30, 1999 meeting, by letter dated April 30, 1999, SHP Acquisition extended the date of its proposal to May 5, 1999. The letter was publicly filed as an exhibit to a Schedule 13D statement by SHP Acquisition on April 30, 1999.

   On May 5, 1999, at the request of the Special Committee, by letter dated May 5, 1999, SHP Acquisition again extended the expiration date of its proposal, this time for an indefinite period. SHP Acquisition retained the right, however, to withdraw its proposal at any time. The letter was publicly filed as an exhibit to a Schedule 13D statement by SHP Acquisition on May 5, 1999.

   May 6 Special Committee Meeting. The Special Committee again met on May 6, 1999. Goldman Sachs and Altheimer & Gray described the status of SHP Acquisition's proposal, its financing and the discussions that had taken place. The Special Committee and its advisors were concerned with the lack of certainty regarding the size of Paine Webber's commitment as well as the conditions to such financing. As a result, the Special Committee instructed Goldman Sachs to request that SHP Acquisition obtain a firmer financing commitment than that being discussed and that SHP Acquisition make a significant cash deposit in connection with the signing of any definitive acquisition agreement, which deposit would be forfeited if the proposed acquisition failed to close due to SHP Acquisition not receiving the required financing. Goldman Sachs also reported that 17 of the 20 other potential bidders remained in the process and that its own financial analysis of us was continuing, but was taking longer than anticipated in light of our deteriorating financial position.

   At the May 6 meeting, the Special Committee also determined that it was essential for us to retain the services of Mr. Crowley, who was serving a critical role in running Sunstone and assisting the Special Committee and its advisors. In light of this, the Special Committee determined it would be appropriate to provide additional compensation to Mr. Crowley. See "Certain Relationships and Transactions--Transaction Bonus Agreement with Mr. Crowley."

   Between May 5 and May 16, 1999, Goldman Sachs and members of the Special Committee continued their analysis of the financial performance and operations of us and Lessee. The analysis indicated that the financial performance of us and Lessee for the month of April were below budget, leading us to be concerned about the ability of Lessee and Sunstone to meet their future budgets and forecasts in the future.

   Initial Indications of Interest From Other Potential Purchasers. On May 9 and 10, 1999, Goldman Sachs received indications of interest from three potential purchasers who had been provided with information packages about us. No party indicated any interest in purchasing us subject to the existing leases and management agreements. Each of the three expressed an interest in purchasing us, together with Lessee and the Management Company. One of those bidders offered $9.12 per share, assuming a purchase price of $35 million to purchase Lessee and the Management Company, and would have deducted transaction expenses in excess of $10 million. A second bidder offered $9.10 per share, also assuming a purchase price of $35 million to purchase Lessee and the Management Company, but did not disclose either its equity financing or its debt financing arrangements. On May 12, 1999, following discussions to clarify their proposals, these two bidders were notified by Goldman Sachs that their bids were not competitive. After receiving the notification, both bidders withdrew from the bidding process.

   A third bidder ("Competing Bidder") provided a non-binding preliminary proposal on May 10, 1999. Competing Bidder's proposal contained a price to stockholders of between $10.50 and $11.00 per share assuming the acquisition of Lessee and the Management Company for an additional $35 million. Competing Bidder's bid letter stated that it also wished to examine an alternative structure under which it would not acquire Lessee and the Management Company. Competing Bidder stated that it would increase its purchase price to our stockholders by the difference between $35 million and the actual cost of terminating the leases and the incremental costs of engaging in an asset acquisition rather than a stock acquisition. We proposed an alternative structure, whereby we would sell all of our hotels to Competing Bidder which would allow termination of the lease and management arrangements. Competing Bidder indicated that it would acquire the hotels formerly owned by Kahler Realty Corporation in like-kind exchanges that would not trigger the estimated $60 to 80 million tax on these hotels' built-in gain.

   May 16 Special Committee Meeting. The Special Committee again met on May 16, 1999. At this meeting, Mr. Geller reported on information furnished by Mr. Crowley regarding the continuing deterioration of the financial performance of our hotels. The Special Committee asked Mr. Crowley to monitor Lessee's performance. The Special Committee considered securing the advice of an outside asset manager to determine the reasons for the decline and to evaluate Lessee's financial projections.

   Goldman Sachs then reported to the Special Committee the status of the bidding process, summarizing the indications of interest received and the fact that two of the three bidders subsequently withdrew from the bidding. Goldman Sachs noted some of the issues it encountered in obtaining bids and the concerns of potential bidders. One issue was that Sunstone, due to additional borrowing in light of our deteriorating financial performance coupled with our payment of a first quarter dividend of 28.5 cents, owed more debt than had previously been estimated and communicated to potential bidders. Another concern was the ability of us and Lessee to achieve the financial result contained in the April 29 Projections under these changed circumstances.

   Goldman Sachs and Altheimer & Gray discussed with the Special Committee the status of SHP Acquisition's proposal, in particular the financing commitment of Paine Webber. Goldman Sachs indicated that in its view the proposed financing was aggressive but within market parameters. The Special Committee was concerned about the relatively large proportion of debt financing required by SHP Acquisition in order to accomplish the proposed transaction and the number of conditions to the financing. The Special Committee was also concerned that after the amount of Paine Webber's loan commitment was determined, the proceeds of the loan might be insufficient to fund the transaction. As a result of the uncertainty and conditions associated with Paine Webber's commitment, the Special Committee viewed SHP Acquisition's bid as highly conditional.

   The Special Committee then considered Competing Bidder's indication of interest, including its proposed alternative structure. Altheimer & Gray and Goldman Sachs told the Special Committee that Competing Bidder was exploring use of a Section 1031 like-kind exchange for the purchase of the hotels we acquired from Kahler Realty Corporation. The Special Committee instructed its advisors to continue to evaluate such structure and for Goldman Sachs to explore this alternative with interested parties who were previously contacted.

   The Special Committee also discussed a draft of an agreement and plan of merger prepared by Altheimer & Gray to be submitted to interested bidders, including SHP Acquisition. After making comments and suggestions, the Special Committee approved the form of agreement. The Special Committee also instructed its advisors to keep all potential acquirors proceeding at as close to the same pace as possible.

   May 17 Through May 24 Contacts Between the Special Committee and SHP Acquisition and Competing Bidder. On May 17, 1999, Altheimer & Gray distributed a draft of the original merger agreement to SHP Acquisition and its counsel. On May 20, 1999, SHP Acquisition's counsel sent its initial comments to the original merger agreement.

   In a letter dated May 24, 1999 from Competing Bidder to Goldman Sachs, Competing Bidder indicated a preliminary price of $10.50 to $11.00 per share under its proposed alternative structure which did not contemplate the purchase of Lessee or the Management Company. In that letter, Competing Bidder stated that it was willing to participate in an auction process so long as the process included reimbursement of its out-of-pocket expenses. In subsequent discussions with Goldman Sachs, Competing Bidder explained that it could not offer a higher price as previously indicated in light of the increase in our projected debt. Competing Bidder was also asked by Goldman Sachs to quantify the effect of our increased debt on its original proposal, but Competing Bidder declined to do so.

   May 25 Special Committee Meeting. The Special Committee again met on May 25, 1999. Goldman Sachs updated the Special Committee on the discussions with SHP Acquisition and reviewed the process of soliciting other offers. They reported that SHP Acquisition had indicated that due to our increased debt and declining operating performance, in the event it were to enter into an agreement with us, its price would likely be in the low end of the $9.50 to $10.00 range indicated in SHP Acquisition's proposal letter of April 5, 1999. Goldman Sachs also continued to express its concerns to the Special Committee about the extent of the conditions to SHP Acquisition's proposal. Goldman Sachs then updated the Special Committee about the May 24 letter of Competing Bidder, and informed the Special Committee that it had contacted the other parties that had indicated an interest in purchasing us and suggested to them the alternative structure being examined by Competing Bidder. None of the other bidders indicated any interest in pursuing this strategy or remained interested in pursuing any transaction involving us.

   Mr. Crowley then reported in detail about our financial condition. He stated that the financial results for the month of May would mostly likely be significantly lower than budgeted, and May's results would show a larger decline from budget than the decline in April. Mr. Crowley also stated that without a sale of assets it was most likely that we would only be able to pay a second quarter dividend significantly less than the $0.285 per share dividend paid in the first quarter, if at all. The Special Committee determined that it should appoint an asset manager not affiliated with us, Lessee or the Management Company to examine why our performance was below that contemplated by the April 29 Projections and to assess the probability of our achieving our projections for the remainder of 1999. We authorized Altheimer & Gray to retain on our behalf Mr. Vern Deming as a consultant to perform that analysis and assist us by preparing a set of projections independent of our management and that of Lessee and the Management Company as part of our due diligence to be used in addition to those prepared by Lessee. Mr. Deming is a consultant with twenty-three years experience in the hospitality industry in both management and consulting capacities. Mr. Deming is an Executive Vice President of, and had previously provided asset management services for, Strategic Hotel Capital Incorporated, of which Mr. Geller is Chief Executive Officer.

   Goldman Sachs was asked to update the Special Committee on its ongoing financial analysis of us. Goldman Sachs requested that we provide it with revised projections, due to our failure to meet targets contained in the April 29 Projections.

   The Special Committee then discussed developments regarding SHP Acquisition's proposal. Additionally, the Special Committee discussed and solicited Goldman Sachs' opinion of the seriousness of Competing Bidder. Because of the conditions to SHP Acquisition closing its proposed merger, the proposed termination fee of 3% of the transaction value, the required payments for Lessee and the Management Company associated with SHP Acquisition's proposal and the uncertainty of Paine Webber's proposed financing, and in the context of the ongoing discussions and indications of Competing Bidder, the Special Committee determined that it would continue to negotiate with both SHP Acquisition and Competing Bidder. Goldman Sachs was instructed to set up a procedure where both SHP Acquisition and Competing Bidder would submit firm offers to purchase Sunstone by a set date. The Special Committee requested Goldman Sachs to ask Competing Bidder whether it would make a firm bid with respect to us that was not contingent on financing as part of that process. With respect to the request for expense reimbursement described in Competing Bidder's letter, the Special Committee also agreed to pay up to $2 million of any bidder's expenses upon the receipt of a firm bid from the bidder, subject to certain conditions, if its bid was not accepted.

   Negotiations with SHP Acquisition and Competing Bidder. Goldman Sachs notified representatives of SHP Acquisition on May 25, 1999 that the Special Committee had determined that its proposal was not acceptable in its present form. SHP Acquisition reiterated its position that it would strongly prefer not to enter into a bidding process, but that it was amenable to continuing to negotiate its proposal.

   On May 28, 1999, Goldman Sachs sent Competing Bidder final bid instructions which included a June 17, 1999 deadline for a bid that was not subject to a financing contingency and an offer of expense reimbursement of up to $2.0 million if Competing Bidder submitted such a bid by that date that offered a price no less favorable than that set forth in its May 24 letter. Competing Bidder stated that it would need more time in order to complete its financing arrangements, and discussions between Competing Bidder and Goldman Sachs continued regarding the amount of time it would need to complete its bid and elements of a revised proposal.

   June 1 Special Committee Meeting. Goldman Sachs met with the Special Committee on June 1, 1999 to discuss the progress of the discussions between Goldman Sachs and each of SHP Acquisition and Competing Bidder.

   With respect to SHP Acquisition, Goldman Sachs reported that SHP Acquisition had indicated that if a definitive agreement were reached, it would consider making concessions including with respect to price, size of termination fee and the Special Committee's request that SHP Acquisition provide a deposit. Goldman Sachs also reported that SHP Acquisition again stated that it could withdraw its offer at any time. The Special Committee was of the view that, although it would not accept SHP Acquisition's proposal in its present form at that time, it wished to continue simultaneously to negotiate with both SHP Acquisition and Competing Bidder. To that end, the Special Committee authorized Altheimer & Gray to send a merger agreement to Competing Bidder for its consideration and to continue negotiating with SHP Acquisition and Competing Bidder. A proposed agreement, reflecting Competing Bidder's proposed alternative structure, was sent by Altheimer & Gray to Competing Bidder on June 4, 1999.

   June 7 Special Committee Meeting. The Special Committee again met on June 7, 1999. At the meeting, Goldman Sachs reviewed its continued discussions with Competing Bidder. Goldman Sachs noted Competing Bidder's position that it be reimbursed for expenses even if it did not deliver a firm bid or delivered a bid with a financing contingency. Goldman Sachs was concerned that this request raised questions as to Competing Bidder's willingness to actually consummate a transaction. Goldman Sachs also communicated Competing Bidder's concerns that the June 17 deadline did not give it sufficient time to submit a fully financed bid. Goldman Sachs then discussed the recent developments with SHP Acquisition, noting that SHP Acquisition had indicated that it might be prepared to revise its offer to $10.125 per share, assuming that the dividend with respect to the second quarter of 1999 would not be paid. Goldman Sachs also detailed other elements which SHP Acquisition had indicated it might be prepared to agree to in the event a definitive agreement was reached, including providing additional equity as long as the proposed debt financing of Paine Webber reached a minimum amount, making a deposit and potentially reducing the purchase price for Lessee and Management Company. Goldman Sachs noted, however, that the price SHP Acquisition had indicated it might be prepared to offer was still less than Competing Bidder's indicated price. The Special Committee again discussed other alternatives to SHP Acquisition's proposal or negotiating with Competing Bidder, including keeping us independent. The Special Committee determined to continue negotiations with SHP Acquisition and Competing Bidder. Additionally, since each of SHP Acquisition and Competing Bidder had indicated to Goldman Sachs that it would not be able to provide firm financing commitments by June 17, the Special Committee determined to extend the deadline date for bids until July 9, 1999. The Special Committee also determined to offer Competing Bidder and SHP Acquisition up to $2 million of expense reimbursement, subject to certain conditions, to ensure their continued participation in the process.

   On June 11, 1999 the Special Committee and its advisors received our revised projections which were prepared by Lessee and the Management Company (the "June 11 Projections") and which updated the April 29 Projections based on our recent financial performance. The June 11 Projections were furnished to

Competing Bidder and SHP Acquisition. As part of his work for the Special Committee, Mr. Deming, our independent consultant, reviewed, among other things, the June 11 Projections. Mr. Deming also reviewed the preparation of the June 11 Projections.

   SHP Acquisition was informed in a letter dated June 11, 1999 and Competing Bidder was informed in letter dated June 15, 1999 of a revised final bidding process establishing July 9, 1999 as the revised final bid date, although the Special Committee expressly retained the option to sign an agreement with any party or terminate the bid process at any time. Each letter contemplated expense reimbursement of up to $2 million to either party, subject to certain conditions. Competing Bidder's letter also provided up to $750,000 of expense reimbursement under certain other conditions in the event it did not meet the conditions for the $2 million reimbursement.

   Continuing Negotiations with SHP Acquisition. Between June 8 and June 22, 1999, the Special Committee and SHP Acquisition's representatives continued to negotiate the terms of a merger agreement. A revised draft of Paine Webber's proposed commitment letter with respect to the proposed financing was sent to Altheimer & Gray and Goldman Sachs on June 15, 1999. Members of the Special Committee indicated to SHP Acquisition their continuing concerns with the conditions to funding under the draft commitment. The negotiations included a meeting among Mr. Geller, Mr. Gould and Mr. Kazilionis on June 8, 1999 during which the participants discussed the process and procedures relating to SHP Acquisition's proposal. During this period, SHP Acquisition indicated that it would be willing to consider making a $5 million deposit to be forfeited if Paine Webber withdrew its commitment and that SHP Acquisition's purchase of Lessee and the Management Company need not be a condition to SHP Acquisition's closing the merger.

   On June 23, 1999, representatives of the Special Committee and SHP Acquisition again met to continue negotiations regarding the significant open issues with respect to SHP Acquisition's proposal (other than price), in light of SHP Acquisition indicating that it might withdraw its proposal prior to July 9, 1999, the date final bids were due. SHP Acquisition also discussed changes to Paine Webber's proposed financing commitment that addressed some of the Special Committee's concerns regarding the conditional nature of the proposed financing. SHP Acquisition confirmed that Paine Webber had agreed to provide at least $454 million in debt financing for the proposed acquisition, and might be willing to fund up to $502 million pending completion of Paine Webber's due diligence. SHP Acquisition also indicated that it might be prepared to withdraw its request that Messrs. Alter and Biederman could require a third party purchaser of us to purchase the shares of Lessee and the Management Company in the event a third party purchased us, but that we would retain the option to purchase all of the outstanding shares of Lessee and the Management Company. However, SHP Acquisition was not prepared to make requested concessions on certain other items with respect to financing (including the termination date of the proposed commitment), matters regarding the nonsolicitation provisions, the termination fee and our representations and warranties in the draft merger agreement.

   June 24 Special Committee Meeting. The Special Committee met on June 24, 1999 to discuss the previous day's meeting. Specifically, the Special Committee was concerned that Paine Webber's commitment would expire on October 29, 1999, as the Special Committee was advised that we would likely not be able to consummate a transaction by that date.

   The Special Committee was briefed on, and continued to question and be concerned by, our operating performance, particularly the general decline in the industry and Goldman Sachs stated that it would be able to complete its financial analysis of us after it obtained the projections being prepared by Mr. Deming.

   The Special Committee then had an extended discussion on the possible effects of signing or not signing an agreement with SHP Acquisition prior to the July 9 date. The Special Committee also discussed the material unresolved issues with SHP Acquisition. The Special Committee unanimously directed its advisors to continue negotiations with SHP Acquisition and to inform Competing Bidder that it might be required to accelerate the submission of a bid in order for that bid to be considered.

   Negotiations with SHP Acquisition continued from the 25th through the 28th of June. On June 25, 1999, SHP Acquisition responded to the Special Committee's request for its best price by indicating that in the event it could enter into an agreement by July 2, 1999, it believed it would be in the position to pay $10.35 per share (provided we did not pay a second quarter dividend) less any amounts of expense reimbursements paid to third parties, reduce the termination fee to $25 million and address certain other concerns of the Special Committee, including the provision of a $7.5 million deposit that would be payable to us if Paine Webber defaulted on its loan commitment. SHP Acquisition indicated that it could not make certain concessions requested by the Special Committee concerning our proposed representations, warranties and covenants.

   On June 26, 1999, representatives of Competing Bidder provided the advisors to the Special Committee with a brief outline of a proposed change in their acquisition structure, which eliminated the need for a Section 1031 like-kind exchange. On June 27, 1999, Goldman Sachs requested that Competing Bidder submit its bid by July 2, 1999. In response, Competing Bidder indicated that it would not be prepared to submit a definitive bid until July 9, 1999.

   June 29 Special Committee Meeting. On June 29, 1999, Mr. Geller and Goldman Sachs updated the Special Committee on the recent operating performance of Sunstone and a new set of projections dated June 28, 1999 that had been prepared by our independent consultant, Mr. Deming (the "June 28 Projections"). The members of the Special Committee discussed the June 28 Projections, which were less favorable than our June 11 Projections, which, in turn, were less favorable than the April 29 Projections. Based on the historic and continuing performance of Lessee and Sunstone relative to the April 29 Projections and the June 11 Projections, the Special Committee instructed Goldman Sachs to rely only on the June 28 Projections for purposes of its financial analysis of us.

   The Special Committee then considered the status of the two proposals from SHP Acquisition and Competing Bidder. Goldman Sachs summarized its June 25 discussions with SHP Acquisition.

   Goldman Sachs then discussed the status of Competing Bidder's bid and the fact that Competing Bidder would not be in a position to make a definitive offer until the July 9 date previously established by the Special Committee. The Special Committee discussed the risk that SHP Acquisition withdraw or adversely modify its bid if negotiations extended past July 2, 1999. The Special Committee instructed Goldman Sachs to ascertain the status of Competing Bidder 's proposal, including price, financing and conditions to its offer while simultaneously requesting that SHP Acquisition commit to make a definitive bid on July 9, 1999.

   On June 30, 1999, Goldman Sachs met with the representatives of Competing Bidder. At the meeting, Competing Bidder indicated that the declining financial position of Sunstone was not of particular concern, and that it was impressed with our hotel properties following its visits to them. In response to Goldman Sachs' inquiries, Competing Bidder reiterated that it expected to make a definitive offer on July 9, 1999 in the price range previously indicated under its alternative structure that did not contemplate the purchase of Lessee or the Management Company and that its offer would be a firm, fully financed bid that would be attractive to the Special Committee and in the best interest of our stockholders.

   July 1 Special Committee Meeting. On July 1, 1999, Goldman Sachs summarized for the Special Committee its discussions with SHP Acquisition and Competing Bidder, including the results of its June 30 meeting with Competing Bidder. Goldman Sachs then contrasted the offer it expected to receive from Competing Bidder, against the terms being discussed with SHP Acquisition. Goldman Sachs noted, however, that SHP Acquisition had indicated that it might withdraw or adversely modify the revised terms being discussed if a definitive agreement were not signed by July 2, 1999.

   The Special Committee determined not to accept any offer until the July 9 bid deadline. Instead, it instructed Goldman Sachs to communicate to SHP Acquisition that, although it could not enter into a definitive agreement at that time, the Special Committee requested that SHP Acquisition submit its best and final offer on July 9, stressing that the Special Committee was obligated to explore all available alternatives to SHP

Acquisition's proposal that would maximize stockholder value, and that it would not be prepared to recommend SHP Acquisition's proposal until the Special Committee had determined whether another bid offering higher value was forthcoming.

   Goldman Sachs communicated this to SHP Acquisition later that same day, and Altheimer & Gray sent a revised draft of the original merger agreement to Simpson Thacher & Bartlett on July 2, 1999.

   Further Negotiations with Competing Bidder and SHP Acquisition. On July 1 and 2, Altheimer & Gray held conversations with Competing Bidder's counsel regarding the structure and timing of Competing Bidder's proposal. On July 6, 7 and 8 Competing Bidder's advisors also conducted further due diligence. Competing Bidder delivered the initial draft of its Asset Purchase Agreement to Altheimer & Gray on July 8, 1999.

   On July 6, 1999, a principal of SHP Acquisition called Mr. Geller regarding the status of the Special Committee's deliberations. Mr. Geller encouraged SHP Acquisition to submit a bid on July 9 containing terms no less favorable to Sunstone than those that had been previously discussed.

   Submission of Final Bids. On July 9, 1999, both Competing Bidder and SHP Acquisition submitted formal bids. In contrast to its prior statements, Competing Bidder offered $10.00 per share for the common stock of Sunstone under its alternative structure and did not, in effect, permit us to pay any dividends. Competing Bidder's bid made receiving adequate financing a condition of its transaction, and its financing proposal was subject to a number of significant conditions, including completion of lender due diligence which had not yet begun. SHP Acquisition offered $10.35 per share less transaction expenses (including expense reimbursement of bidders) in excess of $10 million, provided that we did not pay any more dividends. SHP Acquisition's bid was otherwise generally consistent with its prior positions in its negotiations with the Special Committee. In a letter dated July 9, 1999 following submission of its bid, SHP Acquisition clarified that we could retain a $25 million deposit or that it would obtain alternative financing if Paine Webber refused to fund the loan for other than agreed upon reasons. The loan commitment from Paine Webber had also been extended to November 23, 1999.

   July 10 Special Committee Meeting. On July 10, 1999, Goldman Sachs summarized for the Special Committee the bids of each of Competing Bidder and SHP Acquisition. Goldman Sachs noted that Competing Bidder's bid was conditioned on receiving adequate financing with no money at risk and that, at Competing Bidder's option, a portion of the consideration could be paid as a dividend to our stockholders.

   The Special Committee then extensively discussed and questioned Goldman Sachs and Altheimer & Gray regarding the issues relating to SHP Acquisition's and Competing Bidder's proposals. Goldman Sachs stated to the Special Committee that when compared to Competing Bidder's proposal, SHP Acquisition's proposal provided a higher price, better overall economics and fewer conditions to closing. The Special Committee also discussed having Sunstone remain independent. Following deliberations, the Special Committee agreed with the recommendation of Goldman Sachs to have Goldman Sachs contact SHP Acquisition for clarification of issues regarding the payment of dividends, transaction expenses and consents. The Special Committee also instructed Altheimer & Gray to complete the documentation required for a transaction with SHP Acquisition. The Special Committee also requested that Goldman Sachs contact Competing Bidder to clarify why its bid was so materially different than what it previously indicated and previously reconfirmed and to confirm that this was its best and final offer.

   Goldman Sachs then contacted Competing Bidder and Competing Bidder stated that it would not increase its price.

   On July 10, 11 and 12, 1999, representatives of the Special Committee and SHP Acquisition continued to negotiate the remaining open issues with respect to SHP Acquisition's bid. In those negotiations, the parties agreed that, in lieu of a third quarter dividend payment, each of our stockholders would be paid, as additional merger consideration, an amount equal to its proportionate share of 50% of the increase in our cash balance on the date five business days prior to the merger as compared to our cash balance on June 30, 1999, in each case as calculated as provided in the original merger agreement. The stockholders would, however, be paid a total of $2.5 million, or approximately 6 cents per share, even if the increase in our cash balance did not warrant such payment.

   July 12 Special Committee Meeting. On July 12, 1999, Goldman Sachs reported to the Special Committee on the result of its negotiations with SHP Acquisition since July 10, 1999 and its conversation with Competing Bidder. Goldman Sachs also reviewed the process undertaken since receipt of SHP Acquisition's proposal on April 5, 1999, the analysis performed by Goldman Sachs, and the June 28 Projections as well as actual financial results.

   The Special Committee considered its alternatives to accepting SHP Acquisition's bid and the attendant risks and benefits. It discussed the challenges facing Sunstone should we determine to remain independent. These issues included lack of access to capital, our recent operating performance, the fact that our stock had under-performed the stock of our peers, a lack of understanding by the public markets of the capital expenditures incurred in connection with our renovation program and the issues resulting from our relationship with Lessee and the Management Company. Goldman Sachs then discussed other alternative transactions available to us, noting that there was no interest in the market in acquiring Sunstone subject to the leases on its properties and that the sale of assets alternative bid on by Competing Bidder did not yield a higher price to us and was a less certain transaction.

   Goldman Sachs reviewed the process it had gone through in evaluating SHP Acquisition's proposal and our alternatives and stated to the Special Committee that it believed that the process undertaken by the Special Committee and its advisors represented a very thorough marketing effort. Goldman Sachs had contacted parties it believed were qualified and potentially interested, and had structured a process designed to obtain the highest price for our stockholders. Goldman Sachs noted several areas in which the current SHP Acquisition bid was superior to SHP Acquisition's original proposal, especially considering the decline in our financial performance during the intervening period. The Special Committee then extensively discussed SHP Acquisition's proposal and compared it to Competing Bidder's proposal. The Special Committee considered the significant conditions to closing associated with Competing Bidder's proposal to be a fundamental issue. Furthermore, the Committee did not see how the Competing Bidder's transaction could deliver more value to our stockholders, especially in light of the fact that Competing Bidder's final proposal was at a per share price lower than SHP Acquisition's proposal and effectively precluded us from paying any further dividends.

   Goldman Sachs reviewed in detail its financial analysis of SHP Acquisition's bid. Following its presentation and subsequent discussion with the members of the Special Committee, Goldman Sachs stated that in its opinion, as of July 12, 1999 and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by our stockholders (other than the Related Persons) was fair from a financial point of view to such stockholders.

   Following discussions among the members of the Special Committee after being advised by and asking questions of Goldman Sachs and Altheimer & Gray, the members of the Special Committee unanimously approved entering into the original merger agreement and the merger and recommended that the full Board of Directors approve the original merger agreement and the merger.

   Board of Directors Meeting. Following the meeting of the Special Committee on July 12, 1999, a meeting of our Board of Directors was convened. The Special Committee recommended that we enter into the merger and the original merger agreement. After receiving a comprehensive oral report from the Special Committee as to its deliberations and a review of its discussions with Goldman Sachs as to the fairness of the transaction, the Board of Directors discussed with the Special Committee the procedures and inquiries taken by it. Thereafter, the Board of Directors (with all Directors present), unanimously approved and adopted resolutions relating to the merger, which, among other things, authorized us to enter into the original merger agreement, as well as resolutions that we pay a success bonus to Mr. Crowley and approving the fees to be paid to the members of the Special Committee. The Board of Directors also approved and adopted resolutions permitting the Special Committee to continue in operation with regard to oversight of expenditures that could result in an adjustment to the merger consideration, including with regard to certain third party consents and capital expenditures and other issues arising from the original merger agreement, as well as the power to enter into any amendments or waivers with respect to the original merger agreement. No further specific inquiries were made of the Special Committee.

   Following further minor negotiations with respect to the original merger agreement and the related documents, the parties executed the original merger agreement and related documents on July 13, 1999 and issued a press release announcing the transaction.

   Monitoring of Closing Matters. Subsequent to the execution of the original merger agreement, the Special Committee met several times to discuss and monitor the progress of the matters necessary to close the merger transaction.

   Change in Structure/Amendment and Restatement of Original Merger
Agreement. On September 28, 1999, representatives of SHP Acquisition informed us that SHP Acquisition had restructured its financing arrangements and therefore no longer needed, as originally contemplated by the original merger agreement, certain amendments to our articles of incorporation (our "Charter") to be implemented as of the effective time of the merger. These amendments, along with a proposal relating to the termination of our REIT status, would have required the approval of two-thirds of the outstanding shares of our common stock and preferred stock (voting as a single class, with the preferred stock voting on an as-converted basis). In contrast, the approval of the merger requires us to obtain the approval of a majority of the outstanding shares of our common stock and preferred stock (voting as a single class, with the preferred stock voting on an as-converted basis). Because SHP Acquisition was no longer requesting that we seek stockholder approval to effect Charter amendments and terminate our REIT status, the Special Committee, at a meeting held on October 7, 1999, agreed to amend the original merger agreement to no longer contemplate stockholder approval for these matters.

   At its October 7, 1999 meeting, the Special Committee also approved an amendment of the adjustment provisions of the original merger agreement. The original merger agreement had provided that the common stockholders would be paid an amount equal to their proportionate share of 50% of the increase in our cash balance as of the date five business days prior to the merger as compared to our cash balance as of June 30, 1999, provided that common stockholders would receive an aggregate of at least $2.5 million even if the increase in our cash balance did not warrant such payment. In light of our financial performance and the belief of the Special Committee, after review and analysis by the Special Committee, the Board of Directors and their advisors, that the closing adjustment would not be greater than $2.5 million and that the expenses associated with the cash balance calculation would be effectively borne by our stockholders, and after receipt of the opinion, dated October 7, 1999, of Goldman Sachs described below, the Special Committee agreed to amend the original merger agreement to provide that, under this adjustment, our common stockholders would receive an aggregate amount of $2.5 million, or approximately 6 cents per share. In determining whether to approve the amendment to the adjustment provisions of the original merger agreement, the Special Committee considered the opinion, dated October 7, 1999, of Goldman Sachs that, as of such date and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the Merger Consideration to be received by our stockholders (other than the Related Persons) in the merger contemplated by the merger agreement was fair to such stockholders from a financial point of view.

   Following discussions among the members of the Special Committee after being advised by and asking questions of Goldman Sachs and Altheimer & Gray, the members of the Special Committee (with one member not present at the meeting) unanimously approved entering into the merger agreement, which gives effect to the amendments described above, and the merger and recommended that the full Board of Directors approve the merger agreement and the merger.

   Following the meeting of the Special Committee, a meeting of our Board of Directors was convened. The Special Committee recommended that we enter into the merger and the merger agreement. The Board of Directors (with two members not present at the meeting) unanimously approved and adopted resolutions

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

relating to the merger, which, among other things, authorized us to enter into the merger agreement and the merger. Following the Board of Directors meeting, the parties executed the merger agreement.

Purpose and Structure of the Merger

   Purpose. The purpose of effecting the merger at this time is to:

  . enable SHP Acquisition and SHP Investors Sub to acquire the entire equity interest in Sunstone; and

  . to provide the Nonaffiliated Stockholders with an opportunity to liquidate their investment in us for cash at a significant premium to the market prices for the common stock prior to the announcement of SHP Acquisition's initial acquisition offer and, for holders of preferred stock, at the Liquidation Preference per share of preferred stock.

   SHP Acquisition determined that it was an appropriate time to make its acquisition offer to us based on its knowledge of the real estate industry, its belief that the trading price of our common stock undervalued us and our assets and its desire to take advantage of the benefits described below under "-- Benefits and Detriments of the Merger to SHP Acquisition."

   Structure. The transaction was structured as a sale of our interest in the Operating Partnership by means of a merger of a subsidiary of SHP Acquisition with and into the Operating Partnership followed by the merger of SHP Investors Sub with and into us. We and SHP Acquisition believed this structure to be the most efficient means to transfer the assets of and entire equity interest in us to SHP Acquisition and to provide the Nonaffiliated Stockholders with cash for their common stock.

Benefits and Detriments of the Merger to SHP Acquisition

   Following the merger, SHP Acquisition will become the beneficiary of any future earnings growth and any increase in our value. SHP Acquisition believes the value of Sunstone as the surviving entity will be enhanced following the merger (which will benefit SHP Acquisition) by the following:

  . by becoming a private company (which will occur as a result of the merger), we will have access to capital from our controlling investor rather than being dependant upon the cyclical public capital markets;

  . by becoming a private company, we will be able to emphasize growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings;

  . by having the ability to terminate Sunstone's status as a REIT following the closing (see "--Plans for Sunstone After the Merger"), the need to comply with the distribution requirements imposed by tax laws applicable to REITs could be eliminated, thereby increasing our ability to retain capital;

  . by combining our operations with those of Lessee and the Management
    Company (which will be permitted in the event we cease to operate as a REIT), we will be able to eliminate certain conflicts and inefficiencies of the current organizational structure (see "--Plans for Sunstone After the Merger"), resulting in a more efficient operating entity; and

  . by eliminating the costs associated with our public ownership, the overall operational and administrative costs of Sunstone as the surviving company will be reduced.

   The detriments of the completion of the merger to SHP Acquisition are:

  . the significant cash outlay by SHP Acquisition required to complete the merger;

  . the inability of Sunstone as the surviving company to pay for acquisitions with publicly traded securities; and

  . the inability of Sunstone as the surviving company to grant options to its employees exercisable for publicly traded securities.

Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger

   At a meeting held on July 12, 1999, the Special Committee unanimously (i) determined that the terms of the merger are fair to, and in the best interests of, us and the Nonaffiliated Stockholders, and (ii) recommended that the Board of Directors approve the original merger agreement, declare the merger to be advisable and approve the merger. At a meeting of the Board of Directors held on July 12, 1999, all of the Directors, based on the recommendation of the Special Committee, among other things:

  . determined that the merger is fair and reasonable to, and in the best interests of, the Nonaffiliated Stockholders and declared the merger advisable;

  . determined to recommend to our stockholders that they vote to approve the merger; and

  . authorized our officers to execute the original merger agreement and related documents.

   At a meeting held on October 7, 1999, the Special Committee (with one member absent) unanimously (i) determined that the terms of the merger are fair to, and in the best interests of, us and the Nonaffiliated Stockholders, and (ii) recommended that the Board of Directors approve the merger agreement, declare the merger to be advisable and approve the merger. At a meeting of the Board of Directors held on October 7, 1999, all of the Directors present at the meeting (with two Directors absent), based on the recommendation of the Special Committee, among other things:

  . determined that the merger is fair and reasonable to, and in the best interests of, the Nonaffiliated Stockholders and declared the merger advisable;

  . determined to recommend to our stockholders that they vote to approve the Merger Proposal; and

  . authorized our officers to execute the merger agreement and related documents.

   See "Matters Relating to the Merger Proposal--Background of the Merger."

   The Special Committee. In determining to recommend to the Board of Directors that it approve the merger agreement and declare the merger to be advisable, and in determining that the merger was fair to, and in the best interests of, the Nonaffiliated Stockholders, the Special Committee considered both potential positive and negative factors. Among the positive factors considered were the following factors, each of which, in the Special Committee's view, supported the Special Committee's determination to recommend the merger:

  . its determination, after consultation with its independent financial advisor, that the Merger Consideration presented greater value to the Nonaffiliated Stockholders than they were likely to realize by:

   . any alternative sale proposed by any other bidder for us;

   . continuing to operate us as an independent company (especially considering issues regarding our recent difficulties in obtaining financing, our recent operating performance and the inherent structural limitations of our relationship with Lessee and the Management Company); or

   . conducting an orderly liquidation of Sunstone through an asset sale strategy;

  . we had thoroughly explored the market interest in an acquisition of us, through the efforts on our behalf by Goldman Sachs to solicit indications of interest to purchase all or part of our business, which efforts included contacting 38 potential acquirors and extended over nearly three months;

  . that, based on:

   . its negotiations with other parties that expressed interest or made offers to acquire us which, among other things, led to significant improvements in SHP Acquisition's offer, and

   . the extensive efforts made by the Special Committee to negotiate and execute a merger agreement favorable to us and the Nonaffiliated Stockholders;

    the Merger Consideration together with the other terms set forth in the merger agreement represented the best of the available alternatives;

  . historical data relating to market prices of our common stock, including data that indicated that, assuming the Merger Consideration would be $10.41 per share, the Merger Consideration represents an approximately 44.18% premium to the average closing price of our common stock on the New York Stock Exchange of $7.22 over the 30-day period ending on and including April 5, 1999 (the day prior to the date SHP Acquisition's initial cash offer was made and disclosed);

  . the opinion, dated July 12, 1999, of Goldman Sachs, independent financial advisor to the Special Committee, that, as of such date, and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by our stockholders (other than the Related Persons) in the merger contemplated by the original merger agreement was fair to such stockholders from a financial point of view;

  . the opinion, dated October 7, 1999, of Goldman Sachs, that, as of such date, and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the Merger Consideration to be received by our stockholders (other than the Related Persons) in the merger contemplated by the merger agreement was fair to such stockholders from a financial point of view;

  . that SHP Acquisition, upon signing the original merger agreement, posted a letter of credit in the amount of $25 million to secure the performance of certain of its obligations under the merger agreement;

  . the increased likelihood of consummation of the merger by SHP Acquisition and SHP Investors Sub because of the delivery of the letter of credit described above and the limited number and nature of the conditions to their obligations to close, including:

   . that SHP Acquisition has received a commitment to fund $454 million
     (which funding is currently anticipated to be approximately $508 million to $518.5 million) of the purchase price from Paine Webber, and that the financing commitment subjects the financing to only limited conditions; and

   . that the existence of litigation relating to the merger, other than any such litigation resulting in the granting of injunctive relief that prevents consummation of the merger, will not cause a failure of the conditions;

  . although Sunstone is restricted from paying dividends under the merger agreement, the merger consideration will be increased by an aggregate amount of $2.5 million, or approximately 6 cents per share, subject to adjustments which may decrease the amount of the merger consideration (See "The Merger and the Merger Agreement--Merger Consideration"); and

  . the other terms and conditions of the merger agreement, including the scope of the parties' representations, warranties, covenants and agreements and the right of the Board of Directors to withdraw or modify its recommendation if we receive an unsolicited Superior Acquisition Proposal that we desire to accept (See "The Merger and Merger Agreement-- Termination; Withdrawal of Recommendations").

   The material negative factors, which the Special Committee viewed as insufficient to outweigh the positive factors, were:

  . that, following the merger, the Nonaffiliated Stockholders would not benefit from our future earnings growth or increase in value, should either of these events occur;

  . the potential conflicts of interest of certain of our officers and Directors in connection with the merger; and

  . that a Nonaffiliated Stockholder will recognize a taxable gain upon completion of the merger if the amount of cash that the Nonaffiliated Stockholder receives in the merger exceeds its tax basis in its common stock.

   In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the fairness of the merger, the Special Committee did not find it practicable to assign relative weights to the foregoing factors; accordingly, the Special Committee did not do so.

   Although our obligation to consummate the merger is not conditioned upon the favorable vote of a majority of the Nonaffiliated Stockholders and our Board did not retain an unaffiliated representative to act solely on behalf of the Nonaffiliated Stockholders, the Special Committee believes that the merger is procedurally fair because:

  . the Special Committee consisted of disinterested Directors appointed to represent the interests of, and to negotiate on an arm's-length basis with all potential acquirors (including SHP Acquisition) on behalf of, the holders of common stock;

  . the Special Committee retained and was advised by independent outside legal counsel;

  . the Special Committee retained and was advised by Goldman Sachs, as its independent financial advisor; and

  . the Company thoroughly explored the interest of other potential acquirors in entering into a transaction with Sunstone.

   The Special Committee also believes that the merger is procedurally fair because the price and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between the Special Committee and SHP Acquisition.

   Because cash flow indicators such as EBITDA, FFO and expected yields are one of the primary methods of determining the value of real-estate based investments, including REITs; the fact that we would base our own financial performance and would make significant capital expenditures on capital improvements based in part on these cash flow indicators; and the fact that other valuation methods were not believed to be as appropriate for the reasons discussed below, the Special Committee believed that cash flow and expected yield analysis were useful indicators of our value. Conversely, net book value is not related to cash flows or expected yields and is therefore not a useful indicator of our value, the Special Committee did not consider our net book value to be a material factor in determining the fairness of the transaction to our stockholders. Moreover, the Special Committee did not conduct a liquidation valuation of us, primarily because it did not believe liquidation value to be indicative of our going concern value. The Special Committee believed that the liquidation value of our assets was not indicative of our value primarily because we would incur a tax liability in the event of a liquidation of approximately $60 to $80 million with respect to certain hotels acquired by us from Kahler Realty Corporation. The Special Committee also did not establish a pre-merger going concern value for our equity for the purpose of determining the fairness of the Merger Consideration to our stockholders. The Special Committee does not think that there is any single method of determination of going concern value, but the Special Committee did note that the sale process conducted on our behalf contemplated our sale as a going concern. In this regard, the Special Committee noted that the only other firm offer for us was at a price lower than the Merger Consideration.

   The Board of Directors. The Board of Directors, at its October 7, 1999 meeting, considered the unanimous recommendation of the Special Committee (with one member absent), the opinions of the independent financial advisor as to the fairness of the Merger Consideration from a financial point of view, as well as the other factors (enumerated above) considered by the Special Committee, and determined that the merger is fair to, and in the best interests of, the stockholders, approved and adopted the Merger Proposal, and recommended that the stockholders vote to approve and adopt the Merger Proposal. The vote of the Directors to authorize and approve the Merger Proposal was unanimous (with two Directors absent), and a majority of the Directors voting were not employees of, or otherwise affiliated with (other than as Directors), us. The Board of Directors received an oral report of the Special Committee as to its deliberations and a review of its discussions with Goldman Sachs as to the fairness of the transaction. Thereafter the Board of Directors considered the recommendation of the Special Committee but made its own evaluation without making any additional inquiries, based on the factors enumerated above, of the substantive and procedural fairness of the Merger Proposal and its prior discussions in July with the Special Committee.

   The foregoing discussion of the information and factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive but includes all material factors considered by them in making their respective decisions. In view of the variety of factors considered in connection with their evaluation of the merger, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their respective determinations. In addition, individual members of the Special Committee or of the Board of Directors may have given different weight to different factors. In the course of their deliberations, neither the Special Committee nor the Board of Directors established a range of values for us; however, based on the factors outlined above and on the presentation and opinion of Goldman Sachs, the Special Committee and the Board of Directors determined that the merger agreement and the merger are fair to, and in the best interests of, Sunstone and the Nonaffiliated Stockholders.

   The Board of Directors also considered the interests described under "Matters Relating to the Merger Proposal--Interests of Certain Persons in Matters to be Acted Upon" that certain Directors and members of management have in the merger. The Board concluded that the fact that existing stock options previously granted to Directors and management will accelerate and be converted into cash as a result of the merger, and that certain members of management will receive payments as a result of the merger, all as described under "Matters Relating to the Merger Proposal--Interests of Certain Persons in Matters to be Acted Upon," were reasonable in the context of the entire transaction.

   The Board of Directors considered the significant equity to be held in SHP Acquisition by affiliates of Messrs. Alter and Biederman and the employment agreements they have entered into with SHP Acquisition. The Board concluded that these arrangements were reasonable in the context of the entire transaction in light of the fact that they were the product of arm's length negotiations between the individuals involved and affiliates of Westbrook.

Benefits and Detriments to Nonaffiliated Stockholders

   We and the Filing Persons believe that the merger will result in the following benefits to Nonaffiliated Stockholders:

  . they will realize the value of their investment in our company in cash at a price which represents a substantial premium to the market price for the common stock prior to the announcement of SHP Acquisition's initial cash offer of $9.50 to $10.00 per share; and

  . it will eliminate the risk of a decline in the value of their investment in our company in the depressed market for public REITs.

   The primary detriment of the merger to Nonaffiliated Stockholders is that they will not have an opportunity to continue their equity interest in our company as an ongoing concern. This means they will not share in the future earnings and potential growth, if any, of our company or its properties, or benefit from any increases in the value of our company, if any. Nonaffiliated Stockholders also generally will recognize a taxable gain upon the completion of the merger if the amount of cash such Nonaffiliated Stockholders receive in the merger exceeds their tax basis in their common stock. See "Matters Relating to the Merger Proposal--Material Federal Income Tax Consequences."

Opinion of the Independent Financial Advisor

   On July 12, 1999, Goldman Sachs delivered its oral opinion to the Special Committee to the effect that, as of the date of such opinion, and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by our stockholders (other than the Related Persons) in the merger contemplated by the original merger agreement was fair to such stockholders from a financial point of view. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated July 12, 1999. Goldman Sachs subsequently delivered its written opinion to the Special Committee, dated October 7, 1999, to the effect that, as of such date and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth in that opinion, the Merger Consideration to be received by our stockholders (other than the Related Persons) in the merger contemplated by the merger agreement was fair to such stockholders from a financial point of view.

   The full text of the written opinions of Goldman Sachs, dated July 12, 1999 and October 7, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinions, are attached as Appendix B and Appendix C, respectively, to this Proxy Statement. Holders of shares of common stock are urged to, and should, read such opinions in their entirety.

   In connection with its opinion, dated July 12, 1999, Goldman Sachs reviewed, among other things:

  . the original merger agreement;

  . the Lessee/Manager Agreement, dated as of July 12, 1999, among us, the Operating Partnership, Messrs. Alter and Biederman, Lessee and the Management Company;

  . our Annual Reports to stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1996, 1997 and 1998;

  . certain interim reports to stockholders and our Quarterly Reports on Form
    10-Q;

  . certain other communications from us to our stockholders; and

  . certain internal financial analyses and forecasts for us, including: (i) projections, dated November 1998, prepared by outside consultants, Hospitality Valuation Services; (ii) projections dated April 29, 1999, prepared collectively by Lessee and the Management Company and reviewed by our management; (iii) projections dated June 11, 1999, prepared collectively by Lessee and the Management Company and reviewed by our management; and (iv) projections dated June 28, 1999, prepared by independent consultants hired by our management at the direction of the Special Committee.

   In connection with its opinion, dated October 7, 1999, Goldman Sachs reviewed, in addition to the documents and information it reviewed in connection with its opinion, dated July 12, 1999, among other things, the merger agreement.

   Goldman Sachs also held discussions with members of the Special Committee and the management of Sunstone and Lessee regarding our past and current business operations, financial condition (including, in connection with the opinion dated October 7, 1999, monthly operating results for the Sunstone properties for July and August 1999) and future prospects. In addition, Goldman
Sachs:

  . reviewed the reported price and trading activity for the shares of common stock;

  . compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded;

  . reviewed the financial terms of certain recent business combinations in the hospitality and real estate industries specifically and other industries generally; and

  . performed such other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinions. In that regard, for purposes of the opinions and the related analysis, the Special Committee instructed Goldman Sachs to rely on the June 28 Projections, and accordingly Goldman Sachs has assumed that the June 28 Projections were reasonably prepared, although they do not reflect Sunstone's actual operating results for the period following May 31, 1999. In that regard, the management of Sunstone has informed Goldman Sachs that such operating results are below the level implied by the June 28 Projections. Goldman Sachs' opinion, dated October 7, 1999, does not address the relative merits for Sunstone of the merger agreement as compared to the original merger agreement. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of us or any of our subsidiaries.

   The advisory services and the opinions of Goldman Sachs are provided for the information and assistance of the Special Committee in connection with its consideration of the transactions contemplated by the original merger agreement and the merger agreement, and such opinions do not constitute a recommendation as to how any holder of shares of common stock should vote with respect to the transactions contemplated by the merger agreement.

   The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Special Committee on July 12, 1999, which opinion was subsequently confirmed in writing. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing its written opinion, dated October 7, 1999.

   Selected Lodging Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to us to corresponding financial information, ratios and public market multiples for eight publicly traded REITs:

  . Boykin Lodging Company;

  . Equity Inns Inc.;

  . FelCor Lodging Trust Incorporated Inc.;

  . Hospitality Properties Trust;

  . Host Marriott Corporation;

  . Lasalle Hotel Properties;

  . MeriStar Hospitality Corporation; and

  . Patriot American Hospitality

   Goldman Sachs also reviewed and compared certain financial information, ratios and public market multiples relating to us to corresponding financial information, ratios and public market multiples for ten publicly traded corporations in the lodging business:

  . Florida Panthers Holdings, Inc.;

  . Four Seasons Hotels Inc.;

  . Hilton Hotels Corporation;

  . Marriott International, Inc.;

  . MeriStar Hotels & Resorts, Inc.;

  . Prime Hospitality Corp.;

  . Promus Hotel Corporation;

  . Red Roof Inns, Inc.;

  . Starwood Hotel & Resorts Worldwide, Inc.; and

  . U.S. Franchise Systems, Inc.

   The selected lodging companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to us. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for us were calculated using alternatively a price of $7.56 per share of common stock (the closing price on April 5, 1999, the day preceding public announcement of the offer by SHP Acquisition to purchase us), and a price of $9.00 per share of common stock (the closing price on July 9, 1999). The multiples and ratios for each of the selected companies were based on the most recent publicly available information. The EBITDA and funds from operations per share estimates with respect to us were based on the June 28 Projections and our projected net debt at October 31, 1999 was based upon estimates of our management. With respect to the selected companies, among other things, Goldman Sachs considered:

  . leveraged market capitalization (i.e., the market value of common equity plus the book value of debt and preferred stock less cash) as a multiple of estimated 1999 and 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA");

  . current share price (as of July 9, 1999 with respect to the selected companies and as of April 5, 1999 and July 9, 1999 with respect to us) as a multiple of Institutional Broker Estimated System estimated 1999 and 2000 funds from operations per share (for REITs) and as a multiple of Institutional Broker Estimated System estimated 1999 and 2000 earnings per share (for corporations);

  . Institutional Broker Estimated System estimated 5-year growth rate of funds from operations per share (for REITs) and earnings per share (for corporations); and

  . Institutional Broker Estimated System estimated 1999 funds from operations per share (for REITs) and earnings per share (for corporations) as a multiple of Institutional Broker Estimated System estimated 5-year growth rate of funds from operations per share (for REITs) and earnings per share (for corporations).

   The results of this analysis were as follows:

                                                 Selected Companies: REITs
                                                 -------------------------
                         1999E EBITDA 2000E EBITDA 1999E FFO/1/ 2000E FFO 5-Year FFO  1999E FFO to
                          Multiples    Multiples    Multiples   Multiples Growth Rate 5-year Growth
                         ------------ ------------ ------------ --------- ----------- -------------
High Point of Range.....     9.1x         8.7x         6.9x       6.4x       15.0%        0.9x
Low Point of Range......     7.8x         7.1x         2.8x       3.1x        7.5%        0.2x
Mean....................     8.4x         7.9x         5.7x       5.3x       10.1%        0.6x
Sunstone (4/5/1999).....     8.3x         7.6x         5.2x       4.8x       11.0%        0.5x
Sunstone (7/9/1999).....     9.0x         8.2x         6.2x       5.7x       11.0%        0.6x

--------
/1/ Funds from operations per share

                                            Selected Companies: Corporations
                                            --------------------------------

                                                                         5-Year
                         1999E EBITDA 2000E EBITDA 1999E PE  2000E PE    EPS/1/    1999E PE to
                          Multiples    Multiples   Multiples Multiples Growth Rate 5-year Growth
                         ------------ ------------ --------- --------- ----------- -------------
High Point of Range.....    24.5x        22.8x       47.2x     28.3x      35.0%        1.6x
Low Point of Range......     6.3x         5.8x       10.9x      9.6x      11.5%        0.6x
Mean....................    10.0x        10.0x       21.3x     16.4x      19.3%        1.1x
Sunstone (4/5/1999).....     8.3x         7.6x        5.2x      4.8x      11.0%        0.5x
Sunstone (7/9/1999).....     9.0x         8.2x        6.2x      5.7x      11.0%        0.6x

--------
/1/ Earnings per share

   Selected Acquisitions of Companies in the Lodging Industry. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to the merger to corresponding financial information, ratios and public market multiples relating to selected acquisitions of companies in the lodging industry between January 1997 and February 8, 1999. With respect to the selected acquisitions, among other things, Goldman Sachs considered:

  . the transaction value (i.e., the acquired company's equity market capitalization plus assumed debt) as a multiple of the acquired company's forward EBITDA;

  . the transaction value as a multiple of the acquired company's forward earnings before interest and taxes ("EBIT");

  . the price per share paid in the applicable transaction as a multiple of the acquired company's forward funds from operations per share per share (for REITs) and its earnings per share (for corporations); and

  . the premium in percentage terms of the price per share paid in the applicable transaction over the price of the acquired company's stock one month prior to announcement of the applicable transaction.

   The multiples in each case were derived with respect to the year that the relevant transaction was announced. The analysis with respect to Sunstone assumed an offer price of $10.35 per share of common stock, was based on the June 28 Projections and included our projected net debt (and preferred stock) at October 31, 1999 which was based upon estimates of our management.

   The results of this analysis were as follows:

                                                                             Premium Over Stock
                         Forward EBITDA Forward EBIT Forward P/E Forward FFO  Price One Month
                            Multiple      Multiple    Multiple    Multiple         Prior
                         -------------- ------------ ----------- ----------- ------------------
High Point of Range
 (excluding Sunstone)...     14.0x         19.7x        38.0x       9.7x            76.0%
Median of Range
 (excluding Sunstone)...     11.3x         15.0x        27.0x       9.5x            24.8%
Mean (excluding
 Sunstone)..............     11.0x         15.5x        27.0x       8.0x            24.9%
Low Point of Range
 (excluding Sunstone)...      7.6x         11.5x        15.2x       4.8x            (1.0)%
SHP
 Acquisition/Sunstone...      9.6x         17.4x           NA       7.1x            34.6%

   Net Asset Value Analysis. Goldman Sachs calculated the net asset value per share of our common stock using various capitalization rates ranging from 13.00% to 10.50%. For purposes of such calculations, 2000 property net operating income for the properties owned by us, leased by Lessee and managed by the Management Company was estimated at $97.1 million based upon the June 28 Projections. A real estate value was calculated by dividing the estimated 2000 property net operating income by the applicable capitalization rate. The amounts of certain notes receivable and other assets were added and the amounts of the total net debt at October 31, 1999 as estimated by our management and the preferred stock and the value of Lessee and the Management Company were subtracted, respectively, from the applicable real estate value to calculate our net asset value. The value of Lessee and the Management Company was derived from the fact that in conjunction with a Superior Acquisition Proposal (see "Summary--Termination of the Merger Agreement" above for the definition of this term) we have the right to purchase Lessee and the Management Company at a purchase price of $30 million. Goldman Sachs also calculated the premium (or discount) in percentage terms of the $10.35 per share contemplated by the original merger agreement, the final trading price of the shares of common stock on July 9, 1999 and the average trading price of the shares of common stock over various periods preceding announcement of the merger, respectively, over the net asset value per share using various capitalization rates.

   The results of this analysis were as follows:

                                  Capitalization Capitalization Capitalization Capitalization Capitalization Capitalization
                                       Rate           Rate           Rate           Rate           Rate           Rate
                                      13.00%         12.50%         12.00%         11.50%         11.00%         10.50%
                                  -------------- -------------- -------------- -------------- -------------- --------------
Net asset value per share.......      $6.42          $7.16          $7.96          $8.84          $9.79          $10.83
Merger consideration as
 percentage premium/(discount)
 to net asset value per share...       61.2%          44.5%          30.0%          17.1%           5.8%           (4.4)%
7/09/1999 share price ($9.00) as
 percentage premium/(discount)
 to net asset value per share...       40.1%          25.7%          13.0%           1.9%          (8.0)%         (16.9)%
30 day pre-announcement average
 share price ($7.24)
 as percentage premium/(discount)
 to net asset value per share...       12.7%           1.1%          (9.1)%        (18.1)%        (26.0)%         (33.2)%
90 day pre-announcement average
 share price ($8.41)
 as percentage premium/(discount)
 to net asset value per share...       31.0%          17.4%           5.6%          (4.8)%        (14.1)%         (22.3)%
180 day pre-announcement average
 share price ($8.81)
 as percentage premium/(discount)
 to net asset value per share...       37.1%          23.0%          10.6%          (0.3)%        (10.0)%         (18.7)%
One year pre-announcement
 average share price ($10.81)
 as percentage premium/(discount)
 to net asset value per share...       68.3%          50.9%          35.7%          22.3%          10.4%           (0.2)%

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the contemplated transaction.

   The analyses were prepared solely for purposes of Goldman Sachs providing its opinion, dated July 12, 1999, to the Special Committee as to the fairness from a financial point of view to the stockholders (other than the Related Persons) of the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by such holders in the merger contemplated by the original merger agreement and its opinion, dated October 7, 1999, as to the fairness from a financial point of view to the stockholders (other than the Related Persons) of the Merger Consideration to be received by such holders in the merger contemplated by the merger agreement. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of the Special Committee, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

   As described above, Goldman Sachs' opinions, dated July 12, 1999 and October 7, 1999, to the Special Committee were one of many factors taken into consideration by the Special Committee in making its determination to approve the original merger agreement and the merger agreement, respectively. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinions of Goldman Sachs, dated July 12, 1999 and October 7, 1999, set forth as Appendix B and Appendix C, respectively, to this Proxy Statement.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with us because it has provided certain investment banking services to us from time to time, including having acted as a co-managing underwriter of a public offering of 4.5 million shares of common stock in February 1998, and having acted as financial advisor to the Special Committee in connection with, and having participated in certain of the negotiations leading to, the original merger agreement and the merger agreement. Goldman Sachs has also provided certain investment banking services to Westbrook Fund III and its affiliates from time to time and may provide investment banking services to Westbrook Fund III and its affiliates in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Sunstone for its own account and for the account of customers. As of October 7, 1999, Goldman Sachs had accumulated a long position of 1,000,000 shares of our common stock.

   Pursuant to a letter agreement dated April 14, 1999, the Special Committee engaged Goldman Sachs to act as its independent financial advisor to assist the Special Committee in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of the letter agreement, we have agreed to pay Goldman Sachs upon consummation of the merger a transaction fee of 0.67% of the aggregate consideration paid in connection with the merger (including payments made for our equity securities (including to holders of options, warrants and other convertible securities), payments made for the equity securities of the Operating Partnership, and the principal amount of all indebtedness for borrowed money as shown on our most recent consolidated balance sheet prior to the closing). We also have agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Position of SHP Acquisition and the Other Filing Persons

   The rules of the Securities and Exchange Commission require each of the Filing Persons to express its belief as to the fairness of the merger to the Nonaffiliated Stockholders. While none of the Filing Persons has undertaken any evaluation of the merger from the standpoint of fairness to the Nonaffiliated Stockholders, each of the Filing Persons has considered the factors listed above under "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" which were taken into consideration by the Special Committee and the Board of Directors, based, however, only on the more limited facts and information available to them. The Filing Persons also understand that our obligation to consummate the merger is conditioned upon the favorable vote of a majority of all stockholders entitled to vote, and not solely upon the approval of a majority of the Nonaffiliated Stockholders, and that our Board did not retain an unaffiliated representative to act solely on behalf of all the Nonaffiliated Stockholders. Among the positive factors considered were the following factors, each of which, in the Filing Persons' view, supports their belief that the Merger Consideration is fair to the Nonaffiliated Stockholders from a financial point of view:

  . Sunstone had thoroughly explored the market interest in an acquisition of it, through the efforts on its behalf by Goldman Sachs to solicit indications of interest to purchase all or part of Sunstone's business, whose efforts included contacting 38 potential acquirors and extended over nearly three months;

  . historical data relating to market prices of Sunstone's common stock, including data that indicated that, assuming the Merger Consideration would be $10.39 per share, the Merger Consideration represents an approximately 43.9% premium to the average closing price of Sunstone's common stock on the New York Stock Exchange of $7.22 over the 30-day period ending on and including April 5, 1999 (the day prior to the date SHP Acquisition's initial cash offer was made and disclosed);

  . the opinion dated July 12, 1999 of Goldman Sachs, which opinion has been adopted by the Filing Persons, that, as of such date, and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth therein, the $10.35 per share, as adjusted as provided in the original merger agreement, to be received by the stockholders (other than the Related Persons) was fair from a financial point of view to such stockholders;

  . the opinion dated October 7, 1999 of Goldman Sachs, which opinion has been adopted by the Filing Persons, that, as of such date, and based upon the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, as set forth therein, the Merger Consideration to be received by the stockholders (other than the Related Persons) was fair from a financial point of view to such stockholders;

  . although Sunstone is restricted from paying dividends under the merger agreement, the merger consideration will be increased by an aggregate amount of $2.5 million, or approximately 6 cents per share, subject to adjustments which may decrease the amount of the merger consideration (See "The Merger and the Merger Agreement--Merger Consideration");

  . the other terms and conditions of the merger agreement, including the scope of the parties' representations, warranties, covenants and agreements and the right of the Board of Directors to withdraw or modify its recommendation if Sunstone receives an unsolicited Superior Acquisition Proposal that it desires to accept (See "The Merger and Merger Agreement--Termination; Withdrawal of Recommendations"); and

  . the approval of the merger by all the members of the Special Committee and the fact that the Special Committee, based on the factors described in "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger," determined that the merger is fair to and in the best interests of the Nonaffiliated Stockholders and declared that the merger agreement and the transactions contemplated by the merger agreement are advisable.

   The Filing Persons considered the material negative factors described under "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" and viewed them as insufficient to outweigh the positive factors.

   After considering the foregoing, each of the Filing Persons has indicated that it believes the Merger Consideration to be fair to the Nonaffiliated Stockholders from a financial point of view. In light of the number and variety of factors the Filing Persons considered in connection with their evaluation of the fairness of the Merger Consideration to the Nonaffiliated Stockholders from a financial point of view, the Filing Persons did not find it practicable to assign relative weights to the foregoing factors; accordingly, the Filing Persons did not do so.

   Because cash flow indicators such as EBITDA, FFO and expected yields are one of the primary methods of determining the value of real-estate based investments, including REITs; the fact that we would base our own financial performance and would make significant capital expenditures on capital improvements based in part on these cash flow indicators; and the fact that other valuation methods were not believed to be as appropriate for the reasons discussed below, the Filing Persons believed that cash flow and expected yield analysis were useful indicators of our value. Conversely, net book value is not related to cash flows or expected yields and is therefore not a useful indicator of our value, the Filing Persons did not consider our net book value to be a material factor in determining the fairness of the transaction to our stockholders. None of the Filing Persons conducted a liquidation valuation of Sunstone, primarily because none of them believed liquidation value to be indicative of our going concern value. The Filing Persons believed that the liquidation value of our assets was not indicative of our value primarily because we would incur a tax liability in the event of a liquidation of approximately $60 to $80 million with respect to certain hotels acquired by us from Kahler Realty Corporation. The Filing Persons also did not establish a pre-merger going concern value for our equity for the purpose of determining the fairness of the Merger Consideration to our stockholders. The Filing Persons do not think that there is any single method of determination of going concern value, but the Filing Persons did note that the sale process conducted on our behalf contemplated our sale as a going concern. In this regard, the Filing Persons noted that the only other firm offer for Sunstone was at a price lower than the Merger Consideration.

   The Filing Persons considered the procedural measures taken by the Board to ensure the procedural fairness of the transaction, including the formation of the Special Committee, the retention of independent legal and financial advisors by the Special Committee and the arms-length nature of the negotiations. The Filing Persons also believe that the merger is procedurally fair because:

  . the Special Committee met separately from any interested parties and received advice from its independent financial and legal advisors on numerous occasions prior to and during the auction process;

  . the Special Committee engaged in extensive deliberations in evaluating the merger agreement and alternatives thereto, including authorizing Goldman Sachs to solicit indications of interest to purchase all or part of Sunstone's business, whose efforts included contacting 38 potential acquirors and extended over nearly three months; and

  . the Special Committee supervised the auction process and directed its independent financial and legal advisors with respect to the negotiation of the principal terms of the merger agreement.

Interests of Certain Persons in Matters to be Acted Upon

   In considering the recommendation of the Special Committee and our Board of Directors, stockholders should be aware that some of our executive officers and Directors have interests in the merger or relationships, including those referred to below, that may present potential or actual conflicts of interest in connection with the merger. The Special Committee and our Board of Directors were aware of these potential or actual conflicts of interest and considered them (as described in "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger") along with other matters described under "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" and "Certain Relationships and Transactions."

   Contribution and Sale Agreement. In exchange for the assets of the Management Company and its subsidiaries, certain related liabilities will be assumed and Mr. Alter will receive $3 million in cash from SHP Acquisition as well as equity interests in SHP Acquisition. In exchange for the stock of Lessee and OP Units being conveyed, Mr. Alter and his affiliates will receive additional equity interests in SHP Acquisition, and Mr. Biederman and his affiliates will receive equity interests in SHP Acquisition and $2.15 million in cash. In addition, SHP Acquisition has agreed to pay Mr. Biederman an additional $2.25 million in cash for certain services performed by him. SHP Acquisition has also agreed to cause certain of Messrs. Alter's and Biederman's obligations under a third party pledge, an OP unit purchase agreement and an institutional lender's working capital facility, each of which is discussed in more detail under "Certain Relationships and Transactions," to be terminated. The contribution agreement further provides that Messrs. Alter and Biederman will be released from certain personal guarantees and indemnities incurred by them on behalf of us under our line of credit, franchise agreements and percentage leases.

   Formation of SHP Acquisition. SHP Acquisition was formed by affiliates of Westbrook and Mr. Alter in connection with the transactions contemplated by the merger agreement. Alter SHP, a member of SHP Acquisition, is an affiliate of Mr. Alter, our President, Chief Executive Officer and Chairman of our Board of Directors, and has agreed to cause all OP Units currently owned by Mr. Alter and entities controlled by him to be contributed to SHP Acquisition at the time of the merger in exchange for equity interests in SHP Acquisition. Biederman SHP, a member of SHP Acquisition, is an affiliate of Mr. Biederman, our Executive Vice President and Vice Chairman of our Board of Directors, and has agreed to cause all OP Units currently owned by Mr. Biederman and entities controlled by him to be contributed to SHP Acquisition at the time of the merger in exchange for equity interests in SHP Acquisition. Certain affiliates of Westbrook have agreed to contribute cash to SHP Acquisition at the closing of the merger in exchange for interests in SHP Acquisition.

   After the consummation of the merger and related transactions, affiliates of Westbrook are expected to own in the aggregate approximately 90% of the then-outstanding interests of SHP Acquisition, and Alter SHP and Biederman SHP are expected to own in the aggregate approximately 10% of the then-outstanding interests of SHP Acquisition, depending on the amount of financing obtained as of the closing of the merger and the number of holders of OP Units who elect to receive cash in the Operating Partnership merger. Each of these equity holders will be entitled to receive initially a specified percentage return on their investment. After that return has been received, the interests held by Alter SHP and Biederman SHP will generally entitle them to a disproportionate percentage of SHP Acquisition's distributions of available cash and proceeds in the event of the sale or liquidation of SHP Acquisition or of us or the Operating Partnership as the surviving entities.

Consequently, Messrs. Alter and Biederman (through their affiliates) will have a significant interest in SHP Acquisition and will continue to have the opportunity to participate in the future earnings growth, if any, of Sunstone as the surviving entity and benefit from any increases in our value. See "-- Purpose and Structure of the Merger." The limited liability company agreement of SHP Acquisition also provides for annual bonus payments of $920,000 to Mr. Alter and $80,000 to Mr. Biederman. In addition, Messrs. Alter and Biederman have each entered into employment agreements with SHP Acquisition as described below.

   Options and Warrants. Certain Directors and executive officers have received options to acquire common stock pursuant to our stock option plan. Pursuant to the stock option plan and the merger agreement, we agree to use our best efforts so that at the time of closing of the merger, each outstanding option, whether or not then vested or exercisable, will be converted into a cash amount equal to the excess of the Merger Consideration over the exercise price for each share of common stock subject to the option, payable at the closing of the merger. Payments pursuant to the in the money options will be approximately $656,000 in the aggregate. Messrs. Alter and Biederman and certain employees of Lessee have received warrants to acquire common stock pursuant to our 1994 Stock Incentive Plan. Under the terms of the merger agreement, at the closing of the merger, each outstanding warrant to purchase common stock, whether or not vested or exercisable, will be converted into a cash amount equal to the excess of the Merger Consideration over the exercise price for each share of common stock subject to the warrant, payable at the closing. Payments with respect to these warrants to purchase common stock held by Messrs. Alter and Biederman will be approximately $138,465.20 in the aggregate. In connection with our initial capitalization, Mr. Alter received warrants to acquire OP Units. Pursuant to the merger agreement, at the closing of the merger, each outstanding warrant to purchase OP Units will be converted into a cash amount equal to the excess of the Merger Consideration over the exercise price for each OP Unit subject to the warrant, payable at the closing. Payments with respect to these warrants to purchase OP Units will be approximately $15,167 in the aggregate. Each of the calculations of this paragraph assumes the Merger Consideration will be $10.39 per share.

   The table below shows the in the money options and the warrants, including OP warrants held by Mr. Alter, to purchase common stock currently held by each of our executive officers and Directors and the amounts in respect of such options that such individuals will be entitled to receive at the effective time of the merger (assuming the Merger Consideration will be $10.39 per share).

                                                             TOTAL      AMOUNT
                                                          IN THE MONEY RECEIVED
                                                          OPTIONS AND     AT
                                                            WARRANTS   EFFECTIVE
                                                          OUTSTANDING    TIME
                                                          ------------ ---------
DIRECTORS:
 Robert A. Alter.........................................   202,042    $179,817
 Charles L. Biederman....................................    59,000      42,630
 H. Raymond Bingham......................................     4,500       3,724
 C. Robert Enever........................................     1,500       2,366
 Laurence S. Geller......................................     1,500       1,991
 Fredric H. Gould........................................     1,500       2,366
 Paul D. Kazilionis......................................     1,500       2,835
 David E. Lambert........................................     4,500       3,724
 Edward H. Sondker.......................................     4,500       3,724
                                                            -------    --------
 Subtotal for Directors:.................................   280,542    $243,177
                                                            -------    --------
EXECUTIVE OFFICERS:
 R. Terrence Crowley.....................................   250,000    $566,250
                                                            -------    --------
 Subtotal for Officers:..................................   250,000    $566,250
                                                            -------    --------
TOTAL FOR DIRECTORS AND EXECUTIVE OFFICERS:..............   530,542    $809,427
                                                            =======    ========

   Indemnification and Insurance. Pursuant to the merger agreement, Sunstone as the surviving entity will provide exculpation and indemnification for each person who was at any time prior to the effective time of the merger, an officer, employee or director of us or any of our subsidiaries. The exculpation and indemnification provided will be equivalent to that which is currently provided in our Charter and by-laws or the organizational documents of the applicable subsidiary. At or before closing of the merger, we will obtain $20 million of officers and directors liability insurance for acts or omissions occurring prior to the merger for each person currently covered by the officers and directors liability insurance of us or our subsidiaries, and that policy will remain effective for 6 years after the closing.

   Employment and Related Agreements and Arrangements. Upon the closing of the merger, SHP Acquisition intends to enter into employment or other agreements or arrangements with certain of our executive officers as summarized below.

   Mr. Alter has entered into a five-year employment agreement with SHP Acquisition, effective as of the closing date of the merger, pursuant to which he will serve as its chief executive officer. The employment agreement provides for an annual salary of $500,000. The SHP Acquisition Limited Liability Company Agreement contemplates that if the employment of Mr. Alter with SHP Acquisition is terminated by SHP Acquisition without cause, or by Mr. Alter with good reason, or by reason of Mr. Alter's death or disability, or if SHP Acquisition fails to offer to enter into a new employment agreement with Mr. Alter as provided in the SHP Acquisition Limited Liability Company Agreement after expiration of the term of his initial employment agreement with SHP Acquisition, Alter SHP will have the right to require SHP Acquisition to purchase the equity interest in SHP Acquisition held by Alter SHP for a price equal to fair market value on the date such right is exercised. If the employment of Mr. Alter with SHP Acquisition is terminated for any reason, SHP Acquisition will have the right to purchase the equity interests in SHP Acquisition held by Alter SHP for a price equal to fair market value on the date such right is exercised.

   Mr. Biederman has entered into a five-year employment agreement with SHP Acquisition, effective as of the closing date of the merger. The employment agreement provides for an annual salary of $200,000. The SHP Acquisition Limited Liability Company Agreement contemplates that if the employment of Mr. Biederman with SHP Acquisition is terminated by SHP Acquisition without cause, or by Mr. Biederman with good reason, or by reason of Mr. Biederman's death or disability, or if SHP Acquisition fails to offer to enter into a new employment agreement with Mr. Biederman as provided in the SHP Acquisition Limited Liability Company Agreement after expiration of the term of his initial employment agreement with SHP Acquisition, Biederman SHP will have the right to require SHP Acquisition to purchase the equity interest in SHP Acquisition held by Biederman SHP for a price equal to Fair Market Value on the date such right is exercised. If the employment of Mr. Biederman with SHP Acquisition is terminated for any reason, SHP Acquisition will have the right to purchase the equity interests in SHP Acquisition held by Biederman SHP for a price equal to Fair Market Value on the date such right is exercised.

Certain Consequences of the Merger

   At the effective time of the merger, SHP Investors Sub will be merged with and into us, and we will continue as the surviving entity in the merger, with the result that:

  . each share of common stock of SHP Investors Sub outstanding immediately prior to the effective time of the merger will be converted in the merger into one share of common stock of Sunstone as the surviving entity;

  . each share of preferred stock of SHP Investors Sub outstanding immediately prior to the effective time of the merger will be converted in the merger into one share of preferred stock of Sunstone as the surviving entity with substantially the same terms and conditions as SHP Investor Sub's preferred stock;

  . our Charter and by-laws, as amended, will be the Charter and by-laws of Sunstone as the surviving entity; and

  . the Directors and officers of SHP Investor Sub will be the directors and officers of Sunstone as the surviving entity.

   Following the merger, the Nonaffiliated Stockholders will cease to participate in our future earnings growth, if any, or to benefit from any increase in our value, and they no longer will bear the risk of any decrease in our value. Because the common stock held by Nonaffiliated Stockholders will be canceled as a result of the merger, the common stock will be delisted from the New York Stock Exchange.

   Distributions by Sunstone as the surviving entity after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the equity owners of the surviving entity and not to the Nonaffiliated Stockholders.

   The common stock is currently registered under the Securities Exchange Act of 1934, as amended. Following the merger:

  . the common stock will become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

  . SHP Acquisition has indicated its intention to have the common stock's registration under the Securities Exchange Act of 1934, as amended, terminated; and

  . upon such termination, our obligation to file reports pursuant to Section
    15(d) of the Securities Exchange Act of 1934, as amended, will be suspended.

   In addition, we will be relieved of our obligation to comply with other requirements of the Securities Exchange Act of 1934, as amended, including the proxy rules of Regulation 14A, the short-swing trading profits provisions of
Section 16 and, with respect to future transactions involving us, the "going private" provisions of Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended.

   Accordingly, as a result of the merger, the information required to be furnished to the Securities and Exchange Commission and the stockholders of Sunstone as the surviving entity will be significantly reduced or eliminated.

Redemption and Operating Partnership Merger

   In the merger agreement, we have agreed that before the merger of us and the merger of the Operating Partnership takes place, the Operating Partnership will redeem a portion of the OP Units owned by us in exchange for certain assets and equity interests. In this redemption, certain subsidiaries and/or properties owned directly or indirectly by the Operating Partnership will be transferred to one or more direct or indirect subsidiaries of us. These equity interests and assets relate to the hotel properties we obtained from Kahler Realty Corporation.

   After this redemption is complete, and immediately prior to the merger of SHP Investors Sub into us, the Operating Partnership merger will occur. The Operating Partnership merger agreement provides for the merger of SHP OP with and into the Operating Partnership, with the Operating Partnership as the surviving entity. We will receive an amount of cash for each OP Unit we hold (whether as a limited partner or a general partner) equal to the Merger Consideration. After completion of the Operating Partnership merger, the Operating Partnership will be a subsidiary of SHP Acquisition.

Plans for Sunstone After the Merger

   SHP Acquisition has advised us that, following the merger, SHP Acquisition will evaluate the business, assets, organizational structure, policies, management and personnel of Sunstone as the surviving entity and consider what changes, if any, would be desirable to be effected in light of the circumstances which then exist.

SHP Acquisition currently intends not to operate Sunstone as a REIT after the merger. Lessee will become a subsidiary of SHP Acquisition and the business currently conducted by the Management Company will be held by a subsidiary of SHP Acquisition. The day-to-day business and operations of Sunstone as the surviving entity will be conducted under common management and common ownership with the Operating Partnership, Lessee and the Management Company.

   The Directors of Sunstone as the surviving entity after the merger will be the members of the board of directors of SHP Investors Sub immediately prior to the merger. SHP Acquisition currently plans to retain the members of our senior management (other than Mr. Crowley, who has tendered his resignation effective as of the effective time of the merger) in their current positions with Sunstone as the surviving entity after the merger. SHP Acquisition also intends to employ Mr. Alter as chief executive officer of SHP Acquisition, effective as of the closing date of the merger. See "--Interests of Certain Persons in Matters to be Acted Upon--Employment and Related Agreements and Arrangements."

   Because SHP Acquisition currently intends not to operate the surviving entity as a REIT, the surviving entity will not be subject to the REIT qualification rules under the Internal Revenue Code of 1986, as amended, including the requirement to make annual distributions to its stockholders of substantially all of its taxable income. Although SHP Acquisition has made no definitive determination as to the rate or frequency of distributions to be made by the surviving entity following the merger, SHP Acquisition intends to reduce the level of distributions of the surviving entity below the aggregate amount of annual distributions that would be required were Sunstone to be operated as a REIT following the merger.

   Except as otherwise described in this Proxy Statement, we have not, and SHP Acquisition has not, as of the date of this Proxy Statement, approved any specific plans or proposals for:

  . any extraordinary corporate transaction involving Sunstone as the surviving entity after the completion of the merger;

  . any sale or transfer of a material amount of assets currently held by Sunstone after the completion of the merger;

  . any change in our Board of Directors or management;

  . any material change in the dividend rate or policy of Sunstone as the surviving entity; or

  . any other material change in Sunstone's corporate structure or business.

Conduct of the Business of Sunstone if the Merger is Not Consummated

   If the Merger is not consummated for any reason, we expect our business and operations to continue with certain modifications. We will continue negotiations with our lenders under the $350 million revolving line of credit to obtain waivers of certain technical defaults through modifications of certain covenants, but there can be no assurance that our efforts will be successful. Our lenders have already advised us that any modification of the credit line will result in an increase in the interest rate paid, require that we pay them a modification fee, limit our expenditures for new acquisitions and renovations, and require us to maintain certain minimum levels of liquidity. In addition, our lenders have advised us that if the merger does not close, they will require us to secure the line with the hotel properties and pay additional fees and that will further increase our interest rate. The increase in debt constraints under the line of credit, coupled with the current difficulty in both the debt and equity markets for REITs would also result in a re-evaluation of, and may result in a reduction in, or elimination of, our dividend, which had been payable at the rate of $0.285 per share quarterly.

   Our credit line also matures in July 2000 and will not be extended by our current lenders. Therefore, we will continue to look at alternative funding structures to replace the line.

   The Board will also likely resume its evaluation of alternatives intended to address restrictions on us imposed by the REIT structure, which could involve ceasing to qualify as a REIT (subject to necessary stockholder approval) or taking steps to restructure our relationship with Lessee and the Management Company. The Board may also consider conducting an orderly liquidation of our assets.

   We will also continue our policy of reviewing all properties in our portfolio on an ongoing basis to assess their future FFO growth potential and capital needs. We expect this process to continue to lead to selected disposition of properties and reduction in debt or reinvestment in newly-acquired or developed assets which we believe have greater growth potential.

   The information set forth above constitutes our current plans for the remainder of 1999. However, a number of factors could cause us to modify our plans.

Material Federal Income Tax Consequences

   The following discussion summarizes the material United States federal income tax considerations of the merger to our stockholders based upon the law as currently in effect. It does not address any state, local or foreign tax consequences and does not address the tax consequences to any stockholder in special circumstances. Accordingly, each stockholder should consult his or her own financial and tax advisor regarding the tax consequences of the merger to him or her.

   United States Stockholders. A "United States Stockholder" is one of the following: a citizen or resident of the United States; a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; an estate, the income of which is subject to United States federal income taxation regardless of its source; any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all of the substantial decisions of such trust; or a trust that has a valid election in effect under applicable United States Department of Treasury regulations to be treated as a United States person. The exchange of common stock or preferred stock for cash by a United States Stockholder in the merger will be a taxable transaction under the Internal Revenue Code of 1986, as amended. In general, a United States Stockholder will recognize capital gain or loss equal to the difference between the tax basis of his or her common stock or preferred stock and the amount of cash received in exchange therefor (other than any cash deemed to be received as a dividend, which will be taxable as ordinary income to the extent not previously included in income by the stockholder) if the common stock or preferred stock is a capital asset in the hands of the stockholder. Such gain or loss will be long-term capital gain or loss if the stockholder has held the common stock or preferred stock for more than one year as of the effective time of the merger. Long-term capital gains of individuals are subject to federal income tax at a maximum rate of 20%. The deductibility of capital losses is subject to certain limitations. These rules may not apply to stockholders who acquired their common stock or preferred stock pursuant to the exercise of stock options or other compensation arrangements with us or to stockholders who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

   Foreign Stockholders. A "Foreign Stockholder" is a person that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Pursuant to the Foreign Investment in Real Property Tax Act of 1980, the common stock or the preferred stock exchanged for cash in the merger will not be subject to United States taxation on the gain recognized upon the exchange unless such stock constitutes a "United States real property interest," in which case a Foreign Stockholder will be subject to United States federal income tax at regular graduated rates on the gain realized by such Foreign Stockholder with respect to such stock.

   However, the stock will not be treated as a "United States real property interest" and, as a result, any gain recognized by a Foreign Stockholder on the disposition of common stock or preferred stock will not be subject to United States tax if one of the following conditions is met:

  . we are a "domestically-controlled REIT" within the meaning of the Internal Revenue Code of 1986, as amended; or

  . our common stock or preferred stock is regularly traded on an established securities market within the meaning of the Internal Revenue Code of 1986, as amended; provided, however, that if the Foreign Stockholder owns, actually or constructively, under the attribution rules provided in the Internal Revenue Code of 1986, as amended, in excess of 5% of the fair market value of all common stock and preferred stock outstanding at any time during the shorter of the five-year period preceding the merger or the Foreign Stockholder's holding period, such stockholder will be subject to the United States federal income tax.

   We believe that the common stock is regularly traded on an established securities market within the meaning of the Internal Revenue Code of 1986, as amended, and will endeavor to determine whether it continues to be so traded and whether we are a "domestically-controlled REIT" as of the effective time of the merger.

   Backup Withholding. The exchange of common stock or preferred stock for cash by a stockholder will be reported to the Internal Revenue Service. "Backup" withholding at a rate of 31% will apply to payments made to a United States Stockholder (other than a corporation or any other exempt United States Stockholder) unless the United States Stockholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. A Foreign Stockholder will be exempt from backup withholding provided that certain certification requirements are satisfied.

   Any amounts withheld from a stockholder under the backup withholding rules described above will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.

Litigation Regarding the Merger

   Eight substantially similar purported class actions have been filed concerning the proposed merger. Five of these actions were filed in Maryland state court and the remaining three were filed in California state court. By agreement of the parties, the five Maryland state court actions have been stayed pending resolution of the three parallel actions pending in California state court. The parties have agreed to consolidate the California actions under the first case filed in California for all purposes, and a proposed consolidation is currently being negotiated among the parties. The plaintiffs therein have indicated that they intend to file a consolidated amended complaint shortly in the Superior Court of the State of California, County of Orange.

   The five suits that have been brought in Maryland are: (i) Belloco v. Sunstone Hotel Investors, Inc. et al., Baltimore County Circuit Court, Case No. 24-C-99-001601, (filed April 7, 1999); (ii) Brenin v. Sunstone Hotel Investors, Inc. et al., Montgomery County Circuit Court, Case No. 198629-V (filed April 7,
1999); (iii) Rongelap Resettlement Trust Fund v. Sunstone Hotel Investors, Inc. et al., Montgomery County Circuit Court, Case No. 198654-V, filed (April 7,
1999); (iv) Branch v. Alter, et al., Baltimore County Circuit Court, Case No. 03-C-99-003422, (filed April 8, 1999); and (v) Muti v. Sunstone Hotel Investors, Inc., et al., Circuit Court for Baltimore City, (filed April 21,
1999).

   The three suits that have been brought in California are: (i) Yuan v. Alter et al., Orange County Superior Court, Case No. CV 807886 (filed April 8, 1999) (per letter from plaintiff's lawyer); (ii) Mittleman v. Sunstone Hotel Investors, Inc., et al., Orange County Superior Court, Case No. CV 808099 (summons issued April 14, 1999); and (iii) Buie and Smith v. Sunstone Hotel Investors, Inc., et al., Orange County Superior Court, Case No. 808233 (filed April 26, 1999).

   Each of the actions is brought on behalf of a purported class of all our stockholders other than the named defendants. The complaints, each of which was filed prior to execution of the merger agreement, allege that certain members of our Board, in conjunction with SHP Acquisition, have breached their fiduciary duties by negotiating a proposed acquisition of Sunstone for an unfair price. In addition to certain members of the Board of Directors, the complaints purport to allege claims against SHP Acquisition, Westbrook Fund I, Westbrook Co-Invest I and Lessee. Each of the complaints purports to seek injunctive relief and monetary damages.

   We believe that these lawsuits will not have a material adverse effect on our financial position or results of operations. We believe that the suits are without merit and we, along with the other defendants, intend to contest them vigorously.

Accounting Treatment

   The merger will be accounted for by SHP Acquisition under the "purchase" method of accounting in accordance with generally accepted accounting principles.

Financing; Source of Funds

   The total amount of funds required by SHP Acquisition in connection with the consummation of the merger and the Operating Partnership merger is estimated to be approximately $840 million, assuming the Merger Consideration is $10.39 per share, including:

  . Payment of the Merger Consideration to stockholders in the amount of approximately $394.0 million, consisting of an aggregate of $24.2 million to Westbrook and its affiliates, Mr. Alter and his affiliates and Mr. Biederman and his affiliates, and an aggregate of $369.8 million to all other stockholders;

  . Payment of cash to holders of preferred stock in the amount of approximately $25 million;

  . Payment of cash to holders of OP Units (other than us, SHP Acquisition and its affiliates) in the amount of approximately $12.4 million (assuming that all such holders elect to receive cash);

  . Repayment of debt in the amount of approximately $368.5 million;

  . Payment in respect of stock options and warrants in the aggregate amount of approximately $1.0 million;

  . Payment of fees and expenses (including debt prepayment fees and financing fees) in the amount of approximately $30.4 million; and

  . Cash payments under the contribution agreement in the amount of approximately $8.5 million.

   The amount of funds required by SHP Acquisition in connection with the merger and the Operating Partnership merger will be obtained through a combination of equity and debt financing. The Operating Partnership as the surviving entity will continue to be obligated for an aggregate of approximately $69 million of outstanding debt.

   Pursuant to a contribution agreement, members of SHP Acquisition who are affiliates of Westbrook, including Westbrook Fund III (collectively, the "Westbrook Members"), have agreed to make aggregate cash contributions to SHP Acquisition on or prior to the closing date of the merger such that, after giving effect to the proceeds under the debt financing arrangements described below, SHP Acquisition and its subsidiaries shall have an amount of cash that is sufficient to consummate the transactions contemplated by the merger agreement and the Operating Partnership merger agreement. Messrs. Alter and Biederman and their affiliates have agreed to cause to be contributed to SHP Acquisition a total of 880,859 OP Units. The amount of cash to be contributed by the Westbrook Members is subject to reduction (i) to the extent the aggregate cash consideration to be paid in the Operating Partnership merger is reduced as a result of holders of OP Units electing to receive interests in SHP Acquisition rather than cash and (ii) based on the amount of debt financing obtained with respect to the merger and the Operating Partnership merger as described below.

   The funds to be used by the Westbrook Members to meet their equity contributions described above are expected to come from capital contributions from their respective partners or members, as the case may be.

   Paine Webber has provided Westbrook Fund III with a commitment letter, subject to the terms and conditions of which Paine Webber has agreed to provide financing for a portion of the consideration required for the consummation of the transactions contemplated by the merger agreement and the Operating Partnership merger agreement. Subject to the terms and conditions set forth in the commitment letter, Paine Webber and Westbrook Fund III currently anticipate that Paine Webber will provide debt financing in an amount estimated to be between $508 million and $518.5 million. Paine Webber and Westbrook Fund III are currently negotiating the terms of the definitive financing agreements and such agreements are not expected to be completed until shortly prior to the consummation of the merger.

   The funds borrowed pursuant to the commitment letter are to be secured by, among other things, (i) first mortgage liens on certain properties, (ii) a first priority assignment of all leases and rents attributable to such properties, (iii) a first priority assignment of all security accounts and other reserves and escrows for such properties and (iv) a first priority assignment of all rights of the borrowers or the operating lessee, as applicable, under operating leases, management agreements, franchise agreements, licensing agreements and other licenses, permits and agreements relating to the ownership and/or operation of such properties. The financing will be non-recourse, except for losses sustained by Paine Webber in connection with customary exceptions.

   The commitment letter provides that the financing will have a maturity date of four years from the initial funding, with a single one year extension option of the borrower subject to satisfaction of certain conditions, including (i) no monetary or material non-monetary event of default existing with respect to the financing at the time of extension, (ii) the borrower having requested the extension not less than 60 days or more than 150 days prior to the then existing maturity date, (iii) the borrower paying an extension fee at the time of the extension in the amount of 1.0% of the outstanding principal amount of the loan at the time of the time of the extension and (iv) the debt service coverage ratio for the loan, being not less than 1.35 times.

   The commitment letter provides for an interest rate equal to the one-month LIBOR rate plus 375 basis points, subject to reduction. Interest payments will be due monthly on the first business day of each month, in arrears, calculated on an actual/360 day basis.

   The financing may be prepaid in whole or in part at any time during the term of the loan, subject, in most circumstances, to the payment by borrower of certain prepayment fees equal to a certain percentage of the principal amount of the financing then being prepaid.

   The commitment letter provides for certain customary affirmative covenants, negative covenants and events of default applicable to the borrower, including without limitation, limitations on liens, transfers, certain changes in the franchisors of the hotels and fundamental changes (including, certain changes in control of the borrower) and certain financial covenants.

   The commitment letter requires that the proceeds be used to finance the cash consideration to be paid in the merger and the Operating Partnership merger, to refinance certain indebtedness of the Operating Partnership and to fund certain fees and expenses associated with the merger and the Operating Partnership merger.

   The financing commitment provided for in the commitment letter is subject to a number of conditions, including the occurrence of the merger and the Operating Partnership merger by no later than November 23, 1999, the funding by the current members of SHP Acquisition of the equity commitments set forth in the SHP Acquisition Limited Liability Company Agreement, the receipt of certain legal opinions and the receipt of customary mortgage title insurance policies. The commitment letter is an exhibit to the Schedule 13E-3 with respect to the merger. See "Where You Can Find More Information."

   The indebtedness incurred under the financing commitment is expected to be repaid from funds internally generated by SHP Acquisition and/or its subsidiaries (including Sunstone and the Operating Partnership), through additional borrowings and/or the sale of assets, or from a combination of such sources. No final decisions have been made concerning the method by which any such funds will be repaid. Such decisions will be based upon SHP Acquisition's review of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic considerations.

Appraisal Rights

   Under Maryland law, holders of common stock are not entitled to seek any appraisal or similar rights with respect to such stockholders' shares of common stock as a result of the consummation of the merger or any of the actions contemplated by the Merger Proposal.

   The Maryland General Corporation Law does not provide appraisal rights to stockholders of a corporation in connection with a merger if their shares are listed on a national securities exchange, such as the New York Stock Exchange, on the record date for determining stockholders entitled to vote on such merger. All of the shares of common stock outstanding on the record date for determining the stockholders entitled to vote on the merger were listed on the New York Stock Exchange, thus the holders of common stock are not entitled to any appraisal rights with respect to their shares of common stock.

Fees and Expenses

   The estimated aggregate costs and fees of us on the one hand, and SHP Acquisition and SHP Investors Sub on the other hand, in connection with the merger and related transactions are as follows:

Item                                                                  Amount
----                                                               -------------
                                                                   (In millions)
Estimated Costs to SHP Acquisition and SHP Investors Sub..........     $ 6.3
Estimated Costs to Sunstone.......................................      12.5
Estimated Lender Fees and Expenses................................      11.6
                                                                       -----
Total Estimated Closing Costs.....................................     $30.4

   The merger agreement calls for such fees and expenses to be paid by the party which incurred them, except (i) in certain circumstances the merger consideration may be reduced to the extent our expenses exceed certain thresholds and (ii) that we on the one hand, and SHP Acquisition and SHP Investors Sub on the other hand, may be required to pay Termination Expenses and/or Termination Fees. See "The Merger and the Merger Agreement--Merger Consideration" and "--Termination Fees and Expenses."

Regulatory Requirements

   Except for the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the Maryland General Corporation Law, the filing of any required transfer tax returns or related documents and compliance with federal and state securities laws, none of us, SHP Investors Sub or SHP Acquisition is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

                      THE MERGER AND THE MERGER AGREEMENT

   Stockholders are being asked to approve the merger of SHP Investors Sub with and into us under the merger agreement. Approval of the merger constitutes approval of the merger agreement and all transactions contemplated thereby.

   The following is a summary of all material provisions of the merger agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this Proxy Statement. Stockholders are urged to read the merger agreement in its entirety and to consider it carefully.

The Merger

   The merger agreement provides for the merger of SHP Investors Sub with and into us, in which event we will be the surviving entity and will continue our corporate existence under the laws of the State of Maryland. As the surviving entity, we will continue to possess all our rights, privileges, immunities, powers and purposes and will continue to be liable for all our liabilities and obligations.

Merger Consideration

   Upon completion of the merger, all common stockholders, including Nonaffiliated Stockholders who hold shares of common stock, will receive $10.35 in cash per share, subject to the adjustments set forth below. The net result of all the adjustments is currently anticipated to increase the merger consideration by approximately 4 cents per share to approximately $10.39 per share. Except for the adjustment set forth in paragraph 7 below, which is on a per share basis, all of the other adjustments are expressed as an aggregate adjustment for all common stockholders and will be converted to a per share basis immediately prior to the closing by dividing the applicable aggregate dollar adjustment by the aggregate number of our outstanding common shares and OP Units (other than those held by us). The adjustments are:

  (1) an increase of $2.5 million (approximately 6 cents per share);

  (2) a decrease equal to one-half of the amount (if any) by which the aggregate costs and fees relating to obtaining consents of franchisors under the franchise agreements for our hotel properties exceed $12.5 million and are less than $25 million. If those costs and fees exceed $25 million, we have the option to either further decrease the aggregate amount to be paid to the common stockholders by the amount by which those fees exceed $25 million or terminate the merger agreement;

  (3) a decrease equal to the amount (if any) by which our expenses relating to the merger and the Operating Partnership merger exceed $11.5 million;

  (4) a decrease equal to the amount (if any) by which fees relating to obtaining the consents of the lessors under certain ground leases for our hotel properties and the lenders under the four loans described in paragraph 6 below exceeds $1.5 million;

  (5) a decrease equal to the amount (if any) by which consents relating to the merger and the Operating Partnership merger other than as described in the preceding paragraphs 2 through 4 exceeds $100,000;

  (6) a decrease equal to the amount (if any) necessary (after giving effect to the Financing Overage discussed in "Summary--Merger Consideration") to pay in full at the closing of the merger all remaining amounts under four loans with an aggregate outstanding principal amount of approximately $69 million for which lender consents are required but have not been obtained prior to the closing. To the extent that the Paine Webber loan results in a Financing Overage, such funds will be used to pay the amounts due under these four loans prior to reducing the merger consideration. The proceeds of the Paine Webber loan are currently anticipated to be approximately $508 million to $518.5 million, which would result in a Financing Overage of approximately $53.4 million to $63.9 million. See "Summary--Merger Consideration." Any adjustment to the purchase price described under this paragraph is not automatic but would only be effected if we elected to do so rather than have a condition to SHP Acquisition's obligation to close the merger fail to be satisfied; and

  (7) a decrease equal to the amount (if any) of any dividends paid after July 12, 1999 and prior to the closing of the merger. Under the merger agreement, dividends are payable to our common stockholders only to the extent necessary for us to maintain our REIT status or to prevent us from having to pay federal income or excise tax.

   We currently do not anticipate that any adjustments will be made to the amount paid to the common stockholders under the provisions described above in paragraphs 2, 4, 5, 6 or 7. In addition to the adjustment described in paragraph 1, we expect that an adjustment to the amount paid to the common stockholders will be made pursuant to the provisions described in paragraph 3. We currently believe that our expenses relating to the merger and the Operating Partnership merger will be between approximately $12.2 million to $12.7 million, and that the excess of that amount over $11.5 million will result in an aggregate reduction in the amount paid to the common stockholders of between approximately $700,000 to $1.2 million, or approximately 2 cents per share of common stock, using the $950,000 mid-point of our estimate. After giving effect to the downward adjustment for expenses of approximately 2 cents per share and the upward adjustment of approximately 6 cents per share described in paragraph 1, we currently anticipate that the amount per share paid to common stockholders will be increased from $10.35 to approximately $10.39 per share. The actual amount of the adjustments will not be determined until shortly prior to the closing of the merger.

   The Merger Consideration payable to the stockholders was determined as the result of arm's-length negotiations between the Special Committee and SHP Acquisition. See "Matters Relating to the Merger Proposal--Background of the Merger," "--Purpose and Structure of the Merger," "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" and "-- Opinion of the Independent Financial Advisor."

   The consideration payable to the holders of preferred stock other than SHP Acquisition and its wholly-owned subsidiaries under the merger agreement is equal to the Liquidation Preference for such shares as set forth in the Articles Supplementary designating the preferred stock, but shares owned by SHP Acquisition and its wholly-owned subsidiaries shall be canceled without any payment being made. At the time of closing of the merger, all shares of preferred stock will be owned by SHP Acquisition or one of its wholly-owned subsidiaries.

Closing Date and Effective Time

   The closing of the merger will take place at 10:00 a.m., local time in New York, New York, on the date which is the third business day following satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions (other than those that are incapable of being satisfied until the date of the closing) set forth in the merger agreement, unless another date is agreed to in writing by the parties to the merger agreement.

   Articles of Merger will be filed with the Department of Assessments and Taxation of the State of Maryland to become effective on the closing date of the merger. The effective time of the merger will be the time that the Articles of Merger are filed and accepted for recording by the Department of Assessments and Taxation of Maryland, or at such other time as we and SHP Investors Sub agree should be specified in the Articles of Merger (not to exceed 30 days after the Articles of Merger are filed with the Department of Assessments and Taxation of the State of Maryland).

Exchange and Payment Procedures

   Promptly after the effective time of the merger, Sunstone as the surviving entity will cause a paying agent appointed by SHP Investors Sub and reasonably acceptable to us to mail to each Nonaffiliated Stockholder who is a record holder of certificates representing outstanding shares of common stock or preferred stock immediately prior to the effective time of the merger, a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for the Merger Consideration. Upon surrender to the paying agent of a certificate for cancellation representing shares of common stock or preferred stock, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the paying agent, the holder of such certificate will be entitled to receive, in exchange therefor, the applicable Merger Consideration and the certificate so surrendered will be canceled immediately thereafter. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any certificate. Following the effective time of the merger, until surrendered in accordance with the foregoing instructions, each certificate representing shares of common stock or preferred stock will represent for all purposes only the right to receive the Merger Consideration (without interest).

   Stockholders should not send their common stock or preferred stock certificates now; they should send them only pursuant to instructions set forth in letters of transmittal to be mailed to stockholders as soon as practicable after the effective time. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this Proxy Statement, the merger agreement and such letters of transmittal.

   We, SHP Acquisition and SHP Investors Sub strongly recommend that certificates representing shares of common stock and preferred stock and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Stockholders whose certificates are lost will be required, at the holder's expense, to furnish a lost certificate affidavit and bond acceptable in form and substance to the paying agent.

   Any Merger Consideration delivered to the paying agent that remains unclaimed by stockholders for 12 months after the effective time of the merger will be delivered by the paying agent to Sunstone as the surviving entity, upon demand, and any stockholders who have not theretofore made an exchange subject to escheat laws must thereafter look only to the Sunstone as the surviving entity for payment of their claim for Merger Consideration.

   Any questions concerning exchange and payment procedures and requests for letters of transmittal may be addressed to Chase Mellon Shareholder Services, the paying agent.

Transfer of Common Stock and Preferred Stock

   No transfer of common stock or preferred stock will be made on our stock transfer books after the effective time of the merger. If, at or after the effective time of the merger, certificates of common stock or preferred stock are presented, they will be canceled and exchanged for the right to receive the Merger Consideration, as provided in "--Exchange and Payment Procedures."

Additional Agreements

   We, SHP Acquisition and SHP Investors Sub have agreed in the merger agreement to promptly prepare and file with the Securities and Exchange Commission this Proxy Statement and a Transaction Statement on Schedule 13E-3 and otherwise use all reasonable efforts to cause this Proxy Statement to be mailed to the stockholders at the earliest practicable date. We, SHP Acquisition and SHP Investors Sub have agreed to cooperate with each other and use our reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or appropriate to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

   The merger agreement provides that we will:

  . as soon as practicable, call and convene the special meeting for the purpose of obtaining the required stockholder approvals; and

  . through our Board of Directors, recommend to the stockholders that they approve the Merger Proposal and will not withdraw, modify or change such recommendation, or recommend any other offer or proposal, at any time prior to the conclusion of the special meeting.

   Notwithstanding the foregoing, our Board of Directors may at any time prior to the effective time of the merger withdraw or modify its approval or recommendation regarding the merger or the merger agreement, or recommend any other offer or proposal, if such offer or proposal is a Superior Acquisition Proposal (see "Summary--Termination of the Merger Agreement" above for the definition of this term).

   The merger agreement provides that we, SHP Acquisition and SHP Investors Sub will, prior to the effective time of the merger (i) afford representatives of each other party reasonable access to our and our subsidiaries' properties, books, contracts, commitments, personnel and records; and (ii) furnish promptly to each other party and its financing sources all information concerning our and our subsidiaries' business, properties and personnel as such other party may reasonably request.

   Except (a) in connection with a Superior Acquisition Proposal and (b) if our Board of Directors determines in good faith that such action is required for the Board to comply with its duties to stockholders imposed by law, and subject to a notice requirement by us to SHP Investors Sub, the merger agreement provides that we will not:

  . initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of our or any of our subsidiaries' assets or equity securities (any such proposal or offer, an "Acquisition Proposal");

  . engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal; or

  . otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal.

   In addition, the merger agreement requires us to:

  . direct and use our best efforts to cause our officers, directors, employees, agents or financial advisors not to engage in any of the activities set forth above;

  . cease and cause to be terminated any activities, discussions or negotiations with any parties conducted before the execution of the merger agreement with respect to any of the activities set forth above; and

  . notify SHP Investors Sub promptly if we receive any such inquiries or proposals or any requests for such information or if any such negotiations or discussions are sought to be initiated or continued with it.

Lessee/Manager Agreement

   Concurrently with the execution of the original merger agreement, we, Mr. Alter, Mr. Biederman, Lessee, the Management Company and the Operating Partnership entered into the Lessee/Manager Agreement pursuant to which in the event of (i) a termination of the merger agreement and (ii) a subsequent entry by us into an agreement constituting a Superior Acquisition Proposal (see "Summary--Termination of the Merger Agreement" above for the definition of this term), then we and the Operating Partnership shall have the right to acquire all of the common stock of Lessee and the Management Company from Messrs. Alter and Biederman for an aggregate purchase price of $30 million, on the terms and subject to the conditions set forth in the Lessee/Manager Agreement.

Conduct of Business Pending the Merger

   Pursuant to the merger agreement, from July 12, 1999 through the effective time of the merger, except as consented to in writing by SHP Investors Sub or as contemplated by The Merger Agreement, we and our subsidiaries, including the Operating Partnership, must conduct our and their respective businesses only in the usual, regular and ordinary course and in substantially the same manner as such businesses were conducted prior to the execution of the merger agreement and take all action necessary to continue to qualify as a REIT. We and our subsidiaries must also use our and their reasonable efforts to preserve intact our present business organizations and goodwill and keep available the services of our officers and key employees (other than those employed by SHP Acquisition, Lessee, the Management Company or their affiliates).

   In addition, we generally must, and must cause each of our subsidiaries to:

  . confer on a regular basis with one or more representatives of SHP
    Investors Sub to report on material operational matters and any proposals to engage in material transactions;

  . promptly notify SHP Investors Sub of any material adverse change in our condition (financial or otherwise), business, properties, assets or liabilities, or of any material governmental complaints, investigations or hearings which could reasonably be expected to have a material adverse effect on us (or communications indicating that the same may be contemplated);

  . promptly deliver to SHP Investors Sub true and correct copies of any report, statement or schedule filed with the Securities and Exchange Commission after July 12, 1999 and prior to the effective time of the merger;

  . maintain our books and records in accordance with generally accepted accounting principles ("GAAP") consistently applied and not change in any material manner any of our methods, principles or practices of accounting, except as may be required by the Securities and Exchange Commission, applicable law or GAAP;

  . duly and timely file all material tax returns and other documents required to be filed with federal, state, local and other tax authorities;

  . not make, rescind or revoke any material express or deemed election relative to taxes (unless required by law or necessary to preserve our status as a REIT or the status of any of our subsidiaries as a partnership for federal income tax purposes or as a qualified REIT subsidiary);

  . not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness (except for working capital under our revolving lines of credit), encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate projects, except with respect to projects under development in accordance with the agreements in existence on the date of the merger agreement and previously furnished or otherwise disclosed to SHP Acquisition;

  . except as contemplated by the merger agreement and the Operating
    Partnership merger agreement, not amend our Charter or by-laws, or the organizational documents of any of our subsidiaries;

  . except as contemplated by the merger agreement and for issuances under our dividend reinvestment plan in accordance with past practice, make no change in the number of our shares of capital stock, membership interests or units of limited partnership interest (as the case may be) issued and outstanding or reserved for issuance, other than pursuant to

   . the exercise of options or other rights contemplated by the merger agreement,

   . the conversion of shares of preferred stock, or

   . the exchange or redemption of OP Units;

  . except as previously disclosed to SHP Investors Sub, not grant any options or other rights or commitments relating to our shares of capital stock, membership interests or units of limited partnership interest or any security convertible into our shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of our general creditors and, except as contemplated by the merger agreement, not amend or waive any rights under any of the qualified or nonqualified options to purchase shares of our common stock granted under our 1994 Incentive Plan, Director Plan, 1997 Supplemental Plan, or any other formal or informal arrangement;

  . except as provided in the merger agreement, the Operating Partnership merger agreement or described under "Questions and Answers About the Merger--What will happen to my common stock dividends," or in connection with (1) the payment of the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants in those benefit plans, (2) the redemption of shares of common stock required by the Charter in order to preserve our REIT status or (3) conversions or redemptions of OP Units in accordance with the terms of the partnership agreement of the Operating Partnership, not:

   . authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of common stock, preferred stock or OP Units; or

   . directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest;

  . not sell, lease (other than to Lessee), exchange or otherwise dispose of any real properties owned or leased by us or our subsidiaries outside the ordinary course of business (except for certain specified properties);

  . not make any loans, advances or capital contributions to, or investments in, any other person or entity, other than regular advances to employees in the ordinary course of business and loans, advances and capital contributions to our subsidiaries in existence on the date of the merger agreement;

  . not pay, discharge or satisfy any claims, liabilities or obligations
    (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to us and our subsidiaries taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to SHP Investors Sub or incurred in the ordinary course of business consistent with past practice;

  . except as provided in the merger agreement, not enter into any commitment, contractual obligation or transaction for the purchase of any real estate other than expansion or improvements made in the ordinary course of business to existing real property;

  . not guarantee the indebtedness of another person or entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of the foregoing;

  . not enter into any contractual obligation with any of our officers, Directors or affiliates except as set forth in the merger agreement;

  . not increase any compensation or enter into or amend any employment, severance or other agreement with any of our officers, directors or employees earning a base salary of more than $100,000 per annum, other than as required by any contract or employee plan or pursuant to waivers by employees of benefits under such agreements;

  . except as provided in the merger agreement, not adopt any new employee benefit plan or amend, terminate or increase the benefits under any existing plans or rights, not grant any additional options, warrants, rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance stock to any officer, employee or director, or accelerate vesting with respect to any grant of our common stock to employees which are subject to any risk of forfeiture, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

  . not change the ownership of any of our subsidiaries, except changes which arise as a result of the conversion of OP Units into shares of common stock or cash or the redemption of certain interests of us in the Operating Partnership as contemplated by the merger agreement;

  . not accept a promissory note in payment of the exercise price payable under any option to purchase common stock;

  . not enter into or amend or otherwise modify or waive any material rights under any agreement or arrangement for the executive officers or directors of us or any of our subsidiaries (other than Messrs. Alter and Biederman in their capacities as such);

  . not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or a majority of any other equity interest in, any other entity;

  . not settle or compromise any material tax liability;

  . perform all actions required to consummate the redemption of certain interests of us in the Operating Partnership must have occurred as provided in the merger agreement prior to the effective time of the merger;

  . perform all agreements required to be performed by us and our subsidiaries (including the Operating Partnership) under the Operating Partnership merger agreement; and

  . not agree, commit or arrange to take any action prohibited by the covenants set forth above.

Representations and Warranties

   The material representations and warranties of us to SHP Acquisition and SHP Investors Sub contained in the merger agreement relate to the following matters:

  . the due organization and valid existence of us and our subsidiaries and similar corporate matters;

  . the capitalization of us and our subsidiaries;

  . the due authorization, execution and delivery of the merger agreement by us and its binding effect on us;

  . the lack of required regulatory filings and approvals for the consummation of the merger, and the lack of conflicts between the merger agreement (and the transactions contemplated thereby) and the Charter or the by-laws, contracts to which we or our subsidiaries are parties, or any law, rule, regulation, order or decree applicable to us and our subsidiaries;

  . the accuracy of our filings with the Securities and Exchange Commission and financial statements;

  . the accuracy of the information provided by us for inclusion in this Proxy Statement and the Schedule 13E-3 filed with respect to the merger;

  . compliance with applicable laws;

  . the absence of current litigation or actions pending or threatened in writing against or affecting us or our subsidiaries;

  . the absence of any undisclosed liabilities;

  . our payment of, or provision of adequate reserve for, tax liabilities, our compliance with tax return filing requirements, our qualification as a REIT under the Internal Revenue Code of 1986, as amended, and the treatment of the Operating Partnership, and each subsidiary of us that is a partnership, as a partnership for federal income tax purposes;

  . employee benefit plans, labor matters, severance and change of control agreements;

  . the ownership of, encumbrances on, and restrictions relating to, our properties;

  . our exposure to environmental liabilities and compliance with environmental laws;

  . our material contracts and indebtedness and our obligations thereunder;

  . the absence of any event since December 31, 1998 through July 12, 1999 that constitutes a material adverse change in our business, properties, assets, financial condition or results of operations;

  . our disclosure of all of our material arrangements with our control persons and affiliates;

  . the inapplicability to the merger of certain provisions of state takeover law;

  . the absence of brokers and finders (other than Goldman Sachs) engaged by us who would be entitled to payment in connection with the merger;

  . the receipt by the Special Committee of the opinion of Goldman Sachs;

  . the adequacy of our insurance coverage;

  . the absence of any requirement that we or our subsidiaries be registered under the Investment Company Act of 1940, as amended;

  . the recommendation of our Board of Directors that stockholders approve and adopt the Merger Proposal; and

  . the truth and accuracy of the representations and warranties of the Operating Partnership and its general partner in the Operating Partnership merger agreement.

   These representations and warranties are subject, in certain cases, to specified exceptions and qualifications, including certain qualifications as to items disclosed in documents filed by us with the Securities and Exchange Commission since July 1, 1996, and material adverse effects on (1) the business, properties, assets, financial condition or results of operations of us and our subsidiaries, taken as a whole, or (2) the ability of us or the Operating Partnership to consummate the transactions contemplated by the merger agreement and the Operating Partnership merger agreement.

   The merger agreement also contains representations and warranties of SHP Acquisition and SHP Investors Sub to us, including with respect to the following matters:

  . due organization and valid existence of SHP Acquisition and the SHP
    Investors Sub and similar corporate matters;

  . the due authorization, execution and delivery of the merger agreement by SHP Acquisition and SHP Investors Sub and its binding effect on SHP Acquisition and SHP Investors Sub;

  . the lack of required regulatory filings and approvals for the consummation of the merger by SHP Acquisition or SHP Investors Sub, and the lack of conflicts between the merger agreement (and the transactions contemplated thereby) and the organizational documents of SHP Acquisition and SHP Investors Sub, contracts to which they are a party, or any law, rule, regulation, order or decree applicable to SHP Acquisition and SHP Investors Sub;

  . the absence of current litigation or actions pending, threatened in writing against or affecting SHP Acquisition or any of the subsidiaries of SHP Acquisition;

  . the compliance by SHP Acquisition and its subsidiaries with the statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any governmental authority applicable to its business, properties or operations;

  . the absence of any written notice that SHP Acquisition or any of its Subsidiaries is in violation of or in default under any material loan, credit agreement or other evidence of indebtedness;

  . the access of SHP Investors Sub to funds sufficient to consummate the transactions contemplated by the merger agreement;

  . the accuracy of the information provided by SHP Acquisition and SHP
    Investors Sub or any of their affiliates for inclusion in this Proxy Statement and the Schedule 13E-3 filed with respect to the merger;

  . the absence of brokers and finders (other than as disclosed to us) entitled to payment from SHP Acquisition or its subsidiaries;

  . the solvency of Sunstone and the Operating Partnership as the surviving entities immediately after the effective time of the merger;

  . the absence of any requirement that SHP Acquisition or any of its subsidiaries be registered under the Investment Company Act of 1940, as amended;

  . the beneficial ownership of common stock, preferred stock and OP Units by SHP Acquisition, SHP Investors Sub and SHP OP and certain other parties;

  . the absence of any undisclosed liabilities; and

  . the truth and accuracy of the representations and warranties of SHP
    Acquisition and SHP OP in the Operating Partnership merger agreement.

   These representations and warranties are subject, in certain cases, to specified exceptions and qualifications, including certain qualifications as to material adverse effects on SHP Acquisition and SHP Investors Sub.

Conditions

   The obligations of us, SHP Acquisition and SHP Investors Sub to consummate the merger are subject to the satisfaction at or prior to the closing date of the merger of the following conditions:

  . the approval of the merger and the merger agreement by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding common stock and preferred stock (voting on an as-converted basis), voting as a single class;

  . there not being in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the Operating Partnership merger, the redemption of certain of our interests in the Operating Partnership as provided in the merger agreement or any of the other transactions contemplated by the merger agreement; and

  . the expiration or other termination of all applicable waiting periods
    (and any extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, if any.

   There are additional conditions that must be satisfied before SHP Acquisition and SHP Investors Sub are obligated to complete the merger. These conditions are:

  . the representations and warranties made by us in the merger agreement must be true and correct in all material respects, except for those representations and warranties that are qualified by their terms as to materiality, which must be true and correct in all respects, as of the date of the merger agreement and as of the closing date of the merger;

  . we must perform in all material respects all obligations required to be performed by us pursuant to the terms of the merger agreement at or prior to the effective time of the merger;

  . SHP Acquisition and SHP Investors Sub must have received a tax opinion
    (as to our qualification as a REIT within the meaning of the Internal Revenue Code of 1986, as amended, and as to the treatment of the Operating Partnership as a partnership for federal income tax purposes up to the closing) from our counsel, Brobeck Phleger & Harrison LLP (or other counsel reasonably acceptable to SHP Acquisition and SHP Investors
    Sub);

  . no material adverse changes to our business, properties, assets, financial condition or results of operations may have occurred since the date of the merger agreement; for this purpose, a material adverse change will be deemed to have occurred if, as a result of a change of federal tax laws after the date of the merger agreement, at or prior to the effective time of the merger we would not qualify as a REIT;

  . certain identified third-party consents and waivers must have been obtained and not subsequently revoked; in addition, the aggregate costs and termination fees payable by us or our subsidiaries (including the Operating Partnership) or by Lessee in connection with obtaining the consent of franchisors under certain franchise agreements must not exceed $25 million if we do not agree to reduce the Merger Consideration by the aggregate amount of such excess;

  . all investment banking, legal, accounting, printing, Securities and Exchange Commission filing and certain other fees and expenses incurred, paid or accrued by us and any of our subsidiaries in connection with the transactions contemplated by the merger agreement and the Operating Partnership merger agreement must not exceed $11.5 million if we do not agree to reduce the Merger Consideration by the aggregate amount of such excess;

  . the redemption of certain interests of us in the Operating Partnership as provided in the merger agreement must have occurred;

  . the Operating Partnership merger must have been consummated; and

  . SHP Acquisition and its subsidiaries must have obtained funds under the commitment letter with Paine Webber of at least $454.6 million (subject to reduction as provided in the merger agreement).

   There are additional conditions that must be satisfied before we are obligated to complete the merger. These conditions are:

  . the representations and warranties of SHP Acquisition and SHP Investors
    Sub set forth in the merger agreement must be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects, as of the date of the merger agreement and as of the closing date of the merger, in each case as though made on and as of the closing date of the merger;

  . SHP Acquisition and SHP Investors Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

  . no change in the business, financial condition or results of operations of SHP Acquisition and its subsidiaries, taken as a whole, or of SHP Investors Sub and its subsidiaries, taken as a whole, since the date of the merger agreement, that has had or would reasonably be expected to have a material adverse effect on the ability of SHP Acquisition, SHP Investors Sub or SHP OP to consummate the transactions contemplated by the merger agreement and the Operating Partnership merger agreement;

  . Sunstone and the Operating Partnership shall have received an opinion, by a nationally recognized firm, as to solvency and adequate capitalization of us and the Operating Partnership immediately before the mergers and Sunstone and the Operating Partnership as the surviving entities immediately after giving effect to the transactions contemplated by the merger agreement and the Operating Partnership merger agreement;

  . certain expenses, to the extent incurred and not exceeding $11.5 million, shall have been paid in full or reasonably satisfactory arrangements shall exist to pay in full such amounts at closing of the merger; and

  . the Operating Partnership merger shall have been consummated.

   Notwithstanding anything to the contrary in the merger agreement, none of the initiation, threat or existence of any legal action of any kind with respect to the merger agreement or the Operating Partnership merger agreement or any transaction contemplated by the merger agreement or the Operating Partnership merger agreement, including, without limitation, any action initiated, threatened or maintained by any of our stockholders or any partner in the Operating Partnership, whether alleging rights with respect to claims under any federal or state securities law, contract or tort claims, claims for breach of fiduciary duty or otherwise, will constitute a failure of the conditions relating to us or SHP Acquisition and SHP Investors Sub unless that action has resulted in the granting of injunctive relief that prevents the consummation of the merger and the other transactions contemplated by the merger agreement or the Operating Partnership merger agreement and such injunctive relief has not been dissolved or vacated.

   The conditions we must meet can be waived in writing by SHP Investors Sub and the conditions SHP Acquisition and SHP Investors Sub must meet can be waived in writing by us. As of the date of this Proxy Statement, we have no present intention, and SHP Acquisition and SHP Investors Sub have advised us that they have no present intention, to waive any material conditions to the merger. If any material conditions are waived by us, our Board of Directors will, in light of its duties under Maryland law and the federal securities laws, determine at such time if a resolicitation of stockholders should be made.

Termination; Withdrawal of Recommendations

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our stockholders as follows:

  . by mutual written consent duly authorized by us, SHP Acquisition and SHP
    Investors Sub;

  . by SHP Investors Sub or SHP Acquisition, upon a breach of any representation, warranty, covenant, obligation or agreement set forth in the merger agreement on the part of us such that certain conditions set forth in the merger agreement are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to us or, if sooner, the date the closing would have otherwise occurred;

  . by us, upon a breach of any representation, warranty, covenant, obligation or agreement set forth in the merger agreement on the part of SHP Investors Sub or SHP Acquisition, in either case such that certain conditions set forth in the merger agreement are not satisfied or would be incapable of being satisfied within 30 days after the giving of written notice to SHP Investors Sub or SHP Acquisition;

  . by us, SHP Investors Sub or SHP Acquisition, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger has become final and nonappealable or, if sooner, the date the closing would have otherwise occurred;

  . by us, SHP Investors Sub or SHP Acquisition, if the merger has not been consummated on or before December 31, 1999, provided that a party may not terminate the merger agreement for this reason if such party has breached in any material respect its representations, warranties or obligations under the merger agreement in any manner that has contributed to the failure of the merger to be consummated on or before December 31, 1999;

  . by either of us (unless we are in breach of our obligations set forth in the merger agreement with respect to this Proxy Statement or the special meeting) or SHP Investors Sub or SHP Acquisition (unless SHP Investors Sub or SHP Acquisition is in breach of its obligations set forth in the merger agreement with respect to obtaining certain debt financing) if, upon a vote at a duly held meeting of the stockholders or any adjournment thereof, the stockholder approval described under "Summary--Voting Securities and Votes Required" has not been obtained or if the proposed amendments of the Operating Partnership's partnership agreement are not approved within five days of the stockholder approval described above;

  . by us, prior to the special meeting, if our Board of Directors has withdrawn or modified its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a Superior Acquisition Proposal (see "Summary--Termination of the Merger Agreement" above for the definition of this term); provided, however, that no such termination will be effective under circumstances in which a $17.5 million termination fee, plus expenses up to $7.5 million, is payable pursuant to the terms of the merger agreement, unless simultaneous with such termination, such termination fee is paid to SHP Acquisition in full by us or the Operating Partnership;

  . by SHP Investors Sub or SHP Acquisition if:

   . prior to the special meeting, our Board of Directors has withdrawn or modified in any manner adverse to SHP Investors Sub its approval or recommendation of the merger or the merger agreement, or approved or recommended any acquisition proposal from a third party; or

   . we have entered into an agreement with respect to any acquisition proposal from a third party (other than a confidentiality agreement entered into in compliance with certain terms of the merger agreement);

  . by us, if SHP Investors Sub has not closed the borrowings contemplated by the commitment letter with Paine Webber on or prior to the closing date of the merger, or if the commitment under the commitment letter terminates, unless a Lender Property Determination (see "Summary-- Termination of the Merger Agreement" above for the definition of this term) has been made;

  . by SHP Acquisition or SHP Investors Sub, if SHP Investors Sub has not closed the borrowings contemplated by the commitment letter with Paine Webber because of a Lender Property Determination;

  . by SHP Acquisition or SHP Investors Sub, if an acquisition proposal from a third party that is publicly announced has been commenced or communicated in writing to us and contains a proposal as to price and:

   . we have not rejected such proposal within ten business days after the date of receipt thereof by us or after the date its existence first becomes publicly announced, if sooner; or

   . we have failed to confirm the recommendation of our Board of Directors approving the merger and adopting the merger agreement within ten business days after being requested by SHP Investors Sub to do so; or

  . by SHP Acquisition or SHP Investors Sub, if the fees with respect to obtaining the consent of franchisors under certain franchise agreements with respect to our hotel properties to the transactions contemplated by the merger agreement exceed $25 million and we do not elect to decrease the Merger Consideration by the amount of such excess.

Termination Fees and Expenses

   In the event the merger agreement is terminated for certain of the reasons described above, we and the Operating Partnership will be obligated to pay SHP Acquisition, or SHP Acquisition and SHP Investors Sub will be obligated to pay us, on behalf of the Operating Partnership, the stockholders and the holders of OP Units:

  . a termination fee in the amount of $17.5 million (the "Termination Fee")
    (or, in the case of amounts payable to us, the lesser of $17.5 million or the maximum amount that can be paid to us without causing us to fail to meet certain REIT requirements); and/or

  . the lesser of the documented out-of-pocket expenses incurred by the party to which the payment is to be made in connection with the merger agreement and the transactions contemplated thereby, not to exceed $7.5 million (the "Termination Expenses") or certain specified amounts.

   The payment of the Termination Fee and Termination Expenses by SHP Acquisition and SHP Investors Sub is secured by a letter of credit in the amount of $25 million. The right to draw on the letter of credit is our exclusive remedy against SHP Acquisition and SHP Investors Sub for any and all losses suffered as a result of the failure of the merger and the Operating Partnership merger to be consummated. The letter of credit is held by Fidelity National Title Insurance Company, as escrow agent, under an escrow agreement among us, SHP Investors Sub, SHP Acquisition and Fidelity National.

   The following table summarizes the circumstances in which the merger agreement may be terminated and the payments required to be made in connection therewith:

                                Event Giving Rise to
     Terminating Party           Right to Terminate                  Payment
--------------------------------------------------------------------------------------
  Mutual                    Written consent of Sunstone,  No payment
                            SHP Acquisition and SHP
                            Investors Sub
--------------------------------------------------------------------------------------
  SHP Acquisition or SHP    Breach by Sunstone of any     Sunstone and the Operating
  Investors Sub             representation or warranty    Partnership pay Termination
                            or breach by Sunstone of any  Fee plus Termination
                            covenant, obligation or       Expenses
                            agreement, except with
                            respect to certain unwillful
                            and other breaches as
                            described below
--------------------------------------------------------------------------------------
  SHP Acquisition or SHP    Unwillful breach by Sunstone  Sunstone and the Operating
  Investors Sub             of a specified                Partnership pay $7.5 million
                            representation with respect   plus Termination Expenses
                            to environmental matters, or
                            breach of any representation
                            which Mr. Alter knew was not
                            true and correct when made
--------------------------------------------------------------------------------------
  Sunstone                  Breach by SHP Acquisition or  SHP Acquisition or SHP
                            SHP Investors Sub of any      Investors Sub pay
                            representation, warranty,     Termination Fee plus
                            covenant, obligation or       Termination Expenses
                            agreement
--------------------------------------------------------------------------------------
  Sunstone (unless in       The requisite approval of     Sunstone and the Operating
  breach of its             the stockholders has not      Partnership pay Termination
  obligations to give       been obtained at meeting of   Expenses, provided that SHP
  notice of and hold        stockholders                  Acquisition and SHP
  meeting of stockholders)                                Investors Sub are not in
  or SHP Acquisition or                                   material breach of merger
  SHP Investors Sub                                       agreement, and both the
  (unless in breach of                                    commitment letter with Paine
  their obligations to use                                Webber and the contribution
  reasonable best efforts                                 agreement relating to the
  to obtain equity and                                    contributions to SHP
  debt financing)                                         Acquisition at the closing
                                                          of the merger are in full
                                                          force and effect

                                Event Giving Rise to
     Terminating Party           Right to Terminate                  Payment
--------------------------------------------------------------------------------------
  Sunstone (unless in       The requisite approval of     Sunstone and the Operating
  breach of its             the stockholders has not      Partnership pay Termination
  obligations to give       been obtained at meeting of   Fee plus Termination
  notice of and hold        stockholders or the           Expenses, to the extent not
  meeting of stockholders)  requisite approval of the     already paid provided that
  or SHP Acquisition or     Operating Partnership's       SHP Acquisition and SHP
  SHP Investors Sub         partnership agreement has     Investors Sub are not in
  (unless in breach of      not been obtained within      material breach of merger
  their obligations to use  five days of the stockholder  agreement, and both the
  reasonable best efforts   approval, and an Acquisition  commitment letter with Paine
  to obtain equity and      Proposal has been received    Webber and the contribution
  debt financing)           by Sunstone or publicly       agreement are in full force
                            announced at or prior to the  and effect
                            time of termination of the
                            merger agreement, and either
                            prior to or within 12 months
                            of such termination, a
                            written agreement (other
                            than a confidentiality
                            agreement entered into in
                            compliance with the terms of
                            the merger agreement)
                            is entered into with respect
                            to an Acquisition Proposal
                            or an Acquisition Proposal
                            is consummated with any
                            person who made an
                            Acquisition Proposal prior
                            to termination of the merger
                            agreement
--------------------------------------------------------------------------------------
  Sunstone                  Prior to the special meeting  Sunstone and the Operating
                            if the Board of Directors     Partnership pay Termination
                            has withdrawn or modified     Fee plus Termination
                            its approval or               Expenses provided that SHP
                            recommendation of the merger  Acquisition and SHP
                            in connection with, or        Investors Sub are not in
                            approved or recommended, a    material breach of merger
                            Superior Acquisition          agreement, and both the
                            Proposal                      commitment letter with Paine
                                                          Webber and the contribution
                                                          agreement are in full force
                                                          and effect
--------------------------------------------------------------------------------------
  SHP Acquisition and SHP   The Board of Directors,       Sunstone and the Operating
  Investors Sub             prior to the special          Partnership pay Termination
                            meeting, has withdrawn or     Fee plus Termination
                            modified in any manner        Expenses provided that SHP
                            adverse to SHP Investors Sub  Acquisition and SHP
                            or SHP Acquisition its        Investors Sub are not in
                            approval or recommendation    material breach of merger
                            of the Merger Proposal or     agreement, and both the
                            has approved or recommended   commitment letter with Paine
                            any other Acquisition         Webber and the contribution
                            Proposal, or Sunstone has     agreement are in full force
                            entered into an agreement     and effect
                            with respect to any
                            Acquisition Proposal (other
                            than a confidentiality
                            agreement entered into in
                            compliance with the
                            provisions of the merger
                            agreement)

                                Event Giving Rise to
     Terminating Party           Right to Terminate                  Payment
--------------------------------------------------------------------------------------
  Sunstone                  The commitment letter with    No payment
                            Paine Webber is terminated
                            for any reason and Sunstone
                            acts to terminate before the
                            date the closing of the
                            merger would otherwise have
                            occurred
--------------------------------------------------------------------------------------
  Sunstone                  The borrowings contemplated   SHP Acquisition pays
                            by the commitment letter      Termination Expenses plus
                            with Paine Webber have not    Termination Fee
                            been closed on or prior to
                            the date the closing of the
                            merger would otherwise have
                            occurred unless a Lender
                            Property Determination was
                            made
--------------------------------------------------------------------------------------
  SHP Investors Sub or SHP  The borrowings contemplated   No payment
  Acquisition               by the commitment letter
                            with Paine Webber have not
                            been closed on or prior to
                            the date the closing of the
                            merger would otherwise have
                            occurred because a Lender
                            Property Determination was
                            made
--------------------------------------------------------------------------------------
  SHP Investors Sub or SHP  (i) Another acquisition       Sunstone and the Operating
  Acquisition               proposal has been publicly    Partnership pay Termination
                            announced and Sunstone has    Fee plus Termination
                            not rejected such proposal    Expenses provided that SHP
                            within ten business days or   Acquisition and SHP
                            (ii) Sunstone has failed to   Investors Sub are not in
                            confirm its recommendation    material breach of merger
                            of the Merger Proposal        agreement, and both the
                            within ten business days of   commitment letter with Paine
                            SHP Investors Sub's request   Webber and the contribution
                            to do so                      agreement are in full force
                                                          and effect
--------------------------------------------------------------------------------------
  Any party                 Any judgment, injunction,     No payment
                            order, decree or action of a
                            governmental authority
                            preventing the consummation
                            of the merger has become
                            final and non-appealable
--------------------------------------------------------------------------------------
  Any party (so long as     Closing of the merger has     No payment
  such party is not in      not occurred on or before
  breach)                   December 31, 1999

                              Event Giving Rise to
    Terminating Party          Right to Terminate           Payment
----------------------------------------------------------------------------
  Sunstone                Closing of the merger has     Sunstone will pay
                          not occurred on or before     Termination Expenses
                          December 31, 1999 and
                          Sunstone has not mailed the
                          Proxy Statement to the
                          stockholders because lender
                          under the commitment letter
                          with Paine Webber has not
                          provided Sunstone with
                          certification that it has
                          reviewed substantially all
                          the property reports with
                          respect to Sunstone's
                          properties
----------------------------------------------------------------------------
  SHP Acquisition or SHP  Fees to obtain consents of    No payment
  Investors Sub           franchisors under certain
                          franchise agreement for
                          Sunstone's properties to the
                          transactions contemplated by
                          the merger agreement exceed
                          $25 million, and Sunstone
                          does not elect to adjust the
                          Merger Consideration in the
                          amount of such excess


Amendment and Waiver

   The merger agreement provides that it may be amended in writing by the parties thereto, by action taken by their respective Boards of Directors or other governing bodies at any time before or after approval of the Merger Proposal by the stockholders and prior to the effective time of the merger, but, after such approval, no amendment, modification or supplement may be made which by law requires further approval by the stockholders without obtaining such further approval. The parties have agreed to amend the merger agreement in this manner to the extent required to continue our status as a REIT.

   At any time prior to the effective time of the merger, the parties to the merger agreement may, to the extent legally allowed:

  . extend the time for the performance of any of the obligations or other acts of the other party;

  . waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . subject to the limitations set forth in the preceding paragraph with respect to further stockholder approval, waive compliance with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        SELECTED FINANCIAL DATA OF SUNSTONE, LESSEE AND PREDECESSOR

   The following tables set forth selected financial data and other operating information of us, the Lessee and the Lessee's predecessor. The selected financial data in the tables are derived from unaudited and audited consolidated financial statements of us, the Lessee and the Lessee's predecessor and should be read in conjunction with the consolidated financial statements, related notes thereto and other financial information included or incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

                      SUNSTONE HOTEL INVESTORS, INC.

                                  Six Months
                                Ended June 30,             For the Years Ended December 31,             Inception
                          ---------------------------  ------------------------------------------    August 16, 1995
                              1999          1998           1998           1997           1996      to December 31, 1995
                          ------------  -------------  -------------  -------------  ------------  --------------------
REVENUES:
Lease revenue--Lessee...  $ 49,898,000  $  48,462,000  $  98,682,000  $  44,680,000  $ 14,848,000      $  3,013,000
Interest and other
 income.................       358,000        140,000        473,000        471,000       236,000            47,000
                          ------------  -------------  -------------  -------------  ------------      ------------
                            50,256,000     48,602,000     99,155,000     45,151,000    15,084,000         3,060,000
                          ------------  -------------  -------------  -------------  ------------      ------------
EXPENSES:
Real estate related
 depreciation and
 amortization...........    20,281,000     16,912,000     35,835,000     14,749,000     4,514,000           968,000
Interest expense and
 amortization of
 financing costs........    13,645,000     10,108,000     23,734,000      6,365,000     1,558,000            47,000
Real estate and personal
 property taxes and
 insurance..............     6,078,000      5,662,000     11,409,000      4,670,000     1,273,000           312,000
General and
 administrative.........     2,906,000      2,374,000      5,344,000      1,890,000     1,015,000           109,000
Transaction costs.......     2,222,000             --             --             --            --                --
Cost of withdrawn
 offerings..............            --             --      1,450,000             --            --                --
                          ------------  -------------  -------------  -------------  ------------      ------------
   Total expenses.......    45,132,000     35,056,000     77,772,000     27,674,000     8,360,000         1,436,000
                          ------------  -------------  -------------  -------------  ------------      ------------
Income before gain
 (losses) on
 dispositions of hotel
 properties, minority
 interest and
 extraordinary item.....     5,124,000     13,546,000     21,383,000     17,477,000     6,724,000         1,624,000
Gain (losses) on
 dispositions of hotel
 properties.............       490,000             --     (3,574,000)            --            --                --
Minority interest.......      (243,000)      (675,000)      (851,000)    (1,886,000)   (1,090,000)         (284,000)
                          ------------  -------------  -------------  -------------  ------------      ------------
Income before
 extraordinary item.....     5,371,000     12,871,000     16,958,000     15,591,000     5,634,000         1,340,000
Extraordinary charge for
 early
 extinguishment of debt
 (net of $34,000 of
 minority interest).....            --             --             --             --            --          (159,000)
                          ------------  -------------  -------------  -------------  ------------      ------------
NET INCOME..............     5,371,000     12,871,000     16,958,000     15,591,000     5,634,000         1,181,000
Distributions on
 preferred shares.......      (979,000)      (979,000)    (1,975,000)      (422,000)           --                --
                          ------------  -------------  -------------  -------------  ------------      ------------
INCOME AVAILABLE TO
 COMMON STOCKHOLDERS....  $  4,392,000  $  11,892,000  $  14,983,000  $  15,169,000  $  5,634,000      $  1,181,000
                          ============  =============  =============  =============  ============      ============
EARNINGS PER SHARE--
 BASIC..................  $       0.12  $        0.33  $        0.40  $        0.72  $       0.70      $       0.19
EARNINGS PER SHARE--
 DILUTED................  $       0.12  $        0.32  $        0.40  $        0.71  $       0.69      $       0.19
DIVIDENDS DECLARED PER
 COMMON SHARE...........  $       0.57  $        0.55  $        1.12  $        1.05  $       0.96      $       0.35
CASH FLOW FROM OPERATING
 ACTIVITIES.............  $ 25,736,000  $  28,233,000  $  63,911,000  $  24,316,000  $ 11,669,000      $  2,291,000
CASH FLOW USED IN
 INVESTING ACTIVITIES...   (66,215,000)  (145,787,000)  (165,441,000)  (392,546,000)  (82,757,000)      (32,899,000)

                                 Six Months                                                  Inception
                               Ended June 30,         For the Years Ended December 31,    August 16, 1995
                          ------------------------ -------------------------------------- to December 31,
                              1999        1998         1998         1997         1996          1995
                          ------------ ----------- ------------ ------------ ------------ ---------------
CASH FLOW FROM FINANCING
 ACTIVITIES.............    41,550,000 114,162,000   98,805,000  371,672,000   66,008,000    35,824,000
RATIO OF EARNINGS TO
 COMBINED FIXED CHARGES
 AND PREFERRED
 DISTRIBUTIONS(1).......          1.2x        1.7x         1.5x         2.6x           --            --
FUNDS FROM
 OPERATIONS(2)..........  $ 27,627,000 $30,458,000 $ 57,218,000 $ 32,226,000 $ 11,238,000   $ 2,592,000
Balance sheet and other
 data:
 Investments in hotel
  properties, net.......  $874,801,000 839,314,000 $840,974,000 $704,817,000 $152,937,000   $50,063,000
 Total assets...........   916,899,000 878,424,000  875,636,000  739,577,000  160,079,000    57,236,000
 Total debt.............   455,387,000 383,007,000  398,893,000  307,830,000   63,300,000    11,510,000
STOCKHOLDERS' EQUITY....   437,603,000 468,740,000  451,250,000  397,887,000   80,801,000    37,495,000
BOOK VALUE PER COMMON
 SHARE(3)...............  $      11.54          -- $      12.01           --           --            --
Number of properties
 owned at end of
 period.................            58          61           57           53           24            11
Number of rooms at end
 of period..............        10,361      11,005       10,215        9,854        3,389         1,477

--------
(1) For purposes of computing the ratios of earnings to combined fixed charges and preferred dividends, earnings consist of income before extraordinary items and minority interest in the income of the Operating Partnership and fixed charges, excluding capitalized interest. Fixed charges consist of interest, whether expensed or capitalized and amortization of deferred financing costs.

(2) Management and industry analysts generally consider funds from operations to be an appropriate measure of the performance of an equity REIT. The
    White Paper on funds from operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") defines funds from operations as net income or loss (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Sunstone computes funds from operations in accordance with standards established by NAREIT, adjusted for minority interest and nonrecurring items, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Sunstone. Funds from operations should be considered in conjunction with net income and cash flows from operating, investing and financing activities as presented in Sunstone's consolidated financial statements and notes thereto. Funds from operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of Sunstone's financial performance or to cash flow from operating, investing or financing activities (determined in accordance with GAAP) as a measure of Sunstone's liquidity, nor is it indicative of funds available to fund Sunstone's cash needs, including its ability to make cash distributions. Funds from operations may include funds that may not be available for management's discretionary use due to the requirements to conserve funds for capital expenditures and property acquisitions and other commitments.

(3) Book value per share is calculated by dividing the number of outstanding shares of common stock into stockholders' equity.

                           LESSEE AND ITS PREDECESSOR

                                                                                                           Sunstone Hotels
                                                     Sunstone Hotel Properties Inc. (Lessee)                (Predecessor)
                                               ------------------------------------------------------- -----------------------
                                                                                             From       For the
                                                                                          August 16,     Period
                           Six Months                                                        1995      January 1,   For the
                         Ended June 30,          For the Years Ended December 31,       (Inception) to  1995 to    Year Ended
                    -------------------------  ---------------------------------------   December 31,  August 15, December 31,
                        1999         1998          1998          1997         1996           1995         1995        1994
                    ------------ ------------  ------------  ------------  -----------  -------------- ---------- ------------
Hotel operating
 revenue..........  $136,559,000 $136,340,000  $273,596,000  $118,153,000  $38,593,000    $7,925,000   $9,675,000 $13,863,000
Hotel operating
 expense..........    85,754,000   89,800,000   179,297,000    75,604,000   26,907,000     5,658,000    5,679,000   9,168,000
Operating profit..    50,805,000   46,540,000    94,299,000    42,549,000   11,686,000     2,267,000    3,996,000   4,695,000
Lease rent
 expense..........    49,898,000   48,462,000    98,682,000    44,680,000   14,848,000     3,013,000           --          --
Net income
 (loss)...........       907,000   (1,922,000)   (4,383,000)   (2,131,000)  (3,162,000)     (746,000)   1,674,000     398,000

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   Certain matters discussed in this Proxy Statement are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from the expectations described in such statements. These risks and uncertainties include the factors referred to under the section captioned "Forward-Looking Statements" in our Annual Reports on Form 10-K and Form 10-K/A for the year ended December 31, 1998, which are incorporated in this Proxy Statement by reference. Forward-looking statements include the information set forth under "Certain Financial Projections of Sunstone." Such information has been included in this Proxy Statement for the limited purpose of giving the stockholders access to financial projections that were furnished to our Board of Directors, the Special Committee, Goldman Sachs, SHP Acquisition and certain potential bidders, and their financial advisors.

               CERTAIN FINANCIAL PROJECTIONS REGARDING SUNSTONE

   The information set forth in this section is based on the June 28 Projections, the April 29 Projections and the June 11 Projections, and the underlying assumptions concerning our business prospects, revenue and operations in the years 1999 and 2000. The information also was based on other industry specific revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth in the projections described in this section.

   As further described under "Background of the Merger," the April 29 Projections were provided to SHP Acquisition and to the other twenty potential bidders who were distributed information packages regarding us and our properties by Goldman Sachs. The April 29 Projections were prepared by Lessee and the Management Company and used by us to generate certain of our financial information including funds from operations (FFO). Shortly after the release of the April 29 Projections, after learning that our actual results for April would be less than the budgeted amounts underlying the April 29 Projections, the Special Committee believed the projections needed to be revised to reflect more current financial performance of our properties.

   The June 11 Projections, which updated the April 29 Projections, were provided to Goldman Sachs, Competing Bidder and SHP Acquisition. The June 11 Projections were prepared by Lessee and the Management Company and used by us in a similar manner to the April 29 Projections, although we did not provide all of the items provided in the April 29 Projections.

   Between April 29 and June 11, the Special Committee appointed Mr. Vern Deming, an independent consultant who was not affiliated with us, Lessee or the Management Company, to examine various issues regarding our, Lessee's and the Management Company's financial performance. As part of his assignment, Mr. Deming reviewed, among other things, the April 29 Projections and the June 11 Projections.

   After receiving and reviewing the June 11 Projections, reviewing our and Lessee's results for the first five months of 1999, noting that our actual performance did not meet budgeted performance and following discussions with the independent consultant regarding the June 11 Projections, the Special Committee instructed the independent consultant to prepare revised projections. The June 28 Projections, prepared at the request of the Special Committee and without the involvement of, or review by, our management, Lessee or the Management Company:

  . were based upon certain of the financial information used to prepare the June 11 Projections;

  . included our and Lessee's actual financial results for the first five months of 1999; and

  . were based upon revised assumptions that the independent consultant believed would more accurately forecast our results for the remainder of 1999 and for 2000.

   We then used the projections of the independent consultant to generate certain projections regarding us.

   Following the Special Committee's review of the June 28 Projections, and because of the Special Committee's concerns with the April 29 Projections and the June 11 Projections described above, the Special Committee instructed Goldman Sachs to rely only on, and Goldman Sachs relied only on, the June 28 Projections.

   We do not as a matter of course publicly disclose either our, Lessee's or the Management Company's internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information. Projections are included in this Proxy Statement only because the April 29 Projections and the June 11 Projections were provided to SHP Acquisition and other bidders and each set of the projections was made available to Goldman Sachs. The items supplied in these projections are the items provided to the above parties.

   The projections described in this section were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on such information or its ability to be achieved. For all of the reasons described above, stockholders should not place undue reliance on any of the projections.

   While presented with numerical specificity, the projections necessarily were based on numerous assumptions, the material ones of which are set forth below and many of which are beyond our control and may prove not to have been, or may no longer be, accurate. However, we believe that as of the date they were prepared, such assumptions were reasonable given the information known by management as of such date. The projections do not reflect any of the effects of the merger and do not reflect revised prospects for our business, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

   The information set forth below should be read together with the information contained in our Annual Report on Form 10-K/A for the year ended December 31, 1998, our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and the other information included or incorporated by reference in this Proxy Statement.

   No party who made the projections or to whom the projections were provided can give any assurances as to the accuracy of any such projections or their underlying assumptions. The projections are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and stockholder value may differ materially from those expressed in the projections. Many of the factors that will determine these results and values are beyond our ability to control or predict. There can be no assurance that the projections will be realized or that our future financial results will not materially vary from the projections. We do not intend to update or revise the projections except as may be required by applicable law.

June 28 Projections

   Subject to the qualifications and limitations stated above, the June 28 Projections prepared by the independent consultant are generally based upon the following material assumptions of the independent consultant:

  . Property revenues, expenses and resulting net operating income were determined through analysis of our portfolio's actual individual property performance for the first five months of 1999.

  . Projections for the balance of 1999 were made with consideration of market dynamics on an individual property basis. As such, individual properties, whose performance was either enhanced or diminished due to specific market conditions, were forecasted to perform in a similar manner to the property's five-month actual performance for the balance of 1999.

  . Expense ratios expressed in management's forecasts (including the April
    29 Projections and the June 11 Projections) that produced wide fluctuations to past performance were adjusted to reflect industry norms for similar properties.

  . Properties added to our portfolio during 1999 were forecasted using most recent management projections.

  . Consideration for occupancy and rate improvement was made for properties that had recently completed extensive renovation programs.

  . Many of our portfolio's properties had been recently re-flagged or a brand change was imminent. Newly re-flagged hotels were, therefore, forecasted to achieve revenue growth higher than the growth forecasted by the portfolio.

  . Property performance was made on an individual basis.

  . Projections for revenues other than rooms revenue were projected on a "per occupied room basis."

  . Departmental expenses were adjusted on an individual property basis to account for fixed costs which will not be affected by changes in business volumes.

  . No expense adjustments were forecasted for future statutory increases in the federal minimum wage.

  . No changes were contemplated in our debt structure and no assumption was made for an increase in equity capital.

  . No disposition or acquisition of properties was considered.

  . No further renovation projects were considered.

  . Adjustments for the year 2000 were made with respect to average daily rate, growth in occupancy and CPI increase, each on a hotel by hotel basis.

                              JUNE 28 PROJECTIONS
                (dollars in thousands, except per share amounts)

Property Level Data (a)                                     1999        2000
-----------------------                                  ----------  ----------
Occupancy...............................................       68.5%       70.1%
Average Daily Rate (ADR)................................ $    86.61  $    90.77
Revenue per Available Room (RevPAR).....................      59.33       63.63
Lessee Total Revenue.................................... $281,289.8  $306,659.1
Gross Operating Profit..................................  127,187.2   139,396.3
REIT Level Data (b)
-------------------
REIT Total Revenue...................................... $110,018.0  $119,946.0
REIT Rent Revenue.......................................  109,734.9   119,542.3
REIT Real Estate Property Taxes & Insurance.............    (13,392)    (14,004)
REIT General & Administrative...........................     (4,957)     (5,205)
REIT Funds From Operations (FFO)........................   60,491.0    65,516.0
REIT Fully Diluted FFO/Share and Unit................... $     1.45  $     1.57

--------
(a) Prepared by independent consultant.
(b) Prepared based upon Property Level Data, using our existing models.

April 29 and June 11 Projections

   Subject to the qualifications and limitations stated above, the April 29 Projections and the June 11 Projections prepared by Lessee and the Management Company are generally based upon the following material assumptions:

  . Property revenues, expenses and resulting net operating income were determined through analysis of our portfolio's actual individual property performance for the first three months of 1999, in the case of the April 29 Projections, and the first four months of 1999, in the case of the June 11 Projections.

  . Projections are pro forma for an un-levered integrated company which includes us, Lessee and the Management Company.

  . Management fees to the Management Company and rent expense to Lessee have been eliminated in the pro forma combination.

  . Property taxes and insurance are based on 1999 estimated plus 2% per year increases thereafter.

  . Ground lease payments generally are calculated based on the actual lease terms (base rent plus percentage rent, whereby percentage rent is determined using hotel revenue projections).

  . Overhead going forward on an integrated company basis is estimated by management to be $3.5 million due to synergies and due to the elimination of public reporting requirements. From the year 2000 on, this overhead is projected to increase 3% annually.

  . For three development assets, property taxes and insurance estimates were not available and were estimated at 0.5% and 3% of revenues, respectively.

  . Adjustments for the year 2000 were made with respect to average daily rate, growth in occupancy and CPI increase, each on a hotel by hotel basis.


                  APRIL 29 PROJECTIONS AND JUNE 11 PROJECTIONS
                (dollars in thousands, except per share amounts)

                           April 29 Projections(a)  June 11 Projections(a)
                           ----------------------  ------------------------
Property Level Data (b)       1999        2000        1999          2000
-----------------------    ----------  ----------  ----------    ----------
Occupancy.................       70.0%       71.2%       69.1%         70.8%
ADR....................... $    87.32  $    92.84  $    87.27    $    92.22
RevPAR....................      61.17       66.15       60.31         65.31
Lessee Total Revenues..... $288,612.0  $320,200.0  $288,322.2    $316,390.4
Gross Operating Profit....  132,712.0   146,900.0   132,006.0     145,897.6
REIT Level Data (c)
-------------------
REIT Total Revenue........  113,908.0   127,709.0        N/A (d)       N/A (d)
REIT Rent Revenue.........  113,362.0   127,153.0   111,462.0     125,553.0
REIT Real Estate Property
 Taxes & Insurance........    (13,727)    (14,044)       N/A (d)       N/A (d)
REIT General &
 Administrative...........     (4,988)     (5,009)       N/A (d)       N/A (d)
REIT FFO..................   64,236.7    74,068.0        N/A (d)       N/A (d)
REIT Fully Diluted FFO/
 Share and Unit...........       1.54        1.78        N/A (d)       N/A (d)

--------
(a) Please see the above discussion for why the Special Committee instructed Goldman Sachs not to rely upon, and why Goldman Sachs did not rely upon, these projections.
(b) Prepared by Lessee and Management Company.
(c) Prepared based upon Property Level Data, using our existing models.
(d) Not provided.

          COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION

   Our common stock is traded on the New York Stock Exchange under the symbol "SSI." The following table shows the per share high and low sales prices of the common stock as reported by the New York Stock Exchange. April 2, 1999 was the last full trading day prior to the day SHP Acquisition publicly disclosed its initial proposal to effectuate the merger at a price of $9.50 to $10.00 per share. The following table also shows, for the periods indicated, the dividends declared per share of common stock. The closing price on the New York Stock Exchange of the common stock on October 15, 1999 (the most recent practicable date prior to the printing of this Proxy Statement) was $8.5625. Holders of common stock are encouraged to obtain current market quotations for the common stock.

                                                      Market Price of
                                                       Common Stock
                                                     ----------------- Dividends
                                                       High     Low    Declared
                                                     -------- -------- ---------
1997
  First Quarter..................................... $ 14.000 $ 12.250  $0.250
  Second Quarter....................................   14.500   12.625   0.250
  Third Quarter.....................................   18.125   13.750   0.275
  Fourth Quarter....................................   18.125   15.500   0.275
1998
  First Quarter..................................... $ 17.375 $ 14.875  $0.275
  Second Quarter....................................   16.500   12.500   0.275
  Third Quarter.....................................   13.750    8.313   0.285
  Fourth Quarter....................................   11.000    6.500   0.285
1999
  First Quarter..................................... $10.6875 $ 6.9375  $0.285
  Second Quarter (through April 2, 1999)............   7.6875   7.6875      --
  Second Quarter (from April 2, 1999)...............   9.4375   7.5625      --
  Third Quarter.....................................   9.4375   8.5625      --
  Fourth Quarter (through October 15, 1999).........   9.0625   8.5625

   The high and low sale prices of the common stock on July 12, 1999, the last full trading day prior to the announcement of the signing of the original merger agreement were $9.00 and $8.9375, respectively.

   On August 16, 1995, we consummated our initial underwritten public offering of 5,910,000 shares of our common stock at a price of $9.50 per share and received proceeds after underwriting discounts and commissions of approximately $51,934,125. The over allotment option related to this offering for 404,500 shares of our common stock was exercised at a price of $9.50 per share and we received net proceeds, after underwriting discounts and commissions, of $3,550,150.

   On August 13, 1996, we consummated another public offering of 4,600,000 shares of our common stock (including shares sold upon exercise of an over allotment option) at a price of $10.00 per share and we received net proceeds, after underwriting discounts and commissions, of $43,240,000.

   On January 15, 1997, we consummated another public offering of 4,600,000 shares of our common stock (including shares sold upon exercise of an over allotment option) at a price of $13.00 per share and we received net proceeds, after underwriting discounts and commissions, of $59,064,000.

   On March 31, 1997, we consummated another public offering of 805,000 shares of our common stock (including shares sold upon exercise of an over allotment option) at a price of $13.75 per share and we received net proceeds, after underwriting discounts and commissions, of $10,626,000.

   On May 6, 1997, we consummated another public offering of 4,000,000 shares of our common stock at a price of $13.375 per share and we received net proceeds, after underwriting discounts and commissions, of $51,360,000.

   On October 15, 1997, we consummated another public offering of 9,490,000 shares of our common stock (including shares sold upon exercise of an over allotment option) at a price of $17.25 per share and we received net proceeds, after underwriting discounts and commissions, of $155,114,050.

   On February 11, 1998, we consummated another public offering of 4,500,000 shares of our common stock at a price of $16.375 per share and we received net proceeds, after underwriting discounts and commissions, of $69,907,500.

   During the 60-day period preceding the date of this Proxy Statement, we did not issue any shares of common stock as a result of conversions of OP Units.

   Our practice is to review and declare dividends on a quarterly basis, and to establish a dividend rate that is supportable by funds from operations, after considering capital expenditures necessary for the maintenance of the hotel properties. On January 15, 1999, the Board approved a dividend of $0.285 per share payable on February 15, 1999 to the stockholders of record on January 31, 1999. We do not expect to make any further dividend payments to stockholders. However, if any further dividends are made, they will serve to reduce the amount paid in the merger. See "Questions and Answers About the Merger--What will happen to my common stock dividends?"

   As of October 15, 1999, there were approximately 811 registered holders of common stock and 2 registered holders of preferred stock.

   As of October 15, 1999, there were 250,000 shares of preferred stock outstanding. Holders of shares of preferred stock are entitled to receive, if declared by the Board of Directors, preferential cumulative quarterly cash dividends, at the greater of the rate of 7.9% per annum or the dividend payable on shares of common stock. Each share of preferred stock is currently convertible, at the option of the holder, into 6.79842 shares of common stock, based on a conversion price of $14.7093.

   The terms of the preferred stock provide that the preferred stock will rank prior to any other series of preferred stock, prior to the common stock and prior to any other class or series of our capital stock with respect to the payment of dividends, the right to redemption and the distribution preference in the event of a change in ownership or the liquidation, dissolution or winding up of Sunstone.

   If the merger is not consummated, the declaration of future dividends, if any, will necessarily be dependent upon business conditions, the earnings and financial position of us and our plans with respect to operating and capital expenditures and such other matters as the Board of Directors deems relevant. See "Questions and Answers About the Merger--What will happen to my common stock dividends?" Due to our financial situation, the Board would reevaluate and may reduce or eliminate the amount of dividends we pay.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

   Sunstone, a Maryland corporation, was formed on September 21, 1994 and elected to be taxed as a REIT. We completed an initial public offering on August 16, 1995 and contributed the net proceeds therefrom to the Operating Partnership. On October 15, 1997, we purchased a portfolio consisting of 17 hotels. In order to qualify as a REIT for tax purposes, neither we nor the Operating Partnership may operate hotels, so each of our hotels has been leased to Lessee. Lessee is owned by Mr. Alter, our Chairman and President (80%), and Mr. Biederman, our Vice Chairman and Executive Vice President (20%). Lessee has entered into management agreements pursuant to which all of the hotels it leases from the Operating Partnership (or its subsidiaries) are managed by the Management Company, which is owned entirely by Mr. Alter.

   We and the Operating Partnership have entered into a number of transactions and agreements with Mr. Alter and Mr. Biederman and certain of their affiliates. We receive management fees and reimbursements associated with third-party management contracts which are primarily with entities affiliated with Mr. Alter.

Percentage Leases

   In order for us to qualify as a REIT, the Operating Partnership (or one of its subsidiaries) has leased each of our hotels to Lessee pursuant to percentage leases. As of September 30, 1999, the Operating Partnership had a portfolio of 59 hotels which it leases to Lessee pursuant to separate percentage leases. Rent payments are based on fixed based rent plus a percentage rent based on room revenues, Lessee's food and beverage revenues and sublease and concession rentals.

   Each percentage lease has been approved by a majority of the Independent Directors. The percentage leases are designed to allow us to participate in revenue growth by providing that (i) between approximately 9% to 50% in the first tier and 60% to 68% in the second tier of room revenues in excess of specified amounts, (ii) 5% of Lessee's food and beverage revenues, (iii) 100% of any sublease and concession rentals, and (iv) other net revenues described in the percentage lease for the applicable hotel in excess of base rent will be paid to the Operating Partnership as percentage rent. Once all other operating expenses of each hotel are paid by Lessee, Lessee will be entitled to all of the net income from the hotels.

Management Agreements

   Lessee has entered into management agreements with the Management Company for each of the hotels it leases from the Operating Partnership. Pursuant to the management agreements, the Management Company provides management and administrative services to Lessee in consideration for between 1% to 2% of gross revenue of the hotels and reimbursement of certain direct expenses incurred by the Management Company for Lessee. As the sole stockholder of the Management Company, Mr. Alter would be entitled to the net income of the Management Company. Because of Lessee's current financial condition, the Management Company agreed to abate payment of management fees and reimbursements, up to a maximum of $3.5 million during 1998. Management fees amounting to $3.3 million were abated through December 31, 1998. No such agreement is in effect for 1999.

Employment Agreements

   We entered into employment agreements with each of Messrs. Alter and Biederman that renew automatically each August 16 until terminated. Mr. Alter serves as President and is required to devote substantially all of his time to the business of Sunstone with an annual base compensation of $120,000 a year subject to any further increases approved by the Compensation Committee. Mr. Biederman serves as Executive Vice President for an annual base compensation of $30,000, subject to any increases based on recommendations by our President for performance of special assignments. Mr. Biederman is not required to devote substantially all of his time to our business. Each of the employment agreements restricts competitive activities by Mr. Alter, Mr. Biederman or any of their affiliates.

Transactions with Lessee

   We and Lessee entered into a series of transactions during fiscal year 1998 relating to the hotels acquired by us and leased to Lessee. Mr. Alter owns 80% and Mr. Biederman owns 20% of Lessee. During fiscal 1998, we reimbursed Lessee $962,000 for certain Lessee's employees' salaries and identifiable expenses incurred in connection with acquisition and construction services. Commencing in 1999, the employees of Lessee involved in acquisition and construction services became our employees.

   Upon the execution of each percentage lease, we assign all hotel operating assets and liabilities to Lessee at our cost. Lessee records all such hotel operating assets and liabilities at our cost with a corresponding net amount payable to or receivable from us, depending on whether net assets or liabilities were assigned. During 1998, the net assets assigned in this manner totaled $218,000.

   Lessee was reimbursed in 1998 by us for $1.6 million in costs it incurred related to our renovation of the hotels. In addition, we reimbursed Lessee for general and administrative expenses incurred by Lessee on behalf of us. The total costs reimbursable to Lessee during 1998 totaled $167,000.

   During 1998, Lessee reconveyed to us certain hotel telephone equipment relating to hotels acquired from Kahler Realty Corporation that was being leased from a third party pursuant to a capital lease agreement. The equipment carried at $404,000 and related capital lease obligation of $421,000 were previously assigned by us to Lessee. We agreed to assume the capital lease obligation and to reimburse Lessee for all lease payments made by Lessee since the equipment was assigned to Lessee in October 1997.

   During 1998, Lessee reconveyed to us approximately $2.2 million in china, glass, silver and linen that was previously assigned to Lessee by us and originally recorded by Lessee at our cost.

Transactions with Management Company

   We paid the Management Company $171,000 in 1998 for certain accounting and management services relating to taking over newly acquired hotels. Additionally, we paid the Management Company $18,000 for employee salaries, identifiable employee expenses and other costs incurred in connection with acquisition, and construction and renovation services performed for us during 1998. Mr. Alter owns 100% of the Management Company.

Third Party Pledge

   Mr. Alter and Mr. Biederman, the stockholders of Lessee, have through October 15, 1999 pledged to the Operating Partnership 481,955 OP Units with a value equal to approximately $5 million, based upon a price of $10.39 per share of common stock, to secure Lessee's obligations under the percentage leases. Provided no event of default under any percentage lease exists, the pledged OP Units corresponding to a particular percentage lease will be released to the pledgors on the third anniversary of such percentage lease. The Independent Directors approved an amendment to the Third Party Pledge Agreement with Mr. Alter and Mr. Biederman to limit the total number of OP Units that would be required to be pledged to secure Lessee's obligations under the percentage leases to four (4) months base rent under each new percentage lease, up to an aggregate not to exceed 481,955 OP Units. The Independent Directors also approved an amendment to the pledge agreement with Messrs. Alter and Biederman to limit the total number of OP Units that would be required to be pledged to the number currently owned. The Independent Directors also approved the subordination of our lien in the OP Units to a lien proposed in favor of an institutional lender that, as a condition to making a proposed working capital facility available to Lessee, has required that Mr. Alter guarantee the loan and secure it with a first priority lien in his OP Units. The loan was recently restructured so that the lender has made the loan directly to Mr. Alter, who in turn lends the money to Lessee, but the lien on Mr. Alter's OP Units in favor of the institutional lender remains effective. In connection with the merger, these pledges will be terminated. See "Interests of Certain Persons in Matters to be Acted Upon--Contribution and Sale Agreement."

OP Unit Purchase Agreement

   Messrs. Alter and Biederman have entered into a unit purchase agreement with us, Lessee and the Operating Partnership to use distributions from Lessee, in excess of their tax liability for earnings of Lessee, to either accumulate reserves for Lessee's rental obligations due under the percentage leases, or purchase from the Operating Partnership additional OP Units at the then current market price of the common stock. The unit purchase agreement will remain in effect so long as there is a percentage lease in effect, but will be terminated in connection with the merger. See "Matters Relating to the Merger Proposal-- Interests of Certain Persons in Matters to be Acted Upon--Contribution and Sale Agreement." Lessee has lost money since its inception and had a cumulative deficit of $9.6 million as of June 30, 1999. Therefore, neither Mr. Alter nor Mr. Biederman have purchased any OP Units under the unit purchase agreement.

Lessee Stock Appreciation Rights/Warrant Exchange Program

   In 1996, Lessee implemented its 1996 Stock Appreciation Rights Plan, pursuant to which employees of Lessee were granted stock appreciation rights with a base price per share tied to the fair market value of our common stock on the date of grant of the stock appreciation rights. Each stock appreciation right entitled the holder, to the extent vested in the stock appreciation right shares, to surrender the stock appreciation right and receive from Lessee, with respect to each stock appreciation right share surrendered, a cash payment equal to the excess of the fair market value per share of our common stock on the date of exercise over the stock appreciation right base price per share. Messrs. Alter and Biederman agreed to contribute in cash, in the 80%/20% proportion reflecting their respective ownership interests in Lessee, the amount necessary to enable Lessee to pay the amounts due to Lessee's employees upon exercise of their stock appreciation rights, to the extent Lessee did not otherwise have sufficient cash available to meet such obligation. In consideration for their services to us, during the period from August 1995 to January 1998, we granted Messrs. Alter and Biederman options, under our 1994 Stock Incentive Plan to purchase up to an aggregate of 447,000 shares of common stock at exercise prices ranging from $9.50 to $16.63 per share, to provide them with a source of cash to fund this obligation to Lessee.

   For financial reporting purposes, Lessee was required to record a compensation expense with respect to all outstanding stock appreciation rights, equal to the appreciation in the fair market value of the number of shares of common stock covered by such stock appreciation rights over the aggregate amount of the base prices established for such stock appreciation rights. Because of the negative impact of such compensation expense on Lessee's financial statements, Lessee determined in September 1998 that it was in its best interest to terminate the 1996 Stock Appreciation Rights Plan and cancel the outstanding stock appreciation rights. However, it was determined that, in order to continue to incentivize Lessee's employees, it was necessary to provide them with an alternative equity incentive program linked to our common stock. Accordingly, effective September 25, 1998 we awarded to each of Messrs. Alter and Biederman transferable warrants to purchase an aggregate of 447,000 shares of our common stock under our 1994 Stock Incentive Plan at exercise prices ranging from $9.50 to $16.63 per share. Messrs. Alter and Biederman each agreed to assign their warrants to the stock appreciation right holders to replace the stock appreciation rights, which the stock appreciation right holders agreed to surrender to Lessee for cancellation. Messrs. Alter and Biederman surrendered the options issued in connection with such stock appreciation rights to us for cancellation as they were no longer required to fund the stock appreciation rights. Each warrant issued to Messrs. Alter and Biederman covers the same number of shares of common stock covered by the option which such warrant replaces and is exercisable at the same exercise price as applied under such option. Each warrant becomes exercisable in full on October 25, 1999 and remains so exercisable until September 24, 2003. Upon assignment of each warrant to an employee of Lessee, the shares of our common stock purchasable upon exercise of such warrant are subject to repurchase by the assignors (in the ratio of approximately 80% repurchasable by Mr. Alter and approximately 20% by Mr. Biederman), at the warrant exercise price paid per share, in the event the assignee terminates service with Lessee prior to vesting in the warrant shares. Such repurchase right will lapse, and the assignee will vest in the warrant appreciation right which such warrant replaced. Upon consummation of the merger, Messrs. Alter and Biederman will receive an aggregate of approximately $138,465.20 in payment for cancellation of warrants to purchase common stock held by them, assuming the Merger Consideration is $10.39 per share.

Consulting Agreement with Mr. Geller

   In July 1996, we entered into a consulting agreement with Mr. Geller, a member of our Board of Directors. Through his company, Geller & Co., Mr. Geller provided strategic consulting services to us for a two-year period with an option at our election to extend for an additional year. We exercised the option to extend the term until July 1999. The agreement has now terminated. In consideration for services rendered by Mr. Geller under the consulting agreement, Mr. Geller was granted non-qualified options to purchase
50,000 shares of common stock, which are fully vested. Of these options, 25,000 are exercisable at $10.50 per share and 25,000 at $15.50 per share. In addition, Mr. Geller received each quarter during the term of the agreement a restricted stock grant of 1,250 shares of common stock.

Transaction Bonus Agreement with Mr. Crowley

   In June 1999, we entered into an Agreement for Transaction Success Bonus with Mr. Crowley. Under the terms of the agreement, we will pay Mr. Crowley a bonus of $1.2 million upon satisfaction of all conditions to the completion of the merger agreement. If all the conditions are not satisfied, Mr. Crowley will not receive any payment. The agreement also requires us to pay Mr. Crowley an additional amount to reimburse him for special federal taxes that may be assessed against him due to the bonus payment. Mr. Crowley's liability for such taxes is estimated to be between $104,000 and $690,000.

Voting Agreement

   Pursuant to a voting agreement, Messrs. Alter and Biederman have agreed to vote the common stock which they own (including any shares of common stock issued after the date the voting agreement was executed) for approval and adoption of the Merger Proposal and the approval of the transactions contemplated thereby. In addition, the voting agreement provides that Messrs. Alter and Biederman will vote the OP Units that they own for approval and adoption of the Operating Partnership merger agreement and the approval of the transactions contemplated thereby. Westbrook Fund I is also a party to the voting agreement, and has agreed to vote its preferred stock and common stock to approve the Merger Proposal and transactions contemplated thereby. As of the date hereof, the shares subject to the voting agreement represent approximately 9.1% of the votes entitled to be cast on the Merger Proposal. The holders of more than two-thirds of the outstanding OP Units (excluding OP Units held by Sunstone), including Messrs. Alter and Biederman, have delivered written consents to the consummation of the Operating Partnership merger and related matters.

                             MANAGEMENT OF SUNSTONE

   Our directors and executive officers are as follows:

                                                                     Director or
                                                                  Executive Officer
          Name             Age               Title                      Since
          ----             ---               -----                -----------------
Robert A. Alter(1).......   48 Chairman, President, Chief
                                Executive Officer, Secretary and
                                Director                                1994
Charles L. Biederman.....   65 Vice Chairman, Executive Vice
                                President and Director                  1994
R. Terrence Crowley......   41 Chief Operating Officer and
                                General Counsel                         1997
H. Raymond
 Bingham(2)(3)(5)........   54 Director                                 1995
C. Robert Enever.........   71 Director                                 1994
Laurence S.
 Geller(1)(4)(5).........   51 Director                                 1996
Fredric H.
 Gould(2)(3)(4)(5) ......   63 Director                                 1995
Paul D. Kazilionis.......   42 Director                                 1997
David E.
 Lambert(1)(2)(3)(4)(5)..   47 Director                                 1995
Edward H.
 Sondker(2)(3)(5)........   51 Director                                 1995

--------
(1) Member of the Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee
(4) Member of the Lessee Special Assessment Committee
(5) Member of the Special Committee

   Mr. Alter has served as President, Secretary, Chief Executive Officer and Chairman of the Board since August 1994. From 1990 until August 1995, Mr. Alter served as President of the Management Company, which currently manages all of the hotels owned by us. Mr. Alter also serves as chairman of the board of directors of both the Management Company and Lessee, the lessee of all the hotels owned by us. Mr. Alter has been engaged in the hotel ownership, development and management business since 1976. Mr. Alter is a Certified Hotel Administrator, as designated by the American Hotel and Motel Association, and is a past President and a former member of the Board of Directors of the International Association of Holiday Inns, the franchisee association for Holiday Inn hotels. Mr. Alter is President of Riverside Hotel Partners and a Partner of Southeast Aurora Hotel Venture. Mr. Alter holds a Bachelor of Science degree in Hotel Administration from Cornell University.

   Mr. Biederman has served as Executive Vice President and a director since September 1994. Mr. Biederman has also served as Vice Chairman of our Board of Directors since January 1998. From 1990 until August 1995, Mr. Biederman served as Executive Vice President of the Management Company. Mr. Biederman has previously served as President of Provident Development Group Corporation, a Florida corporation engaged in the design, development and sale of luxury homes in South Florida, from 1989 until 1992 and as President and Vice President of Colorado Home Improvements, Inc., a Colorado corporation engaged in general contracting, renovation and related services for existing homes in the Denver, Colorado area, since 1989. From 1974 to 1996, Mr. Biederman was Vice President of Robert Rouse and Associates, and President of NDH. He is currently President of C.L.B., Inc., a director of One Liberty Properties, Inc., a New York-based real estate investment trust specializing in the purchase and leasing of single tenant net leased properties throughout the United States. Mr. Biederman has been engaged in the real estate development business since 1962. Mr. Biederman holds a Bachelor of Arts degree from Colgate University and a Bachelor of Architecture and a Masters in Architecture from Columbia University and is a registered architect.

   Mr. Crowley has served as an officer since joining us in his capacity as general counsel in October 1997. Mr. Crowley has served as Chief Operating Officer since December 1998. Prior to joining Sunstone, Mr.

Crowley practiced law as a partner and associate in New York and San Francisco-based law firms. Mr. Crowley holds a Bachelor of Arts degree from the University of Southern California and Juris Doctorate from Loyola University.

   Mr. Bingham has served as a director since August 1995. Mr. Bingham also serves as Chairman of the Audit Committee. Since 1999, Mr. Bingham has served as the Chief Executive Officer of Cadence Design Systems, a publicly traded computer aided design company. Prior to joining Cadence Design Systems in 1993 as its Executive Vice President and Chief Financial Officer, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Red Lion Hotels & Inns for eight years. Mr. Bingham is currently a director of WTD Industries, a wood products and wood mills company, and IMS, a test equipment and manufacturing company. Mr. Bingham is the former Chairman of the American Hotel & Motel Association Industry Real Estate Finance Council and a former Director of the National Realty Committee. Mr. Bingham holds a Bachelor of Science degree in Economics from Weber State College and a Masters in Business Administration from Harvard Business School.

   Mr. Enever has served as a director since September 1994. Mr. Enever is retired but currently manages a portfolio of real estate and securities investments. From 1971 until his retirement, Mr. Enever was engaged in real estate development management and ownership, through several owned entities. Before that he had a career in financial analysis, pricing and international operations with Ford Motor Company. Mr. Enever holds a Bachelor of Science degree in Economics from the University of London, a C.P.A. from the State of Illinois and a Masters Degree in Business Administration (with distinction) in Finance and Accounting from Northwestern University.

   Mr. Geller has served as a director since November 1996 and also serves as the Chairman of the Special Committee. Since May, 1997, Mr. Geller has been Chief Executive Officer of Strategic Hotel Capital Incorporated. From 1989 to 1997, Mr. Geller was Chairman of Geller & Co., a hotel-industry consulting firm based in Chicago, Illinois. From 1984 through December 1989, Mr. Geller served as the Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, a developer of domestic and international hotels and resorts, and from 1976 to 1981, as a Senior Vice President of Holiday Inns, Inc. Mr. Geller is a graduate of the Ealing Technical College (U.K.) in Hotel Management and Catering.

   Mr. Gould has served as a director since August 1995. Mr. Gould has served for the past seven years as General Partner of Gould Investors L.P., a master limited partnership engaged in the ownership and operation of various types of income-producing real property located throughout the United States and which holds substantial interests in publicly held real estate investment trusts and savings and commercial banks. In addition, Mr. Gould is currently the Chairman of the Board of Trustees of BRT Realty Trust, a publicly-traded mortgage real estate investment trust, Chairman of the Board of Directors of One Liberty Properties, Inc., President of REIT Management Corporation, President of Majestic Property Management Corporation and Chairman of Georgetown Partners, Inc. Mr. Gould holds a Bachelor of Business Administration from Lehigh University and an L.L.B. from New York Law School.

   Mr. Kazilionis has served as a director since October 1997. From April 1994 until the present, Mr. Kazilionis has been a Managing Principal of Westbrook, a real estate investment management company. Prior to co-founding Westbrook, Mr. Kazilionis spent 12 years at Morgan Stanley and Company serving most recently as Managing Director and President of the General Partner of the Morgan Stanley Real Estate Fund, through which Morgan Stanley conducted its principal real estate investment activities. Mr. Kazilionis is also a Director of Berkshire Realty Company, Inc. Mr. Kazilionis received a Bachelor of Arts degree from Colby College in 1979 and a Masters in Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College in 1982. Mr. Kazilionis is a member of the Dartmouth College real estate advisory committee.

   Mr. Lambert has served as a director since August 1995. Mr. Lambert also serves as Chairman of the Compensation Committee. Since February 1999, Mr. Lambert has served as Chief Executive Officer of Discovermusic.com. Prior to joining Discovermusic.com, Mr. Lambert was Executive Vice President of

Preview Travel, Inc., from June 1995, a San Francisco Bay Area company in the online travel business and media production and syndication business. Prior to joining Preview Travel, Mr. Lambert had served as Executive Vice President and Chief Financial Officer of Excalibur Technologies Corporation, a publicly-traded computer software company from 1992 to 1995. Prior to joining Excalibur Technologies, Mr. Lambert served as a private consultant in marketing, strategic planning, operations and computer systems from 1991 to 1992 and as Chairman of the Board, President and Chief Executive Officer of Grand American Fare, Inc., a $30 million restaurant company, from 1985 to 1991. From 1981 to 1985, Mr. Lambert served as Executive Vice President of Colony Hotels and Resorts, a subsidiary of Radisson Hotels. Mr. Lambert holds Bachelor of Arts degrees in Physics and Math from Occidental College and a Masters in Business Administration from the University of California, Los Angeles, and is a licensed California real estate broker.

   Mr. Sondker has served as a director since August 1995. Also since August 1995, Mr. Sondker has served as President and Chief Executive Officer of Bay View Capital Corporation, a publicly-traded bank holding company located in the San Francisco Bay Area. Prior to joining Bay View Capital Corporation, Mr. Sondker served from 1990 through June 1995 as the President and Chief Executive Officer of Independence One Bank of California. During the fifteen years prior to that time, Mr. Sondker served in senior executive positions with several independent financial institutions having assets ranging in size from $200 million to over $1 billion. Mr. Sondker holds both a Bachelor of Arts and a J.D. degree from Washburn University. Mr. Sondker currently is a director of Bay Area Council, a public policy forum for businesses in San Francisco, California.

   There is no family relationship between any of our directors or executive officers.

              MANAGEMENT OF SHP ACQUISITION AND SHP INVESTORS SUB;
                           MEMBERS OF SHP ACQUISITION

SHP Acquisition and SHP Investors Sub

   SHP Acquisition is a Delaware limited liability company. SHP Investors Sub is a wholly-owned indirect subsidiary of SHP Acquisition. The business and affairs of SHP Acquisition are controlled by its members, Westbrook SHP, Westbrook Fund III, Westbrook Co-Invest III, Alter SHP and Biederman SHP, pursuant to the terms of the SHP Acquisition Limited Liability Company Agreement. Under the SHP Acquisition Limited Liability Company Agreement, SHP Acquisition is governed by an executive committee consisting of one representative of each of Westbrook SHP, Westbrook Fund III, Westbrook Co-Invest III and Alter SHP. Although the officers of SHP Acquisition are generally responsible for managing its day-to-day operations, the SHP Acquisition Limited Liability Company Agreement provides that certain actions of SHP Acquisition may not be taken without the prior approval of a majority, or in some cases all, of the members of the executive committee. SHP Acquisition and SHP Investors Sub currently have no executive officers.

Alter SHP and Biederman SHP

   Alter SHP is a newly-formed Delaware limited liability company wholly owned by Mr. Alter, our President, Chief Executive Officer and the Chairman of our Board of Directors. Biederman SHP is a newly-formed Delaware limited liability company wholly owned by Mr. Biederman, our Executive Vice President and Vice Chairman of our Board of Directors. Neither Alter SHP nor Biederman SHP currently has any executive officers. The principal business address of Alter SHP, Biederman SHP and Messrs. Alter and Biederman is c/o Sunstone Hotel Properties, Inc., 903 Calle Amanecer, San Clemente, California 92673-6212. The principal occupation of each of Messrs. Alter and Biederman is as an employee of Sunstone. Each of Messrs. Alter and Biederman is a citizen of the United States.

Westbrook Affiliates

   Each of Westbrook SHP, Westbrook Fund III and Westbrook Co-Invest III is engaged in the principal business of making direct and indirect investments in real estate. Westbrook SHP is a newly-formed Delaware limited liability company. Westbrook Fund III and Westbrook Co-Invest III are Delaware limited partnerships. The general partner of each of Westbrook Fund III and Westbrook Co-Invest III is Westbrook Real Estate Partners Management III, L.L.C., a Delaware limited liability company ("Westbrook Management III"). The principal business of Westbrook is to serve as managing member of Westbrook Management III and other similar funds. Mr. Kazilionis, and Gregory Hartman, Jonathan Paul and William Walton are the managing principals of Westbrook, and their principal occupations are their activities on behalf of Westbrook. The principal office of each of Westbrook SHP, Westbrook Fund III, Westbrook Co-Invest III, Westbrook Management III and Westbrook is located at, and the principal business address for Messrs. Paul and Walton is, 599 Lexington Avenue, Suite 3800, New York, New York 10022. The principal business address for Hartman is 11150 Santa Monica Boulevard, Suite 1450, Los Angeles, California 90025. The principal business address for Mr. Kazilionis is 265 Franklin Street, Suite 1800, Boston, Massachusetts 02110. Each of Messrs. Kazilionis, Hartman, Paul and Walton is a United States citizen.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                             MANAGEMENT OF SUNSTONE

   The following table sets forth information concerning the beneficial ownership of shares of our common stock by (i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each director of Sunstone, (iii) our Chief Executive Officer and other executive officers; and
(iv) by all current directors and executive officers of Sunstone as a group. This information is presented as of October 15, 1999. The number of shares of common stock includes the 2,068,250 shares of common stock into which OP Units (other than OP Units held by us) may be redeemed in certain circumstances. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the common stock indicated.

                                                         Number of Shares
 Name of Individuals or                                  of Common Stock
         Number                                            Beneficially    Percent of
  of Persons on Group        Position with Sunstone          Owned(1)        Class
 ----------------------  ------------------------------- ----------------  ----------
Westbrook Real Estate                                       3,986,867(2)       9.6
 Fund I, L.P............
Westbrook Real Estate
 Co-Investment
 Partnership I, L.P.
Robert A. Alter......... President, Secretary, Chief        1,076,412(3)       2.5
                          Executive Officer and Director
Charles L. Biederman.... Executive Vice President and         671,447(4)       1.6
                          Director
R. Terrence Crowley..... Chief Operating Officer              350,000(5)         *
Kenneth J. Biehl........ Chief Financial Officer(6)                 0(6)         *
H. Raymond Bingham...... Director                              15,038(7)         *
C. Robert Enever........ Director                             197,140(8)         *
Laurence S. Geller...... Director                              70,250(9)         *
Fredric H. Gould........ Director                              52,288(10)        *
David E. Lambert........ Director                              22,074(11)        *
Paul D. Kazilionis...... Director                           3,986,867(12)      9.6
Edward H. Sondker....... Director                              17,138(13)        *
All current directors
 and executive officers
 as a group (11
 persons)...............                                    6,458,654(14)     15.3

--------
 *  Less than one percent

(1) The Operating Partnership had 40,010,477 Common OP Units and 250,000 Preferred OP Units outstanding as of October 15, 1999, of which 37,942,227 Common OP Units and all of the Preferred OP Units were owned by Sunstone, corresponding to the number of shares of common stock or 250,000 shares of convertible preferred stock outstanding as of that date, and 2,068,250 by other limited partners. Each of the Common OP Units are redeemable pursuant to certain redemption rights on a one-for-one basis for shares of common stock. The number and percentages set forth above assumes that all OP Units held by the person are redeemed for shares of common stock. The total number of shares of common stock outstanding used in calculating the percentages assumes that all convertible preferred stock is converted and all of the OP Units (other than OP Units held by Sunstone) held by persons are redeemed for shares of common stock.

(2) Includes (i) 2,284,262 shares of common stock owned by Westbrook Fund I and Westbrook Co-Invest I, (ii) 1,699,605 shares of common stock initially issuable to Westbrook Fund I and Westbrook Co-Invest I upon conversion of the preferred stock, subject to adjustment in certain events and (iii) 3,000 shares of common stock underlying stock options granted to Mr. Kazilionis pursuant to the Directors Plan, all of which will accelerate but only 1,500 of which are in the money options. Mr. Kazilionis is a Managing Principal of Westbrook.

(3) Includes (i) 592,600 shares of common stock underlying stock options granted pursuant to the Incentive Plan, all of which will accelerate but only 185,000 of which are in the money options, and (ii) 483,812

     OP Units redeemable on a one-for-one basis for shares of common stock, including an 82% interest (65,600 OP Units) of OP Units owned by Riverside Hotel Partners and 99,251 OP Units owned by Alter Investment Group, Ltd.

(4) Includes (i) 235,720 shares of common stock underlying stock options granted pursuant to the Incentive Plan, all of which will accelerate but only 59,000 of which are in the money options, and (ii) 397,047 OP Units redeemable on a one-for-one basis for shares of common stock, including an 18% interest (14,400 OP Units) of OP Units owned by Riverside Hotel Partners of which Mr. Biederman has an 18% interest.

(5) Common stock underlying stock options granted pursuant to the Incentive Plan, all of which will accelerate but only 250,000 of which are in the money options.

(6) Mr. Biehl resigned his position as Chief Financial Officer of Sunstone on February 26, 1999.

(7) Includes 7,500 shares of common stock underlying stock options granted pursuant to the Directors Plan, all of which will accelerate but only 4,500 of which are in the money options.

(8) Includes (i) 4,500 shares of common stock underlying stock options granted pursuant to the Directors Plan, all of which will accelerate but only 1,500 of which are in the money options, (ii) 61,049 OP Units redeemable on a one-for-one basis for shares of common stock, (iii) 100,254 OP Units owned by Enever Rout Investment Group Ltd. redeemable on a one-for-one basis for shares of common stock and (iv) 20,799 OP Units redeemable on a one-for-one basis for shares of common stock, owned by Mr. Enever's spouse.

(9) Includes 4,500 shares of common stock underlying stock options granted pursuant to the Directors Plan and 50,000 which were granted in connection with his consulting agreement with Sunstone pursuant to the Incentive Plan, all of which will accelerate but only 1,500 of which are in the money options.

(10) Includes (i) 3,000 shares of common stock underlying stock options granted pursuant to the Directors Plan, all of which will accelerate but only 1,500 of which are in the money options, and (ii) 10,250 shares of common stock held by One Liberty Properties, Inc. of which Mr. Gould is Chairman of the Board, (iii) 3,000 shares of common stock held by BRT Pension Trust of which Mr. Gould is the Trustee, (iv) 3,000 shares of common stock held by GIT Pension Trust of which Mr. Gould is the Trustee, (v) 3,000 shares of common stock held by REIT Management Corporation Pension Trust of which Mr. Gould is the Trustee, (vi) 3,000 shares of common stock held by REIT Management Corporation Profit Sharing Trust of which Mr. Gould is the Trustee.

(11) Includes 7,500 shares of common stock underlying stock options granted pursuant to the Directors Plan, all of which will accelerate but only 4,500 of which are in the money options.

(12) Includes (i) 2,284,262 shares of common stock owned by Westbrook Fund I and Westbrook Co-Invest I, (ii) 1,699,605 shares of common stock initially issuable to Westbrook Fund I and Westbrook Co-Invest I upon conversion of the preferred stock, subject to adjustment in certain events and (iii) 3,000 shares of common stock underlying stock options granted to Mr. Kazilionis pursuant to the Directors Plan, all of which will accelerate but only 1,500 of which are in the money options. Mr. Kazilionis is a Managing Principal of Westbrook.

(13) Includes (i) 7,500 shares of common stock underlying stock options granted pursuant to the Directors Plan, all of which will accelerate but only 4,500 of which are in the money options and (ii) 2,000 shares owned by the Sondker Family Trust.

(14) Includes (i) 1,265,820 shares of common stock underlying stock options granted pursuant to the Incentive Plan and the Directors Plan, all of which will accelerate but only 513,500 of which are in the money options, and (ii) 1,062,961 OP Units redeemable on a one-for-one basis for shares of common stock. Also includes the shares deemed to be beneficially owned by Mr. Kazilionis.

                     PROPOSALS BY STOCKHOLDERS OF SUNSTONE

   If the merger is consummated, we will not have any public stockholders or any public participation in any future meetings of stockholders of Sunstone. However, if the merger is not consummated, we intend to hold our 2000 Annual Meeting of stockholders as promptly as reasonably practicable. In such case, our stockholders would continue to be entitled to attend and participate in our stockholder meetings.

   Any proposals by stockholders intended to be presented at the 2000 Annual Meeting of stockholders must be made in writing to the Secretary of Sunstone and delivered to, or mailed and received at, the principal executive offices of Sunstone no later than November 14, 1999. Any proposal must be sent to our principal address and in the case of matters other than the nomination of directors must include a description of the proposed business, the reasons therefor and other specific matters.

   Any stockholder desiring a copy of our by-laws, which include provisions governing matters to be considered at stockholder meetings, will be furnished a copy without charge upon written request of the Secretary of Sunstone.

                           INDEPENDENT AUDITORS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and Lessee's consolidated financial statements as of December 31, 1998 and 1997 and for the years then ended, including our 1998 real estate and accumulated depreciation schedule, and PricewaterhouseCoopers LLP, independent accountants, have audited our consolidated financial statements and Lessee's consolidated financial statements for the year ended December 31, 1996, all included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their respective reports, which are incorporated by reference in this Proxy Statement. It is expected that representatives of Ernst & Young LLP will be present at the special meeting, both to respond to appropriate questions of stockholders and to make a statement if they so desire.

                      WHERE YOU CAN FIND MORE INFORMATION

   As required by law, we file reports, proxy statements and other information with the Securities and Exchange Commission. Because the merger is a "going private" transaction, we and the Filing Persons have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The
Schedule 13E-3 with respect to the merger and such reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Securities and Exchange Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the Securities and Exchange Commission's public reference rooms, you may call the Securities and Exchange Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Securities and Exchange Commission's Internet address at "http://www.sec.gov." The common stock is listed on the New York Stock Exchange and the materials described above may also be inspected at the New York Stock Exchange's offices, 20 Broad Street, New York, New York 10005.

   You should rely only on the information contained in (or incorporated by reference into) this Proxy Statement in connection with your consideration of the Merger Proposal. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this Proxy Statement. This Proxy Statement is dated October 19, 1999. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing of this Proxy Statement to stockholders shall not create any implication to the contrary.

                                 OTHER MATTERS

   Our Board of Directors does not know of any matter other than that described in this Proxy Statement that will be presented for action at the special meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their discretion.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents heretofore filed by us with the Securities and Exchange Commission (File No. 0-26304)) are incorporated in this Proxy Statement by reference:

     (a) Annual Report on Form 10-K for the year ended December 31, 1998 as filed on March 30, 1999, as amended by Annual Report on Form 10-K/A as filed on July 15, 1999;

     (b) Current Reports on Form 8-K as filed on April 8, 1999, July 13, 1999 and July 14, 1999;

     (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as filed on May 17, 1999, as amended by Quarterly Report on Form 10-Q/A as filed on July 15, 1999; and

     (d) Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 as filed on August 16, 1999.

   All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the special meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference in this Proxy Statement and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other document subsequently filed with the Securities and Exchange Commission which also is deemed to be incorporated by reference in this Proxy Statement modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

   We will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Proxy Statement (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Sunstone Hotel Investors, Inc., 903 Calle Amanecer, San Clemente, California 92673-6212, Attention: R. Terrence Crowley, telephone 949-369-4000.

                                     By Order of the Board of Directors,

                                     [LOGO OF SIGNATURE of ROBERT A. ALTER]
                                     ---------------------------------------
                                     Robert A. Alter, Secretary
                                     October 19, 1999

                        SUNSTONE HOTEL INVESTORS, INC.

     This Proxy is being solicited on behalf of the Board of Directors for the special meeting of stockholders to be held on November 17, 1999.

   The undersigned hereby appoints Robert A. Alter and R. Terrence Crowley, or either of them, with individual power of substitution, proxies to vote all shares of common stock of Sunstone Hotel Investors, Inc. which the undersigned may be entitled to vote at the special meeting of stockholders of Sunstone to be held at the La Mirada Holiday Inn Select, 14299 Firestone Boulevard, La Mirada, California, at 10:00 a.m. California time, on November 17, 1999 and at any adjournment or postponement thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choice by marking the appropriate box on the reverse side. If you do not mark any box, your proxy will be voted in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you or your authorized agent signs and returns this card. The undersigned hereby acknowledges receipt of the Notice of the special meeting of stockholders and the related Proxy Statement (with all annexes and enclosures) dated, October 19, 1999.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given on any proposal, this proxy will be vote FOR the proposal and if any other matters should properly come before the special meeting, such shares will be voted with respect to such matters in accordance with the judgement of the persons voting such proxies.

                 (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR the Merger Proposal.

Please mark your votes as  [X]
indicated in this example

Proposal to approve the merger of SHP Investors Sub, Inc. with and into Sunstone Hotel Investors, Inc., pursuant to an Amended and Restated Agreement and Plan of Merger dated as of October 7, 1999 by and among SHP Acquisition L.L.C., SHP Investors Sub, Inc. and Sunstone Hotel Investors, inc., all as described in the accompanying proxy statement.

                  FOR                 AGAINST            ABSTAIN

                  [_]                   [_]                [_]

Proposal to transact such other business as may properly come before the special meeting or any postponement or adjustment thereof.

                  [_]                   [_]                [_]

Please check this box if you plan to attend the special meeting.

                  [_]

IMPORTANT: Please date this proxy and sign exactly as your name or names appear(s) hereon. If the stock is held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. In order to insure that your shares will be represented at the special meeting of stockholders, please sign, date and return this proxy promptly in the enclosed business reply envelope. If you do attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

SIGNATURE(S)                                                DATE
            ---------------------------------------------        _______________
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           v FOLD AND DETACH HERE V